Exhibit 10.4

CREDIT AGREEMENT
dated as of
August 1, 2006
among
HINES REIT 3100 MCKINNON STREET LP,
HINES REIT 1900/2000 ALAMEDA DE LAS PULGAS LLC,
HINES REIT 321 NORTH CLARK STREET LLC and
THE BORROWING BASE SUBSIDIARIES PARTY HERETO FROM TIME TO TIME,
as Borrowers,
HINES REIT PROPERTIES, L.P.,
as Sponsor,
HSH NORDBANK AG, NEW YORK BRANCH
and
THE LENDERS PARTY HERETO FROM TIME TO TIME,
as Lenders,
and
HSH NORDBANK AG, NEW YORK BRANCH,
as Agent and Arranger

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EXHIBITS

Exhibit A-1	—	Legal Description of Alameda Property
Exhibit A-2	—	Legal Description of McKinnon Property
Exhibit A-3	—	Legal Description of North Clark Property
Exhibit B	—	List of Letters of Credit
Exhibit C-1	—	Form of Account Agreement (with notice)
Exhibit C-2	—	Form of Account Agreement (without notice)
Exhibit D	—	Form of Borrowing Base Certificate
Exhibit E	—	Form of Borrowing Base Property Compliance Certificate
Exhibit F	—	Commitments
Exhibit G	—	Disclosed Matters as to Litigation
Exhibit H	—	Acceptable Major Metropolitan Market
Exhibit I	—	Form of Estoppel Certificate
Exhibit J	—	Form of Manager’s Cooperation Agreement
Exhibit K	—	Form of Mortgage/Deed of Trust/Deed to Secure Debt
Exhibit L	—	Form of Assignment of Leases and Rents
Exhibit M	—	Form of Assignment and Assumption
Exhibit N	—	Schedule of Material Operating Agreements
Exhibit O	—	Accounts
Exhibit P	—	Contractual Restrictions regarding Liens
Exhibit Q	—	Schedule of Registered Trademarks
Exhibit R	—	Rent Roll
Exhibit S	—	Form of SNDA
Exhibit T	—	Insurance Policies
Exhibit U	—	SPE Covenants
Exhibit V	—	Exceptions to Representations
Exhibit W	—	Assignment of Leases of Rents and Mortgages relating to the Initial Borrowing Base Properties
Exhibit X	—	Form of Westin REA Estoppel

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     CREDIT AGREEMENT dated as of August 1, 2006 (this “Agreement”), among HINES REIT 3100 MCKINNON STREET LP, a Delaware limited partnership (“McKinnon LP”), HINES REIT 1900/2000 ALAMEDA DE LAS PULGAS LLC, a Delaware limited liability company (“Alameda LLC”), HINES REIT 321 NORTH CLARK STREET LLC, a Delaware limited liability company (“North Clark LLC”), each of the foregoing having an address at c/o Hines REIT Properties, L.P., 2800 Post Oak Blvd., Suite 5000, Houston, Texas 77056, each of the Borrowing Base Subsidiaries (as defined below) party hereto from time to time (together with McKinnon LP, Alameda LLC and North Clark LLC, each a “Borrower” and collectively, the “Borrowers”), HINES REIT PROPERTIES, L.P., a Delaware limited partnership, having an address at 2800 Post Oak Blvd., Suite 5000, Houston, Texas 77056 (“Sponsor”), HSH NORDBANK AG, NEW YORK BRANCH, a German banking corporation acting through its New York branch, having an office at 230 Park Avenue, New York, New York 10169, and each of the other Lenders signatory to this Agreement from time to time (together with their respective successors and assigns in their respective capacity as a lender, including any Assignees (as defined below) hereunder, each a “Lender” and collectively the “Lenders”), and HSH NORDBANK AG, NEW YORK BRANCH, a German banking corporation acting through its New York branch, having an office at 230 Park Avenue, New York, New York 10169, in its capacity as agent for the Lenders (in its capacity as agent for the Lenders, together with any permitted successor agent, the “Agent”) and arranger.
W I T N E S S E T H:
     WHEREAS, Borrowers have requested the Lenders to make available to Borrowers, and Agent to administer, a credit facility in an aggregate principal amount not to exceed $500,000,000, which credit facility will be used for the purposes permitted hereunder; and
     WHEREAS, the Lenders have agreed to make available to Borrowers, and Agent has agreed to administer, a credit facility upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows.
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Acceptable Major Metropolitan Market” means a major United States metropolitan market designated on Exhibit H attached hereto, as such Exhibit may be modified from time to time by the mutual agreement of Borrowers and Agent.
     “Accessibility Laws” means all laws and regulations governing accessibility of public facilities to the handicapped, specifically including the physical accessibility requirements of Title III of the Americans with Disabilities Act of 1990, and the implementing regulations promulgated thereunder by the Department of Justice and the Americans with Disabilities Act Accessibility Guidelines (ADAAG) associated therewith.
     “Accounts” means, collectively, all accounts of Borrowers and all accounts of any Person held on behalf of or for the benefit of any Borrower, including the Cash Management Accounts, the Tenant Security Account, the Lease Termination Account, the Additional Collateral Account and the Guaranty Collateral Account.
     “Account Agreements” means (a) with respect to each Account other than the Additional Collateral Account and the Guaranty Collateral Account, an agreement in the form annexed hereto as Exhibit C-1 or in such other form acceptable to Agent and (b) with respect to the Additional Collateral Account and the Guaranty Collateral Account, an agreement in the form annexed hereto as Exhibit C-2 or in such other form acceptable to Agent, and in each case, executed and delivered by Borrowers, the Manager (if reasonably required by Agent), Agent and the bank at which such Account that is the subject of such agreement is held, if not held at Agent.
     “Additional Collateral” means either (a) cash, (b) a Collateral Letter of Credit, (c) any other collateral in form and content acceptable to Agent, or (d) any combination of the foregoing, delivered or pledged by Borrowers to Agent as contemplated by Sections 4.04(a), 5.23 or 5.24 hereof, in each case, which is to be held in accordance with Section 2.20 or the other applicable provisions hereof.
     “Additional Collateral Account” has the meaning set forth in Section 2.20(b) hereof.
     “Additional Collateral Value” means the sum of (a) the amount of funds in the Additional Collateral Account, (b) the undrawn portion of the stated amount of any Collateral Letter of Credit, and (c) the liquidation value of any other Additional Collateral.
     “Additional Interest” means any amounts which become due and payable under Sections 2.07, 2.13 and 2.15 hereof.
     “Administrative Questionnaire” means an Administrative Questionnaire to be completed by prospective assignees of any interest of a Lender in the Loan, in a form supplied by Agent.
     “Advisor” means Hines Advisors Limited Partnership, a Texas limited partnership, or another wholly owned Affiliate of Hines Interest Limited Partnership which becomes the entity which is contracted by the REIT to be responsible for directing or performing the day-to-day business affairs of the REIT.
     “Advisory Agreement” means that certain Advisory Agreement, dated as of June 26, 2006, entered into by and among Sponsor, the REIT and the Advisor.

     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agent” has the meaning set forth in the first paragraph to this Agreement.
     “Aggregate Vacancy Rate” means, as of any date of determination, the ratio of (a) the aggregate amount of net rentable square feet in all of the Borrowing Base Properties which is not rented pursuant to a Space Lease which is then in effect such that no Credit Party is deriving income therefrom, to (b) the aggregate amount of all net rentable square feet in all of the Borrowing Base Properties. Solely for the purposes of this definition and the definition of “Individual Vacancy Rate” set forth in this Section 1.1, the term “net rentable square feet” shall mean the sum of the net rentable square feet stated in Space Leases then in effect relating to such Borrowing Base Property as being the demised premises thereunder, plus the net rentable square feet contained within the unleased space in such Borrowing Base Property.
     “Alameda LLC” has the meaning set forth in the first paragraph hereof.
     “Alameda Property” means that certain real property and Alameda LLC’s right, title and interest in and to the improvements located thereon located at 1900 and 2000 Alameda de Las Pulgas, San Mateo, California, which real property is more particularly described on Exhibit A-1 attached hereto, together with all related facilities, amenities, fixtures, and personal property owned by Alameda LLC and any right, title and interest of Alameda LLC in and to any other improvements now or hereafter located thereon.
     “Allocated Title Amount” means, as of the date of any determination with respect to the Title Insurance Policy for any Borrowing Base Property, an amount equal to one hundred and ten percent (110%) of the aggregate amount of Loans made with respect to such Borrowing Base Property; provided, however, if a “tie-in” endorsement is not available for such Title Insurance Policy, the Allocated Title Amount for the Title Insurance Policy for such Borrowing Base Property shall be an amount equal to one hundred percent (100%) of the Appraised Value of such Borrowing Base Property.
     “Applicable Margin” means (a) with respect to any Ten Year Loan which has been advanced prior to the first (1st) anniversary of the Effective Date (including the Initial Loan), four-tenths of one percent (.40%) per annum and (b) with respect to any Ten Year Loan which has been advanced on or after the first (1st) anniversary of the Effective Date, any Five Year Loan or any Seven Year Loan, forty-five one-hundredths of one percent (.45%) per annum.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Appraisal” means a written appraisal report as to a Property as the term “appraisal” is defined in the Code of Professional Ethics of the American Institute of Appraisers, meeting the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989, prepared by a professional appraiser retained by Agent, who is a member of the Appraisal

Institute, addressed to Agent and, if requested by Borrowers, also permitting the REIT, Sponsor or the applicable Property Owner to rely on such Appraisal, and in form, scope and substance satisfactory to Agent, setting forth such appraiser’s determination of the Appraised Value.
     “Appraised Value” means, as of any date of determination with respect to any Property, the “as-is” fair market value of such Property, which would be obtained in an arm’s length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, as set forth in, and as of the appraisal date of, the Appraisal for such Property which has most recently been delivered to or received by Agent.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05 hereof), and accepted by Agent, in the form annexed hereto as Exhibit M or any other form approved by Agent.
     “Assignments of Agreements” means all assignments of agreements executed and delivered by one or more Borrowers to or for the benefit of Agent by which Agent, on behalf of the Lenders, acquires an assignment of such Borrower’s right, title and interest in, to and under all agreements, contracts, warranties, appraisals, reports, books, records and files now or hereafter entered into pertaining to the construction, use, occupancy, possession, management, maintenance or ownership of a Borrowing Base Property.
     “Assignments of Leases and Rents” means collectively, (a) those certain assignments of leases and rents described on Exhibit W hereto and (b) any of the assignments of leases and rents executed and delivered by any Borrower to or for the benefit of Agent by which Agent, on behalf of the Lenders, acquires a collateral assignment of such Borrower’s interest under leases of real estate, in the form annexed hereto as Exhibit L, and all amendments, modifications and supplements thereto; provided, however, that the form annexed hereto as Exhibit L may be modified as reasonably determined by Agent to include provisions customarily included in assignments of leases and rents used by institutional lenders for similar properties in the state where the applicable Borrowing Base Property is located.
     “Authorized Officer” means (a) in the case of Sponsor, the president, any vice president, chief financial officer, principal accounting officer, treasurer or controller of the REIT acting as general partner of Sponsor, (b) in the case of the REIT, the president, any vice president, chief financial officer, principal accounting officer, treasurer or controller of the REIT, and (c) in the case of a Borrower, the president, any vice president, chief financial officer, manager, principal accounting officer, treasurer or controller of such Borrower, or its general partner, as applicable.
     “Availability” means (a) on the Effective Date, One Hundred Eighty-Five Million Dollars ($185,000,000), (b) at any time during the Availability Period with respect to which a determination is being made (other than the Effective Date), the excess of (i) the Borrowing Base Loan Amount at such time, over (ii) the outstanding principal balance of the Loans at such time, and (c) at any time after the Availability Period, Zero Dollars ($0.00).

     “Availability Period” means the period commencing on the Effective Date and ending on the Business Day immediately preceding the third (3rd) anniversary of the Effective Date.
     “Base Rate” means, as of any date of determination, a per annum interest rate determined by Agent (on a daily basis) to be equal to the higher of (a) the rate per annum established by Agent, based on the commercial lending rate established by Agent’s principal office in New York, New York from time to time as the reference rate for short-term commercial loans in Dollars to United States domestic corporate borrowers (which Borrowers acknowledge is not necessarily Agent’s lowest rate), plus, the then Applicable Margin, and (b) the overnight cost of funds of the Lenders, as determined by Agent in its discretion plus, the then Applicable Margin.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” and “Borrowers” have the meanings set forth in the first paragraph hereof.
     “Borrowers’ Certificate” means that certain Certificate by Borrowers in favor of Agent dated as of the Effective Date.
     “Borrowing” means Loans made or continued on the same date and, as to which a single LIBOR Rate Period is in effect.
     “Borrowing Base Certificate” means a report certifying the Borrowing Base Loan Amount and the calculation thereof, in the form of Exhibit D annexed hereto.
     “Borrowing Base Loan Amount” means, as of any date of determination, an amount equal to the least of:
     (a) an amount equal to the aggregate, for all Borrowing Base Properties, of fifty-five percent (55%) of the Appraised Value of each Borrowing Base Property, plus, solely in the case of any determination of the Borrowing Base Loan Amount in the context of a determination of Availability for purposes of Section 4.04(a) hereof, the Additional Collateral Value;
     (b) the Total Commitment as of such date of determination; and
     (c) the Imputed Loan Amount as of the date with respect to which a Borrowing Base Certificate was then most recently delivered or required to have been delivered pursuant to the terms and conditions hereof, in each case, as demonstrated to Agent’s reasonable satisfaction.
     “Borrowing Base Net Operating Income” means an amount which is the difference between (x) Borrowing Base Operating Revenues and (y) Borrowing Base Operating Expenses.

     “Borrowing Base Operating Expenses” means all expenses actually paid by Borrowers in the normal course of business in connection with the operation of the Borrowing Base Properties during the period in question determined on a cash basis (but including, in the case of any determination made with respect to a calendar quarter, an allocated quarterly amount on account of annual or semi-annual installments of insurance premiums and real estate taxes, but only to the extent such expenses were paid out of revenue from the Borrowing Base Properties) including imputed replacement costs (in an amount equal to fifteen cents ($0.15) per annum per net rentable square foot of the Borrowing Base Properties), and management fees equal to the greater of the actual management fees paid during such period and two percent (2%) of Borrowing Base Operating Revenues, but not including any extraordinary expenses (e.g., lease-up costs and expenses, brokerage commissions and fees relating to leases, lease buy-out payments, capital expenditures and tenant improvement costs/expenses or any other extraordinary expenses), depreciation, amortization or Interest on the Loans; the calculation of “Borrowing Base Operating Expenses” shall be reasonably satisfactory to Agent.
     “Borrowing Base Operating Revenues” means all cash receipts of Borrowers from or related to the ownership and operation of or otherwise derived from the Borrowing Base Properties, including all Space Lease Rents (calculated based upon all executed and delivered Space Leases) and any proceeds from rental or business interruption insurance to the extent corresponding to Space Lease Rent which would otherwise be payable absent the applicable event, in each case, during the period in question, but without taking into account (i) straight-lining of rents and other similar accounting requirements, (ii) extraordinary revenues (e.g., Lease Termination Payments (unless Agent shall have agreed in advance to include any such amounts as “Borrowing Base Operating Revenues”), payments from tenants (current or future) for the reduction of space leased by such tenants (unless Agent shall have agreed in advance to include any such amounts as “Borrowing Base Operating Revenues”), or leases to tenants that are in bankruptcy or otherwise in default thereunder), (iii) other miscellaneous operating revenues and sums payable to Borrowers from user’s facilities or amenities located on the Borrowing Base Properties, (iv) withdrawals from cash reserves and similar such payments, and (v) security deposits under any Space Lease if forfeited by the depositor (unless such security deposits were applied as Space Lease Rents and Agent shall have agreed in advance to include any such amounts as “Borrowing Base Operating Revenues”); the calculation of “Borrowing Base Operating Revenues” shall be reasonably satisfactory to Agent.
     “Borrowing Base Property” means, collectively, (i) the Initial Borrowing Base Properties and (ii) any other Property owned in fee simple by a Borrower or in which a Borrower holds a long-term ground leasehold estate that becomes a Borrowing Base Property pursuant to Section 4.03 hereof.
     “Borrowing Base Property Compliance Certificate” means a certificate in the form of Exhibit E annexed hereto.
     “Borrowing Base Subsidiary” means any directly or indirectly wholly-owned special purpose subsidiary of Sponsor (or, with Agent’s approval, any other Subsidiary of Sponsor) incorporated or organized under the laws of any state of the United States of America or the District of Columbia that owns or holds a long-term ground leasehold estate in any

Borrowing Base Property. A “Borrowing Base Subsidiary” also shall be a Borrower until such time, if any, as released pursuant to Section 4.04(b) hereof.
     “Borrowing Request” means a request by Borrowers for a Borrowing in accordance with Section 2.03 hereof.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Repair Guaranty Amount” has the meaning set forth in the Limited Payment Guaranty.
     “Cash Management Accounts” has the meaning set forth in Section 2.17(a) hereof.
     “Casualty” means any damage to, destruction of or casualty affecting any Borrowing Base Property that, together with any other damage, destruction or other casualty then affecting such Borrowing Base Property, causes, or reasonably could be expected to cause, a decline in the “as-is” fair market value of such Borrowing Base Property in an amount greater than three percent (3%) of the then Appraised Value of such Borrowing Base Property.
     “Casualty Proceeds Disbursement Threshold” has the meaning set forth in Section 5.20(b) hereof.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Change in Control” means the occurrence of any of the following: (a) any failure by the REIT to be advised by, and have its day-to-day business affairs to be performed and directed by, the Advisor, (b) any failure of Hines Interests Limited Partnership or the Advisor to be Controlled by Jeffrey C. Hines, Gerald D. Hines, their parents, brothers, sisters, and the spouses, children, grandchildren (natural or adopted) of any of the foregoing, the estate of Jeffrey C. Hines and/or Gerald D. Hines, any trust for any of the foregoing, and/or any entity owned by any combination of the foregoing, (c) any failure by Sponsor to be Controlled by the REIT or (d) any failure of any Borrower to be Controlled by Sponsor. In amplification of the foregoing, a Change of Control shall occur regardless of the events or circumstances relating to or causing such Change of Control, including any Transfer (other than any pledge which secures the KeyBank Revolving Credit Facility) or any foreclosure or other exercise of any remedies of any pledge of any Equity Interest (including any pledge which secures the KeyBank Revolving Credit Agreement).

     “Closing” means the execution and delivery of this Agreement by Borrowers, Sponsor, Agent and the Lenders party hereto and the advance of the Initial Loan to Borrowers.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means all collateral on which a Lien is granted or purported to be granted pursuant to any Financing Document.
     “Collateral Letter of Credit” means an irrevocable and unconditional letter of credit (and any renewals, replacements and amendments thereof), issued by KeyBank (so long as KeyBank’s long-term unsecured debt is rated at least “BBB+” (or the equivalent) or better by S&P, Moody’s or Fitch), or another issuer whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by S&P, Moody’s or Fitch, or which is otherwise reasonably acceptable to Agent, for the account of Sponsor or one or more Borrowers to and for the benefit of Agent, which shall (a) be expressly transferable and assignable one or more times (and shall provide that any fees required to be paid in connection with a transfer or assignment shall be paid by Sponsor or Borrowers and not Agent), (b) be payable at sight upon presentment to a New York, New York area branch of the issuer of a sight draft accompanied by a signed statement that Agent is permitted to draw on said letter of credit pursuant to the terms of this Agreement or the other Financing Documents, (c) permit Agent to make multiple draws at Agent’s election, (d) have an expiration date no earlier than one (1) year from the date of issuance and provide that it shall automatically be renewed from year to year without further action on the part of any Person unless the issuer thereof notifies Agent in writing no less than forty-five (45) days prior to the expiration date, and (e) be otherwise in form and content reasonably acceptable to Agent.
     “Commercial Spread” has the meaning set forth in the Loan Fee Letter.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced pursuant to Section 2.06 hereof or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 hereof. The initial amount of each Lender’s Commitment is set forth on Exhibit F attached hereto, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $500,000,000. The aggregate amount of the Lenders’ Commitments shall never exceed the Maximum Loan Amount. Effective upon the assignment of an interest pursuant to Section 9.05 hereof, Exhibit F may be amended by Agent to reflect such assignment.
     “Commitment Fee” has the meaning set forth in Section 2.10(a) hereof.
     “Commitment Fee Rate” means a per annum rate equal to fifteen one-hundredths of one percent (0.15%).
     “Comparable Building Standards” means, with respect to any Borrowing Base Property, the standards of management, operation and maintenance of a property in the applicable Acceptable Major Metropolitan Market which is comparable to such Borrowing Base Property in location, size, facilities, quality and nature, and in each of the foregoing cases, in any event comparable to the standards of management, operation and maintenance for such Borrowing Base Property which exists as of the date that such Borrowing Base Property is added as a Borrowing Base Property hereunder.
     “Consolidated” and “consolidated” mean, when used with reference to financial statements or financial statement items of a Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
     “Consolidated Subsidiaries” means, as to any Person, Subsidiaries of such Person with respect to which such Person’s financial statements are prepared on a Consolidated basis. As used in this Agreement, any reference to financial statement items of Consolidated Subsidiaries of any Borrower shall mean such items as determined on a Consolidated basis with such Borrower.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.
     “Credit Party” means, collectively, each Borrower and Guarantor.
     “Debt Service Coverage Ratio” means:
   (a) for purposes of calculating the Debt Service Coverage Ratio on a Testing Determination Date under Sections 2.20, 5.01 and 5.23 hereof and calculating the Borrowing Base Loan Amount under Sections 2.20, 5.01 and 5.24 (if calculated on a Testing Determination Date) determined for a three (3) month period ending on the applicable Testing Determination Date, the ratio of (i) Borrowing Base Net Operating Income for such three (3) month period to (ii) the Imputed Debt Service calculated as of such Testing Determination Date; and
   (b) for all other purposes as of any date of determination, determined for a three (3) month period ending on last day (the “Operative Day”) of the calendar month immediately preceding such date of determination (or if the financial information necessary to compute the Borrowing Base Net Operating Income for such three (3) month period is not then reasonably available, the “Operative Day” shall be the last day of the calendar month immediately preceding the calendar month immediately preceding such date of determination), the ratio of (i) Borrowing Base Net Operating Income for such three (3) month period to (ii) the Imputed Debt Service calculated as of the Operative Day. In amplification of the foregoing, in the event the date of determination under this clause (b) is between July 1st through July 31st, the Operative Day would be June 30th (or if the financial information necessary to compute the Borrowing Base Net Operating Income for such three (3) month period is not then reasonably available, the “Operative Day” would be May 31st).

     “Deemed DSCR Deficiency Amount” has the meaning set forth in Section 4.04 hereof.
     “Deemed LTV Deficiency Amount” has the meaning set forth in Section 4.04 hereof.
     “Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.
     “Default Rate” has the meaning set forth in Section 2.11(b) hereof.
     “Defaulting Lender” has the meaning set forth in Section 8.11(a) hereof.
     “Disclosed Matters” means the actions, suits and proceedings disclosed in Exhibit G annexed hereto.
     “Dollars,” “dollars” or “$” refers to lawful money of the United States of America.
     “DSCR Deficiency Amount” has the meaning set forth in Section 5.23 hereof.
     “DSCR Due Date” has the meaning set forth in Section 5.23 hereof.
     “Effective Date” means the date on which the Closing occurs.
     “Environmental Indemnity” means that certain Environmental Indemnity dated as of the Effective Date provided by the Credit Parties for the benefit of Agent and Lenders.
     “Environmental Laws” has the meaning set forth in the Environmental Indemnity.
     “Environmental Losses” has the meaning set forth in the Environmental Indemnity.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder by any Governmental Authority from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the receipt by any Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or (h) any transaction engaged in by any Borrower in connection with which it could reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 502 of ERISA or a material tax imposed under Section 4975 of the Code.
     “Estoppel Certificate” means a Tenant Estoppel Certificate, substantially in the form annexed hereto as Exhibit I, with such changes as the Agent shall reasonably deem necessary based on the applicable Space Lease and applicable Property.
     “Event of Default” has the meaning assigned to such term in Article VII hereof.
     “Facility Maturity Date” means July 31, 2019, or such earlier date as the entire principal amount of the outstanding Loans shall become due and payable by acceleration or otherwise.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Agent from three (3) Federal funds brokers of recognized standing selected by it.
     “Financing Documents” means this Agreement, the Note, the Security Documents, the Environmental Indemnity, the Recourse Liability Agreement, the Limited Payment Guaranty, the Loan Fee Letter, the Manager’s Cooperation Agreement, the Account Agreements, the Lender Interest Rate Protection Agreements, the Borrowers’ Certificate and all other agreements, certificates or other documents now or hereafter evidencing, securing or executed by or on behalf of any Credit Party, the Manager or any Affiliate of the Credit Party or the Manager in connection with the Transactions or the Loans.
     “Fitch” means Fitch Investors Service, L.P.
     “Five Year Loan” means a Loan which Borrowers have elected in the Borrowing Request for such Loan to have a Maturity Date of five (5) years from the date that such Loan was advanced pursuant to this Agreement, or such earlier date as the entire principal amount of the Loans shall become due and payable by acceleration or otherwise.
     “Full Recourse Event” means any of those events or circumstances described in clause (h) of the definition of “Recourse Liability Events” in this Section 1.01.
     “GAAP” means generally accepted accounting principles in the United States of America which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees thereof after the Effective Date, and which are consistently applied for all periods, so as to properly reflect the financial position of a Person, except as otherwise provided in Section 1.03 hereof.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Ground Lease” means any lease acceptable to Agent which grants a Borrower a leasehold estate (rather than a fee interest) in all or part of any Borrowing Base Property.
     “Ground Rent” means any and all rent, additional rent and any other amounts payable by a Borrower as a lessee under a Ground Lease.
     “Guarantor” means, individually and collectively, Sponsor and the REIT; provided, however, in the event that the Initial Limited Payment Guaranty shall be terminated in accordance with Section 2.22 hereof, “Guarantor” shall for all purposes herein and in all other Financing Documents mean Sponsor only.
     “Guarantor Financial Covenants” means, (a) with respect to Sponsor, the covenants of Sponsor under Section 23 of the Recourse Liability Agreement and (b) with respect to the REIT, the covenants of the REIT under Section 5 of the Limited Payment Guaranty.
     “Guaranty Collateral” has the meaning set forth in Section 2.22 hereof.
     “Guaranty Collateral Account” has the meaning set forth in Section 2.22 hereof.
     “Guaranty Collateral Amount” means, as of any date of determination, the sum of (a) the Minimum Required Liquidity Amount as of such date, (b) the Property Leasing Guaranty Amount as of such date and (c) the Capital Repair Guaranty Amount as of such date.
     “Guaranty Letter of Credit” means an irrevocable and unconditional letter of credit (and any renewals, replacements and amendments thereof), issued by KeyBank (so long as KeyBank’s long-term unsecured debt is rated at least “BBB+” (or the equivalent) or better by S&P, Moody’s or Fitch), or another issuer whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by S&P, Moody’s or Fitch, or which is otherwise reasonably acceptable to Agent, for the account of one or more Borrowers or Sponsor to and for the benefit of Agent, which shall (a) be expressly transferable and assignable one or more times (and shall provide that any fees required to be paid in connection with a transfer or assignment shall be paid by Borrowers or Sponsor and not Agent), (b) be payable at sight upon presentment to a New York, New York area branch of the issuer of a sight draft accompanied by a signed statement that Agent is permitted to draw on said letter of credit pursuant to the terms of this Agreement or the other Financing Documents, (c) permit Agent to make multiple draws at Agent’s election, (d) have an expiration date no earlier than one (1) year from the date of issuance and provide that it shall automatically be renewed from year to year without further action on the part of any Person unless the issuer thereof notifies Agent in writing no less than forty-five (45) days prior to the expiration date, and (e) be otherwise in form and content reasonably acceptable to Agent.
     “Hazardous Substances” has the meaning set forth in the Environmental Indemnity.
     “Identified Investment Accounts” means, collectively, (a) with respect to the Initial Borrowing Base Properties, the investment accounts of Borrowers identified as such on Exhibit O attached hereto and (b) with respect to any other Borrowing Base Property, an investment account relating to such Borrowing Base Property that Agent reasonably agrees shall become an “Identified Investment Account”.
     “Improvements” has the meaning set forth in the Mortgages.
     “Imputed Debt Service” means, as of any date of determination, an amount equal to the aggregate amount of Interest that would have been paid for the period in question if the actual outstanding principal balance of the Loans as of such date, less the Additional Collateral Value as of such date, would bear Interest at a rate equal to eight percent (8.0%), in each case, calculated based on the actual number of days elapsed during such period and a year of 360 days, and determined on a trailing three (3) month basis (which three (3) month period shall correspond in length to the applicable three (3) month period which is the subject of the determination of Borrowing Base Net Operating Income for purposes of calculating the Debt Service Coverage Ratio to determine the applicable Imputed Loan Amount).
     “Imputed Loan Amount” means, as of any date of determination, the aggregate amount of Loans which, based on debt service payable on the basis of the Imputed Debt Service, would have resulted in a Debt Service Coverage Ratio of 1.35:1.0 as of such date.
     “Indebtedness” of any Person means, without duplication,
     (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;
     (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
     (c) all obligations of such Person upon which interest charges are customarily paid;

     (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;
     (e) all obligations of such Person in respect of the deferred purchase price of property (i.e., any obligations to pay any consideration after the acquisition of such property) or services;
     (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;
     (g) all guarantees by such Person of Indebtedness of others;
     (h) all Capital Lease Obligations of such Person and obligations in respect of synthetic leases;
     (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and
     (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Individual Vacancy Rate” means, as of any date of determination, the ratio of (a) the amount of net rentable square feet (as defined in the definition of “Aggregate Vacancy Rate” set forth in Section 1.1 hereof) in each Borrowing Base Property which is not rented pursuant to a Space Lease which is then in effect such that no Credit Party is deriving income therefrom, to (b) the aggregate amount of all net rentable square feet (as defined in the definition of “Aggregate Vacancy Rate” set forth in Section 1.1 hereof) in such Borrowing Base Property.
     “Initial Borrowing Base Properties” means, collectively, the Alameda Property, the McKinnon Property and the North Clark Property.
     “Initial Capital Repair Guaranty Amount” has the meaning set forth in the Limited Payment Guaranty.
     “Initial Interest Rate Protection Agreement” means the Interest Rate Protection Agreement effective August 1, 2006 and entered into between HSH Nordbank, New York Branch and Sponsor in the notional amount of $185,000,000, as assigned by Sponsor to Borrowers pursuant to that certain novation agreement dated as of the Effective Date.
     “Initial Limited Payment Guaranty” means that certain Limited Payment Guaranty dated as of the Effective Date by the REIT in favor of Agent.

     “Initial Loan” means, collectively, the Loans made on the Effective Date; it being agreed and understood that the portion of the Initial Loan allocable to (a) the North Clark Property is $136,632,201, (b) the McKinnon Property is $15,302,806 and (c) Alameda Property is $33,064,993.
     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as in effect from time to time, or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
     “Insurance Policies” means the policies of insurance required to be maintained pursuant to Exhibit T hereof.
     “Interest” means interest payable on the Loans at the LIBOR Rate or the Default Rate, as applicable.
     “Interest Rate Protection Agreement” means the Initial Interest Rate Protection Agreement and any other agreement with respect to an interest rate swap, swaption or other derivative arrangement acceptable to Agent, in each case, which conforms to the requirements set forth in Section 2.18 hereof, and the effect of which is to protect Borrowers from an increase in the rate of interest payable by Borrowers on Loans at the LIBOR Rate.
     “Investment Package” has the meaning set forth in Section 4.03(a) hereof.
     “KeyBank” means KeyBank National Association, a national banking association.
     “KeyBank Guaranty Related Amendment” has the meaning set forth in Section 2.22 hereof.
     “KeyBank Revolving Credit Facility” means that certain Credit Agreement dated as of September 9, 2005 among Sponsor, KeyBank, Commerzbank AG, New York and Cayman Islands Branches, LaSalle Bank National Association, Sovereign Bank, Wachovia Bank National Association and any lender party thereto, and any renewal, refinancing, increase, amendment or replacement of the revolving credit facility evidenced thereby in accordance with Section 6.16 hereof.
     “Lease Termination Account” has the meaning set forth in Section 2.21 hereof.
     “Lease Termination Payments” means any amounts received by or on behalf of any Borrower in connection with any termination, cancellation or surrender of any Space Lease, whether occurring as a result of a default by a Tenant under the applicable Space Lease, by agreement of a Borrower or Manager and such Tenant, by the terms of the applicable Space Lease, in connection with any bankruptcy or other insolvency proceeding of such Tenant, or otherwise.
     “Leasing Commissions and Tenant Improvement Costs” means, with respect to any portion of a Borrowing Base Property, (a) leasing brokerage commissions, (b) tenant improvement allowances, and (c) costs of any renovation or other tenant improvement work, in each case, which (i) a Borrower is obligated to pay in connection with the leasing of such portion of such Borrowing Base Property pursuant to the applicable Space Lease, (ii) have been incurred in the ordinary course of business by such Borrower and (iii) are customarily incurred by landlords with respect to commercial leases in buildings which are of a Comparable Building Standard.
     “Legal Requirements” means all laws, ordinances, rules, regulations, codes, orders and directives of any Governmental Authority, including all applicable licenses, building codes, rent stabilization laws, zoning and subdivision ordinances, flood disaster, health and Environmental Laws, and Accessibility Laws.
     “Lender” and “Lenders” have the meanings set forth in the first paragraph hereof.
     “Lender Interest Rate Protection Agreement” means the Initial Interest Rate Protection Agreement and any other Interest Rate Protection Agreement to which (a) any Borrower and Agent or any Affiliate of Agent are parties in the event that such Borrower and Agent or such Agent’s Affiliate elect to enter into an Interest Rate Protection Agreement or (b) if Agent or such Agent’s Affiliate shall have elected not to enter into an Interest Rate Protection Agreement then, with the consent of Agent, any Borrower and any Lender or any Affiliate of any Lender are parties in the event that such Borrower and such Lender or such Lender’s Affiliate elect to enter into an Interest Rate Protection Agreement.
     “LIBOR” means (a) the London Interbank Offered rate for Dollar deposits in an amount comparable to the applicable Borrowing with respect to which the applicable LIBOR Rate is being determined as appearing on Associated Press-Dow Jones Telerate Service Page 3750 (formerly known as Telerate display page 3750) (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits) at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two (2) LIBOR Banking Days prior to the first day of the applicable LIBOR Rate Period and with respect to which LIBOR is being determined for a time period equal to, or if no equal time period is so appearing on Associated Press-Dow Jones Telerate Service Page 3750 (or substitute thereof as aforesaid), the time period so appearing which is most approximately equal to such LIBOR Rate Period; or (b) if such method for determining LIBOR shall not be available, the rate per annum (rounded upwards, if necessary, to the nearest 1/1000 of 1%) quoted by Agent’s principal London, England office at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two (2) LIBOR Banking Days prior to the first day of the LIBOR Rate Period for the offering by Agent’s principal London, England office to leading banks in the London interbank market of Dollar deposits having a term comparable to such LIBOR Rate Period and in an amount comparable to the principal balance of the Borrowing with respect to which the applicable LIBOR Rate is being determined.
     “LIBOR Banking Day” means any Business Day on which dealings in deposits in Dollars are transacted in the London interbank market and banks are also open for business in London, England.

     “LIBOR Rate” means, with respect to each Loan, at any time, an interest rate per annum equal to the sum of (a) the applicable LIBOR for such Loan, plus (b) the then Applicable Margin.
     “LIBOR Rate Period” means, with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) month thereafter (or such shorter period to which the Agent and Borrowers may agree); provided, that (a) if any LIBOR Rate Period would end on a day other than a LIBOR Banking Day, such LIBOR Rate Period shall be extended to the next succeeding LIBOR Banking Day unless the result of such extension would be to carry such LIBOR Rate Period over into another calendar month, in which event such LIBOR Rate Period shall end on the immediately preceding LIBOR Banking Day and (b) if any LIBOR Rate Period relating to a Loan would otherwise end after the Maturity Date for such Loan (including as a result of the foregoing clause (a)), then such LIBOR Rate period shall end on the Maturity Date for such Loan. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Limited Payment Guaranty” means the Initial Limited Payment Guaranty, or in the event that a Substitute Limited Payment Guaranty shall be entered into by Sponsor and the Initial Limited Payment Guaranty shall be terminated in accordance with Section 2.22 hereof, the Substitute Limited Payment Guaranty only.
     “Loan Fee Letter” means that certain letter dated as of the Effective Date among Agent and Borrowers pertaining to fees payable with respect to the Loan.
     “Loan-to-Value Ratio” means, as of any date of determination thereof, the ratio (expressed as a percentage) of (a) the aggregate outstanding principal balance of the Loans as of such date, less the Additional Collateral Value as of such date, to (b) the Appraised Value of the Borrowing Base Properties.
     “Loan Year” means the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date, and every twelve (12) month period thereafter during the Term.
     “Loans” means the loans made by the Lenders to Borrowers pursuant to this Agreement.
     “LTV Deficiency Amount” has the meaning set forth in Section 5.24 hereof.
     “LTV Due Date” has the meaning set forth in Section 5.24 hereof.

     “Majority Lenders” means, at any time, the Lenders whose Commitments represent at least fifty one percent (51%) of the aggregate of all Commitments (excluding Defaulting Lenders and the Commitments of any Defaulting Lender), or if the Commitments have been terminated irrevocably, the Lenders holding at least fifty one percent (51%) of the Obligations then outstanding (excluding Defaulting Lenders and Obligations owing to any Defaulting Lender).
     “Management Agreement” means a written agreement between any Borrower and a Manager entered into in accordance with this Agreement and pursuant to which a Manager undertakes the management of a Property, and any and all amendments and modifications thereof and all restatements thereto entered into in accordance with this Agreement.
     “Manager” means Hines Interests Limited Partnership or another property management company engaged by any Borrower and satisfactory to Agent.
     “Manager’s Cooperation Agreement” means an agreement between Agent and the applicable Manager, and consented and agreed to by the applicable Borrower with respect to each Borrowing Base Property, substantially in the form annexed hereto as Exhibit J.
     “Margin Stock” has the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of any Credit Party, taken individually, or the Credit Parties, taken as a whole, (b) the ability of any Credit Party, taken individually, or the Credit Parties, taken as a whole, to perform in all material respects any of their obligations under this Agreement and the other Financing Documents, (c) the ability of Guarantor to comply with the Guarantor Financial Covenants, (d) the rights of or benefits available to the Lenders or Agent under this Agreement and the other Financing Documents, taken as a whole, (e) the ownership, operation, use or value of any Borrowing Base Property or (f) Agent’s Liens on any of the Borrowing Base Properties, the Cash Management Accounts or other material portion of the Collateral or the priority of any such Lien.
     “Material Indebtedness” means, as of any date of determination, (a) Indebtedness (other than the Loans) of the Borrowers in an aggregate principal amount exceeding two percent (2%) of the then aggregate outstanding principal amount of the Loans, or (b) obligations under any Interest Rate Protection Agreement.
     “Material Operating Agreements” means (a) the Operating Agreements set forth on Exhibit N attached hereto and pertaining to the Initial Borrowing Base Properties, together with any contracts or agreements entered into in replacement thereof or substitution therefor, and (b) any other Operating Agreement entered into after the Effective Date by a Borrower or Manager with respect to a Borrowing Base Property, which has a noncancellable term which exceeds one (1) year in length.
     “Material Taking” means a Taking (a) of any portion of a Borrowing Base Property unless the portion so taken constitutes less than fifteen percent (15%) of the land constituting the applicable Borrowing Base Property, such land is located along the perimeter or periphery of the applicable Borrowing Base Property or otherwise does not affect any material portion of the Improvements, or (b) of such portion of applicable Borrowing Base Property or such property which when so taken would, in Agent’s reasonable determination, leave remaining a balance of the applicable Borrowing Base Property (and, if applicable, such other property) which, due to the amount and/or nature of the area so taken and/or the location of the area taken in relation to the area not so taken, would not, under economic conditions, applicable zoning laws, building regulations and the requirements of this Agreement and the Permitted Encumbrances permit the Restoration of the applicable Borrowing Base Property.
     “Maturity Date” means (a) with respect to each Five Year Loan, the fifth (5th) anniversary of the date that such Loan was advanced pursuant to this Agreement, (b) with respect to each Seven Year Loan, the seventh (7th) anniversary of the date that such Loan was advanced pursuant to this Agreement, and (c) with respect to each Ten Year Loan, the tenth (10th) anniversary of the date that such Loan was advanced pursuant to this Agreement, or, in each case, such earlier date as the entire principal amount of the Loans shall become due and payable by acceleration or otherwise. Notwithstanding the foregoing, in no event shall a “Maturity Date” occur after the Facility Maturity Date.
     “Maximum Loan Amount” means $500,000,000, as such amount may be reduced pursuant to Section 2.06(a) or (b) hereof.
     “McKinnon LP” has the meaning set forth in the first paragraph hereof.
     “McKinnon Property” means that certain real property and McKinnon LP’s right, title and interest in and to the improvements located thereon located at 3100 McKinnon Street, Dallas, Texas, which real property is more commonly known as Citymark, Dallas, Texas, as more particularly described in Exhibit A-2 attached hereto, together with all related facilities, amenities, fixtures, and personal property owned by McKinnon LP and any right, title and interest of McKinnon LP in and to any other improvements now or hereafter located thereon.
     “Minimum Required Liquidity Amount” has the meaning set forth in the Limited Payment Guaranty.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgaged Property” shall have the meaning set forth in each Mortgage.
     “Mortgages” means, collectively, (a) those certain mortgages described on Exhibit W attached hereto and (b) any of the mortgages, deeds of trust, deeds to secure debt and assignments of leases and rents executed and delivered by any Borrower after the Effective Date to or for the benefit of Agent by which Agent, on behalf of the Lenders, acquires a Lien on real estate, in the form annexed hereto as Exhibit K, and all amendments, modifications and supplements thereto; provided, however, that the form annexed hereto as Exhibit K may be modified as reasonably determined by Agent to include provisions customarily included in mortgages, deeds of trust and deeds to secure debt used by institutional lenders for similar properties in the state where the applicable Borrowing Base Property is located; provided, further, that, the principal amount secured by each Mortgage shall be equal to the Maximum Loan Amount unless the Borrowing Base Property which is to be encumbered by such Mortgage is located in a State that imposes any mortgage recording tax, intangibles tax or other similar taxes or fees which would result in a cost to record such Mortgage in excess of $20,000.00, in which case the principal amount to be secured under such Mortgage shall be equal to one hundred percent (100%) of the Appraised Value of such Borrowing Base Property.
     “Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) subject to Title IV of ERISA, (i) to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or (ii) with respect to which any Borrower or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA.
     “Net Proceeds” means the amount of all insurance proceeds paid pursuant to any Insurance Policy as the result of a Casualty, after deduction of the costs and expenses (including fees of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.
     “Net Restoration Award” means the amount of all awards and payments received on account of a Taking, after deduction of the costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.
     “North Clark LLC” has the meaning set forth in the first paragraph hereof.
     “North Clark Property” means that certain real property and North Clark LLC’s right, title and interest in and to the improvements located thereon located at 321 North Clark Street, Chicago, Illinois, which real property is more particularly described in Exhibit A-3 attached hereto, together with all related facilities, amenities, fixtures, and personal property owned by North Clark LLC and any right, title and interest of North Clark LP in and to any other improvements now or hereafter located there.
     “Note” means, collectively, one or more Promissory Notes dated as of the Effective Date made by Borrowers in favor of Agent in the principal amount of $500,000,000, together with any replacements or substitutes therefor.
     “Obligations” means, collectively, (a) all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Credit Parties to Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Financing Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, Interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to any Borrower or Guarantor hereunder or under any of the other Financing Documents and (b) all present and future debts, liabilities and obligations now or hereafter arising from or in connection with Lender Interest Rate Protection Agreements.
     “Operating Account” means any account to be established by any Borrower at Agent or another bank or financial institution reasonably acceptable to Agent into which sums are required to be deposited pursuant to Section 2.19 hereof.

     “Operating Agreements” means, collectively, all agreements entered into by any Borrower or by another Person, including Manager, on behalf of any Borrower which relate to the ownership, operation or maintenance of a Borrowing Base Property or which relate to or govern any Borrower’s use of and rights in personal property, or any portion thereof. “Operating Agreements” do not include the Management Agreements and the Space Leases.
     “Participant” has the meaning set forth in Section 9.05 hereof.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes, assessments and governmental charges or levies that are not yet due or are being contested in compliance with Section 5.08 hereof;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than forty five (45) days or that are being contested in compliance with Section 5.08 hereof;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or letters of credit or guarantees issued in respect thereof;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or letters of credit or guarantees issued in respect thereof;
     (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property (i) imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Borrower or (ii) in the case of any real property subject to a Mortgage, encumbrances disclosed in the title insurance policy issued to, and approved by, Agent; and
     (f) Space Leases existing as of the Closing Date (or with respect to any Borrowing Base Property which is not an Initial Borrowing Base Property, Space Leases existing as of the date that such Borrowing Base Property is added as a Borrowing Base Property) or entered into thereafter in accordance with this Agreement and the other Financing Documents;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Forward Swap Agreement” has the meaning set forth in Section 2.18(b) hereof.
     “Permitted Indebtedness” means any (a) of the Obligations, (b) incidental indemnity and hold harmless agreements under agreements entered into by any Borrower in accordance with this Agreement, (c) trade debt and accounts payable incurred by Borrowers in the ordinary course of business which are unsecured and paid within ninety (90) days of the date incurred, (d) conditional sales contracts and purchase money financing for equipment and other items of tangible personal property, in each case, incurred by Borrowers in the ordinary course of business, (e) Capital Lease Obligations of Borrowers, (f) payments of Ground Rent then due and payable, and (g) Leasing Commissions and Tenant Improvement Costs.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within two hundred and seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) investments in money market mutual funds having portfolio assets in excess of $5,000,000,000, that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by S&P and Aaa by Moody’s;
     (e) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (f) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, and rated at least A by S&P or Moody’s; and

     (g) with respect to any Person organized or conducting operations outside of the United States, investments denominated in the currency of the jurisdiction in which such Person is organized or conducting business which are similar to the items specified in clauses (a) through (f) above (other than the nationality of the governmental or non-governmental issuer or counterparty involved).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Premises Documents” has the meaning set forth in the Mortgages.
     “Prepayment Fee” means, with respect to any prepayment or repayment, whether by reason of an Event of Default or otherwise, as applicable, of a Loan:
     (a) with respect to any Five Year Loan, (i) four tenths of one percent (.40%) of the amount of such prepayment or repayment if such prepayment or repayment is made during the period commencing on the date that such Five Year Loan is advanced and ending on the second (2nd) anniversary of the date that such Five Year Loan is advanced, (ii) fifteen one-hundredths of one percent (.15%) of the amount of such prepayment or repayment if such prepayment or repayment is made during the period commencing on the day immediately succeeding the second (2nd) anniversary of the date that such Five Year Loan is advanced and ending on the third (3rd) anniversary of the date that such Five Year Loan is advanced and (iii) thereafter zero percent (0%) of the amount of such prepayment;
     (b) with respect to any Seven Year Loan, (i) four tenths of one percent (.40%) of the amount of such prepayment or repayment if such prepayment or repayment is made during the period commencing on the date that such Seven Year Loan is advanced and ending on the third (3rd) anniversary of the date that such Seven Year Loan is advanced, (ii) fifteen one-hundredths of one percent (.15%) of the amount of such prepayment or repayment if such prepayment or repayment is made during the period commencing on the day immediately succeeding the third (3rd) anniversary of the date that such Seven Year Loan is advanced and ending on the fourth (4th) anniversary of the date that such Seven Year Loan is advanced and (iii) thereafter zero percent (0%) of the amount of such prepayment; and
     (c) with respect to any Ten Year Loan, (i) four tenths of one percent (.40%) of the amount of such prepayment or repayment if such prepayment or repayment is made during the period commencing on the date that such Ten Year Loan is advanced and ending on the fourth (4th) anniversary of the date that such Ten Year Loan is advanced, (ii) fifteen one-hundredths of one percent (.15%) of the amount of such prepayment or repayment if such prepayment or repayment is made during the period commencing on the day immediately succeeding the fourth (4th) anniversary of the date that such Ten Year Loan is advanced and ending on the fifth (5th) anniversary of the date that such Ten Year Loan is advanced and (iii) thereafter zero percent (0%) of the amount of such prepayment;
provided, however, notwithstanding the foregoing or any other provision of this Agreement to the contrary, there shall be no Prepayment Fee with respect to any prepayment or repayment of a Loan which is made pursuant to Sections 5.22, 5.23 or 5.24 hereof.
     “Pro Rata Share” means with respect to all matters relating to any Lender, the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitment of all the Lenders, in each case as of the date of determination.
     “Property” means an office building property (specifically including land, building, improvements, furniture, fixtures, equipment and all related personal property used or useful in connection with such property) (or such other real estate asset class approved by Agent as being eligible to be a Borrowing Base Property) owned by any Borrower or in which any Borrower holds a long term ground leasehold estate. A “Property” may be a prospective Borrowing Base Property, a Borrowing Base Property or a former Borrowing Base Property, as the context indicates.
     “Property Leasing Guaranty Amount” has the meaning set forth in Section 2.22 hereof.
     “Property Owner” means, with respect to any Property, the fee owner of or the holder of a long-term ground leasehold estate in such Property. A “Property Owner” may be the fee or leasehold owner of a prospective Borrowing Base Property, a Borrowing Base Property or a former Borrowing Base Property, as the context indicates.
     “Proposed Addition Date” has the meaning set forth in Section 4.03(a) hereof.
     “Proposed Removal Date” has the meaning set forth in Section 4.04 hereof.
     “Qualified Counterparty” means any Lender or any other financial institution whose senior long term debt is rated A or better by S&P, A2 or better by Moody’s, or equivalent rating by Fitch or other nationally recognized rating agency, and which is otherwise confirmed in writing by Agent as being reasonably acceptable to Agent.
     “REA” means any reciprocal easement agreement, easement and operating agreement, parking agreements or any other similar agreement in effect with respect to any Borrowing Base Property which is recorded or filed of record against such Borrowing Base Property. For the avoidance of doubt, without limiting any other agreements which would constitute an “REA”, (a) that certain Easement and Operating Agreement, dated as of January 14, 1986, and recorded on January 21, 1986 as Document number 86025944 between North Clark LLC (as successor-in-interest) and THR Chicago LLC (as successor-in-interest) and (b) that certain the Parking Agreement, dated as of January 14, 1986, and recorded on January 21,

1986 as Document number 86025945 between North Clark LLC (as successor-in-interest) and THR Chicago LLC (as successor-in-interest), are each an “REA” hereunder.
     “Real Estate Investment Trust” means a “real estate investment trust,” as such term is defined in Section 856 of the Code.
     “Recourse Liability Agreement” means that certain Recourse Liability Agreement dated the Effective Date and provided by the Credit Parties for the benefit of Agent and Lenders.
     “Recourse Liability Events” means, collectively, any or all of the following:
     (a) fraud or willful misconduct on the part of any Borrower, Guarantor or any Affiliate of any such Person which relates to or arises out of the Loan, any Borrowing Base Property, any Credit Party or any Financing Document;
     (b) a breach of a material representation or warranty contained in any Financing Document on the part of any Borrower or Guarantor;
     (c) appropriation or application of Loan proceeds, Space Lease Rents or other revenue, income and other profits arising from the Borrowing Base Properties, insurance proceeds, condemnation awards, security deposits, sums payable pursuant to any Interest Rate Protection Agreement or proceeds of the disposition of all or any portion of the Collateral in contravention of this Agreement or any other Financing Document, including a breach by any Borrower of Section 2.17 hereof, including the failure of Borrowers to deposit within one (1) Business Day following Agent’s notice to Borrowers of the occurrence of an Event of Default (i) cash Security Deposits into the Tenant Security Account in accordance with Section 2.19(a) hereof and (ii) sums held in any Identified Investment Account in accordance with Section 2.17(f) hereof;
     (d) Restricted Payments made in contravention of Section 6.05 hereof;
     (e) physical waste of any Borrowing Base Property or any part thereof;
     (f) any sale or other disposition of any Borrowing Base Property in contravention of this Agreement or any other Financing Document;
     (g) the incurrence of any Indebtedness, whether secured or unsecured, in contravention of this Agreement or any other Financing Document; and
     (h) the occurrence of an Event of Default pursuant to clause (h) of Article VII hereof or the occurrence of a Default or an Event of Default pursuant to clause (g) of Article VII as a result of an action taken by any Borrower, Guarantor or any Affiliate thereof in any actual or prospective proceeding described in said clause (g) in collusion with another Person.
     “Register” has the meaning set forth in Section 9.05 hereof.

     “Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “REIT” means Hines Real Estate Investment Trust, Inc., a Maryland corporation.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. Section 9601(22). The term “Released” has a corresponding meaning.
     “Release Conditions” has the meaning set forth in Section 5.20(d)(i) hereof.
     “Rent Roll” has the meaning set forth in Section 3.18 hereof.
     “Required Lenders” means, at any time, the Lenders whose Commitments represent at least sixty-six and two-thirds percent (66 2/3%) of the aggregate of all Commitments (excluding Defaulting Lenders and the Commitments of any Defaulting Lender), or if the Commitments have been terminated irrevocably, the Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the Obligations then outstanding (excluding Defaulting Lenders and Obligations owing to any Defaulting Lender).
     “Restoration” means in case of a Casualty or a Taking, the restoration, replacement or rebuilding of the portion of a Borrowing Base Property affected by the Casualty or Taking such that when such restoration, replacement or rebuilding is completed, the applicable Borrowing Base Property shall have been restored, in the case of any Casualty, substantially to the same character and condition as prior to such Casualty, and in the case of any Taking, to an integral unit as substantially similar as possible, taking into account the extent of the Taking, to the character and condition of the applicable Borrowing Base Property prior to such Taking, in each case in accordance with this Agreement, all Legal Requirements, the Permitted Encumbrances, and to the extent any alterations or additions were made in compliance with this Agreement, with any such alterations or additions. In any case, Restoration shall (i) provide substantially the same (but in no case less than what is required by Legal Requirements and the Permitted Encumbrances) amount and type of, and rights with respect to, utilities and parking spaces applicable to the applicable Borrowing Base Property as existed prior to such Casualty or Taking, (ii) provide sufficient (in Agent’s reasonable determination) access across and over the applicable Borrowing Base Property to the public roads and highways, and (iii) be such that the Loan-to-Value Ratio, when such Borrowing Base Property is so restored, together with the amount of any Net Proceeds or Net Restoration Awards received by Agent and applied in repayment of the principal amount of the Loans, shall be equal to or less than fifty five percent (55%).
     “Restricted Payment” means any dividend or other distribution (whether in cash securities or other property) with respect to any Equity Interests in any Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.
     “S&P” means Standard and Poor’s Ratings Group.
     “Security Agreements” means the Mortgages, and all other security agreements now or hereafter executed by any Borrower to secure the Obligations, in form, scope and substance satisfactory to Agent.
     “Security Deposits” has the meaning set forth in Section 2.19(a) hereof.
     “Security Documents” means the Security Agreements, the Assignments of Agreements, Assignments of Leases and Rents, the Account Agreements, all uniform commercial code financing statements and all other Financing Documents that secure the Obligations.
     “Security Interests” means the security interests in the Collateral granted under the Security Agreements, the Liens granted under the Mortgages and all other security interests and liens granted under the other Security Documents.
     “Seven Year Loan” means a Loan which Borrowers have elected in the Borrowing Request for such Loan to have a Maturity Date of seven (7) years from the date that such Loan was advanced pursuant to this Agreement, or such earlier date as the entire principal amount of the Loans shall become due and payable by acceleration or otherwise.
     “Single Purpose Bankruptcy Remote Entity” has the meaning set forth in Exhibit U attached hereto.
     “Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).
     “Space Lease” or “Space Leases” means any and all leases, subleases, licenses, concessions and other agreements related to the occupancy of any portion of any Borrowing Base Property now or hereafter entered into by or on behalf of the applicable Borrower or its predecessors in title thereto, together with any and all extensions and renewals thereof.
     “Space Lease Letter of Credit” means Tenant Security Deposits in the form of letters of credit.
     “Space Lease Rents” means all sums payable pursuant to any Space Lease in the nature of “rent”, “fixed rent”, “base rent”, “additional rent”, “percentage rent”, “common area maintenance or administrative charges”, “real estate taxes”, “insurance premiums”, or otherwise with respect to the use and occupancy of all or any portion of the Borrowing Base Property encumbered by such Space Lease.
     “Specified Substitution Date” has the meaning set forth in Section 2.22 hereof.
     “Sponsor” has the meaning set forth in the first paragraph hereof.
     “Subsidiary” or “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of a Borrower.
     “Substitute Limited Payment Guaranty” has the meaning set forth in Section 2.22 hereof.
     “Successor Agent Requirements” has the meaning set forth in Section 8.09 hereof.
     “Survey” means, for each Property, an as-built ALTA/ASCM survey of such Property in form and substance and prepared by a surveyor reasonably acceptable to Agent, which shall include such certifications in favor of Agent and the applicable title company as Agent shall reasonably request.
     “Swap Rate” means the sum of (a) the swap rate displayed on Bloomberg (adjusted to reflect monthly compounding on an actual 360 day basis) for a period comparable to the applicable LIBOR Rate Period and corresponding to the term of the applicable Interest Rate Protection Agreement, as determined by Agent (and if there is no swap rate given for such LIBOR Rate Period, Agent shall interpolate such swap rate based on the swap rates provided for the periods closest to such LIBOR Rate Period), plus (ii) the Commercial Spread.
     “Taking” means any temporary or permanent taking by any Governmental Authority of any Borrowing Base Property or any part thereof through eminent domain or other proceedings or by any settlement or compromise of such proceedings, or any voluntary conveyance of such property or any part thereof during the pendency of any such proceedings.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, filings, charges, withholdings or other fees imposed by any Governmental Authority.

     “Ten Year Loan” means a Loan which Borrowers have elected in the Borrowing Request for such Loan to have a Maturity Date of ten (10) years from the date that such Loan was advanced pursuant to this Agreement, or such earlier date as the entire principal amount of the Loans shall become due and payable by acceleration or otherwise.
     “Tenant” means a tenant, subtenant, licensee, concession holder or other Person having the right to use or occupy all or any portion of any Borrowing Base Property pursuant to a Space Lease.
     “Tenant Security Account” has the meaning set forth in Section 2.19 hereof.
     “Term” means, with respect to any Loan, the period commencing on the Effective Date and ending on the Maturity Date for such Loan.
     “Testing Determination Date” means the last day of the calendar quarter with respect to which a certificate required pursuant to Section 5.01(h) hereof was then most recently required to be delivered, or as otherwise provided herein.
     “Title Continuation” means an endorsement to a Title Insurance Policy indicating that, since the issuance of such Title Insurance Policy, there has been no change in the state of title to the applicable Property and no Liens or survey exceptions not theretofore approved by Agent as provided herein, which notice or endorsements shall contain no exception for inchoate mechanic’s liens and shall have the effect of continuing such Title Insurance Policy to the date of such endorsement and increasing the Title Insurance Policy to the Allocated Title Amount, after giving effect to any additional Loans made with respect to such Property.
     “Title Insurance Policy” means, with respect to any Property, a paid title insurance policy (including all Title Continuations, any other endorsements thereto and facultative reinsurance agreements issued in connection therewith), insuring Agent that the Mortgage in respect of such Property is a valid first lien on the “Mortgaged Property” (as defined in such Mortgage) containing no exceptions to coverage other than Permitted Encumbrances and which Title Insurance Policy shall (a) be in an amount equal to the Allocated Title Amount for such Property, (b) contain (i) no exception for mechanics’ or materialmen’s liens, (ii) no survey exceptions other than those reasonably approved by Agent, and (iii) to the extent available under the applicable Legal Requirements relating to title insurance, such affirmative insurance and endorsements (including tie-in endorsements) as Agent shall reasonably require, (c) be reinsured pursuant to ALTA 1994 facultative form agreements with direct access in the same manner and, with the same title insurance companies reinsuring the same percentages, as set forth in the Title Insurance Policies for the Initial Borrowing Base Properties and (d) otherwise be in form and substance reasonably satisfactory to Agent.
     “Total Commitments” means at any time the aggregate amount of the Commitments of all Lenders. In no event shall the Total Commitments exceed the Maximum Loan Amount.
     “Transactions” means the execution, delivery and performance by Borrowers and the other Credit Parties of this Agreement and the other Financing Documents, the borrowing of Loans and the use of the proceeds thereof.

     “Transfer” means, with respect to any Person, (a) the conveyance, transfer, assignment, liquidation, disposition, pledge, mortgage, hypothecation, encumbrance or sale, by operation of law or otherwise by such Person of (i) the Collateral, or any part thereof or interest therein, or (ii) a direct or indirect equity or beneficial ownership interest in another Person, (b) the leasing of all or substantially all of any Borrowing Base Property (other than pursuant to a Space Lease), or (c) any change in the composition or form of business association or any modification of any of the organizational documents of such Person which would result in a Change in Control.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Terms Generally. In this Agreement and in any Financing Documents, (a) the definitions of terms herein and therein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (e) unless the context requires otherwise (i) any definition of or reference to any Financing Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, extended, supplemented, consolidated, severed, partially released, substituted, renewed or otherwise modified (subject to any restrictions thereon set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement or such Financing Document, respectively, in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement or such Financing Document, respectively, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In calculating compliance with any of the financial covenants (and related definitions), any amounts taken into account in making such calculations that were paid, incurred or accrued in violation of any provision of this Agreement shall be added back or deducted, as applicable, in order to determine compliance with such covenants.
ARTICLE II
The Credits
     SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment and (b) the aggregate Credit Exposures exceeding the Borrowing Base Loan Amount; provided, that, Lenders shall not be obligated to make more than two (2) Loans in any calendar month. The Loans shall be evidenced by the Note, being one or more promissory notes in an aggregate maximum principal amount of the Maximum Loan Amount. Interest and Additional Interest, if any, shall be payable in accordance with the terms of the Note and this Agreement. The Loan shall be repaid with Interest, Additional Interest, costs, fees and charges as more particularly set forth in this Agreement, the Note, the Mortgages and the other Financing Documents. The Loans are not “revolving” and any portion of principal which is prepaid or repaid for any reason may not be reborrowed.
     SECTION 2.02. Loans and Borrowings.
     (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.
     (b) Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrowers to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each LIBOR Rate Period for any Borrowing, such Borrowing shall be not less than $1,000,000. In no event shall there more than a total of ten (10) Borrowings outstanding at any time.
     (d) The Initial Loan shall be a Ten Year Loan. Each Loan made thereafter shall be either a Five Year Loan, a Seven Year Loan or a Ten Year Loan, in each case, as designated by Borrowers in a Borrowing Request delivered pursuant to Section 2.03 hereof.
     SECTION 2.03. Requests for Borrowings. To request a Borrowing, Borrowers shall notify Agent of such request by delivery to Agent of a Borrowing Request not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be in a form approved by Agent and signed by Borrowers and shall be revocable until one (1) Business Day prior to the date of the requested Borrowing, but shall thereafter be irrevocable; provided, however, in the event of any such revocation, Borrowers shall be responsible for any losses, costs or other expenses incurred by Agent or any Lenders in liquidating or redeploying deposits or other funds acquired by Agent or such Lender to fund the applicable Borrowing and any overdraft, processing or other reasonable costs (including reasonable attorney’s fees) incurred by Agent or any Lender as a result of such revocation. Each Borrowing Request shall specify the following information in compliance with Section 2.02 hereof:
     (a) the aggregate amount of the requested Borrowing;
     (b) the date of such Borrowing, which shall be a LIBOR Banking Day which is also a Business Day;
     (c) whether the Loan proposed to be advanced with respect to such Borrowing shall be a Five Year Loan, a Seven Year Loan or a Ten Year Loan;
     (d) the Borrowing Base Property with respect to which the Loan is being made; provided, that, in the event more than one Borrowing Base Property is the subject of such Loan, the allocation of such Loan among such Borrowing Base Properties; and
     (e) the location and number of the applicable Borrower’s (or Borrowers’) account into which funds relating to such Borrowing shall be disbursed and which shall comply with the requirements of Section 2.04 hereof.
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Nothing in this Section 2.03 shall obligate the Lenders to accept any Borrowing Request unless and until the conditions set forth in Section 4.02 hereof shall have been satisfied with respect to the requested Borrowing.
     SECTION 2.04. Funding of Borrowings.
     (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of Agent most recently designated by it for such purpose by notice to the Lenders. Agent will make such Loans available to Borrowers by promptly crediting the amount so received, in like funds, to an account of the applicable Borrower (or Borrowers) designated by Borrowers in the applicable Borrowing Request.
     (b) Unless Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) hereof and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not made its share of the applicable Borrowing available to Agent, then the applicable Lender agrees to pay to Agent forthwith on demand, and Borrowers agree to pay to Agent within two (2) Business Days of demand, such corresponding amount with Interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to Agent, at (i) in the case of such Lender, the greater of the

Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrowers, the interest rate applicable to the applicable Borrowing. If such Lender pays such amount to Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.05. LIBOR Rate Periods. Each Borrowing shall be at a LIBOR Rate and shall have an initial LIBOR Rate Period of one (1) month (or such shorter period to which the Agent and the Borrowers may agree), or, in the case of a LIBOR Rate Period relating to a Loan which would otherwise end after the Maturity Date for such Loan, ending on and including the Maturity Date for such Loan as set forth in and subject to the provisions of the definition of LIBOR Rate Period. Unless such Borrowing is repaid on or prior to the end of the LIBOR Rate Period then applicable thereto, such Borrowing shall thereafter continue for subsequent LIBOR Rate Periods of one (1) month, or, in the case of a LIBOR Rate Period relating to a Loan which would otherwise end after the Maturity Date for such Loan, ending on and including the Maturity Date for such Loan, as set forth in and subject to the provisions of the definition of LIBOR Rate Period.
     SECTION 2.06. Termination and Reduction of Commitments.
     (a) Unless previously terminated in accordance with the provisions of this Agreement, the Commitments shall be reduced on each Maturity Date by the aggregate principal balance of the Loans which shall mature on such Maturity Date, with the Commitments being terminated in full on the Facility Maturity Date (unless previously terminated in accordance with the provisions of this Agreement).
     (b) On the third (3rd) anniversary of the Effective Date, the Commitments shall be reduced to an amount equal to the then aggregate outstanding principal balance of the Loans and Borrowers’ obligation to pay the Commitment Fee with respect to the period commencing on the day immediately succeeding the third (3rd) anniversary of the Effective Date shall terminate.
     (c) Any termination or reduction of the Commitments in accordance with the provisions of this Agreement shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
     SECTION 2.07. Additional Interest . Borrowers shall pay to Agent the following losses, costs and expenses of Agent or any Lender incurred or reasonably estimated by Agent or such Lender, as applicable, to be incurred by reason of:
     (a) (i) any payment or prepayment (under any circumstances whatsoever, whether voluntary or involuntary) of any portion of the outstanding principal of the Loans, (ii) the conversion (for any reason provided in this Agreement) of the rate of interest payable with respect to the Loans from the LIBOR Rate to the Base Rate, in each case, on a date other than the last day of an applicable LIBOR Rate Period, or (iii) the failure of any Borrowing to occur on the date established pursuant to Section 2.03 hereof, which amounts shall include an amount equal to the present value (using as a discount rate the rate at which interest is computed pursuant to clause (y) below) of the excess, if any, of (x) the amount of interest that would have accrued at LIBOR on the amount so prepaid, converted, not funded or not borrowed, as the case may be, for the period from the date of occurrence to the last day of the applicable LIBOR Rate Period over (y) the amount of interest (as determined by Agent) that Agent would have received on account of a Eurodollar deposit placed by Agent with leading banks in the London interbank market for an amount comparable to the amount so prepaid, converted, not funded or not borrowed, as the case may be, for the period from the date of occurrence to the last day of the applicable LIBOR Rate Period; and
     (b) any sums becoming payable by any Borrower to Agent, any Lender or any of their Affiliates pursuant to any Lender Interest Rate Protection Agreement, including on any termination thereof.
In any of the foregoing events, Borrowers shall pay to Agent, concurrently with any principal payment with respect to clause (a) of this Section 2.07 and within five (5) days after demand in all other cases, or in the case of any Lender Interest Rate Protection Agreement, such shorter period as shall be specified therein, such amount as shall equal the amount of the Additional Interest certified by Agent (or the applicable Lender) to Borrowers by reason of such event. A certificate as to the amount of such Additional Interest submitted by Agent to Borrowers setting forth Agent’s (or the applicable Lender’s) basis for the determination of Additional Interest shall be conclusive evidence of the amount thereof, absent manifest error. Failure on the part of Agent to demand payment from any Borrower for any Additional Interest attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period.
     SECTION 2.08. Evidence of Debt.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and Interest payable and paid to such Lender from time to time hereunder.
     (b) Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the LIBOR Rate Period and Maturity Date applicable thereto, (ii) the amount of any principal or Interest due and payable or to become due and payable from Borrowers to each Lender hereunder, and (iii) the amount of any sum received by Agent hereunder or under the other Financing Documents for the account of the Lenders and each Lender’s share thereof.
     (c) The entries made in the accounts maintained pursuant to Sections 2.08(a) or (b) hereof shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Agent to maintain such accounts or any error therein shall not in any manner increase or decrease the obligation of Borrowers to repay the Loans in accordance with the terms of this Agreement.
     (d) Any Lender may request that Loans made by it be evidenced by a separate promissory note. In such event, Borrowers shall, at their sole cost and expense, prepare, execute and deliver to such Lender such a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Agent, which form shall be substantially similar to the Note and shall be included within the defined term “Note” as defined in Section 1.01 hereof and the other Note(s) previously delivered shall be amended to reduce the principal amount(s) thereof accordingly. Thereafter, the Loans evidenced by such promissory note and Interest thereon shall at all times (including after any assignment pursuant to Section 9.05 hereof) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.09. Prepayment of Loans; Certain Other Payments.
     (a) Principal Payment at Maturity. Each Borrower hereby unconditionally promises to pay to Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date relating to such Loan, together with all accrued and unpaid Interest, Additional Interest, and other sums due and payable hereunder or under the other Financing Documents as of such Maturity Date which relates to such Loan.
     (b) Optional Prepayments. Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with Section 2.09(d) hereof. Each partial prepayment of the Loan pursuant to this Section 2.09(b) shall be in an amount not less than $1,000,000.
     (c) Mandatory Prepayments. If at any time:
     (i) Borrowers (y) elect to make a repayment of the Loans in the amount of the applicable DSCR Deficiency Amount pursuant to Section 5.23 hereof or (z) fail to (A) add one or more Properties as additional Borrowing Base Properties in accordance with Section 4.03 hereof on or prior to the applicable DSCR Due Date so that the Debt Service Coverage Ratio calculated as of the applicable Testing Determination Date, after giving effect to the addition of such Property, shall not be less than 1.35:1.0, or (B) deliver Additional Collateral on or prior to the applicable DSCR Due Date in the amount of the applicable DSCR Deficiency Amount and the other items required to be delivered pursuant to clause (ii)(z) of Section 5.23 hereof, Borrowers shall make a prepayment of the Loans in the amount of the applicable DSCR Deficiency Amount on or prior to the applicable DSCR Due Date;
     (ii) Borrowers (y) elect to make a repayment of the Loans in the amount of the applicable LTV Deficiency Amount pursuant to Section 5.24 hereof or (z) fail to (A) increase the Borrowing Base Loan Amount by adding one or more Properties as additional Borrowing Base Properties on or prior to the applicable LTV Due Date in accordance with Section 4.03 hereof or (B) deliver Additional Collateral on or prior to the applicable LTV Due Date in the amount of the applicable LTV Deficiency Amount and the other items required to be delivered pursuant to clause (iii)(z) of Section 5.24 hereof, Borrowers shall make a repayment of the Loans in the amount of the applicable LTV Deficiency Amount on or prior to the applicable LTV Due Date; or

     (iii) upon the occurrence of any of the circumstances requiring prepayment described in any other section of this Agreement or in any Financing Document, including Section 5.22 hereof, Borrowers shall make a prepayment of the Loans in the amount, and on the date, required pursuant to the applicable Section of this Agreement or the other Financing Document.
          (d) Prepayment Notice. Borrowers shall notify Agent by telephone (confirmed by telecopy) of any prepayment hereunder (other than a prepayment pursuant to Section 2.09(c) hereof) not later than 2:00 p.m., New York City time five (5) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid and indicate the Maturity Date and LIBOR Rate Period applicable to such Loan. Promptly following receipt of any such notice relating to a Loan, Agent shall advise the Lenders of the contents thereof. Each prepayment of a Loan shall be accompanied by payment of (i) accrued and unpaid Interest on the principal amount being prepaid, (ii) the amounts required to be paid, if any, pursuant to Section 2.09(e) hereof, (iii) all fees and expenses incurred by Agent in connection with such prepayment of the Loans and payable by Borrowers in accordance with this Agreement, and (iv) all Additional Interest, the applicable Prepayment Fee, if any, and any other amounts then due and payable hereunder, and under the Note, the Mortgage and the other Financing Documents.
          (e) Reduction of Lender Interest Rate Protection Agreement. Concurrently with any prepayment of a Loan, Borrowers shall, as a further condition of such prepayment, (i) in the case of any Lender Interest Rate Protection Agreement, cause a reduction of the notional amount of such interest rate protection arrangement so as to cause the aggregate notional amounts of all Interest Rate Protection Agreements then in effect (other than Permitted Forward Swap Agreements and Interest Rate Protection Agreements entered into in accordance with Section 2.18(i) hereof) to correspond to the aggregate outstanding principal balance of the Loans, after giving effect to such prepayment, (ii) pay all sums, if any, payable by any Borrower pursuant to any Interest Rate Protection Agreement with respect to such reduction and (iii) provide evidence to Agent of Borrowers’ compliance with clauses (i) and (ii) of this Section 2.09(e), provided, however, in the event that Borrowers reasonably believe that they shall obtain one or more Loans within one hundred and eighty (180) days after the date of such prepayment which Borrowers reasonably believe would not otherwise become the subject of a Permitted Forward Swap Agreement or an Interest Rate Protection Agreement entered into in accordance with Section 2.18(i) hereof, Borrowers shall not be required to cause a reduction of such Lender Interest Rate Protection Agreement below an amount equal to the sum of (y) the aggregate outstanding principal balance of the Loans, after giving effect to such prepayment, and (z) the amount of such anticipated Loan to be obtained by Borrowers within such one hundred and eighty (180) day period; provided, further, however, in the event that after the expiration of such one hundred and eighty (180) day period, the aggregate outstanding principal balance of the Loans shall be less than the aggregate notional amounts of such Lender Interest Rate Protection Agreements (other than Permitted Forward Swap Agreements and Interest Rate Protection Agreements entered into in accordance with Section 2.18(i) hereof), Borrowers shall immediately cause a reduction of such aggregate notional amounts of such interest rate protection arrangements so as to cause such aggregate notional amounts to correspond to the aggregate outstanding principal balance of the Loans as of the end of such one hundred and eighty (180) day period (without regard to any subsequent repayment) and otherwise comply with clauses (ii) and (iii) of this Section 2.09(e) with respect to such reduction. Notwithstanding anything to the contrary contained herein, (A) Borrowers’ rights under the first proviso of this Section 2.09(e) to not cause a reduction of any Lender Interest Rate Protection Agreement concurrently with a prepayment of a Loan shall only exist until the third (3rd) anniversary of the Effective Date and (B) to the extent that any one hundred and eighty (180) day period referred to in this Section 2.09(e) shall extend beyond the third (3rd) anniversary of the Effective Date, such period shall be deemed to be shortened by the applicable number of days so that such period shall expire on the third (3rd) anniversary of the Effective Date.
          (f) Other Sums. Borrowers shall pay to Agent all other sums owed to Agent pursuant to the Financing Documents when such sums are due and payable as provided in the applicable Financing Document, or if not provided therein, within five (5) Business Days after the due date thereof or if expressly required, within five (5) Business Days after demand by Agent. To the extent any other such sums are determined on a per diem or similar basis, such sums shall be calculated on the basis of a 360 day year and the actual number of days elapsed. The amount of such sums shall be determined by Agent, and such determination shall be conclusive absent manifest error.
          (g) No Set-offs, etc. All principal, Interest, Additional Interest and other sums payable by any Borrower under the Note, this Agreement and the other Financing Documents, and/or by Guarantor under any Financing Documents to which it is a party, shall be paid in full and without set-offs, off-sets, counterclaims, deductions or withholdings of any kind.
          SECTION 2.10. Fees.
          (a) Borrowers shall pay all fees provided for in the Loan Fee Letter in accordance with the terms of this Agreement and the Loan Fee Letter. Borrowers shall also pay to Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Commitment Fee Rate on the daily amount of the unused portion of the Commitment of such Lender during the period from and including the Effective Date (or if later, the date such Lender becomes a party to this Agreement) to but excluding the date on which such Commitment terminates, whether or not prior to such time all the conditions in Section 4.02 hereof are met. Accrued Commitment Fees shall be payable in arrears on (i) August 1, 2007, August 1, 2008 and August 1, 2009 and (ii) such earlier date on which the Commitments terminate. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Commitment Fees shall be determined by Agent, and such determination shall be conclusive absent manifest error.
          (b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Agent for distribution to the Lenders. Absent any error in the calculation thereof, fees paid shall not be refundable under any circumstances.

          SECTION 2.11. Interest.
          (a) The Loans comprising each Borrowing shall bear interest for each day during each LIBOR Rate Period applicable thereto at the applicable LIBOR Rate for such LIBOR Rate Period.
          (b) Notwithstanding the foregoing, if any principal of any Loan is not paid when due or any Interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid within five (5) days after the date when same are due, whether at stated maturity, upon acceleration or otherwise, the aggregate amount of the Loans and such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to three percent (3%) per annum plus the weighted average LIBOR Rate applicable to the Loans as provided in Section 2.11(a) hereof (the “Default Rate”).
          (c) Accrued Interest on each Loan shall be payable in arrears on the first day of each month hereafter and on the Maturity Date for such Loan; provided that Interest accrued pursuant to Section 2.11(b) hereof shall be payable on demand.
          (d) All Interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBOR Rate shall be determined by Agent, and such determination shall be conclusive absent manifest error.
          (e) Borrowers shall pay Additional Interest as and when provided herein, and in the event any Lender Interest Rate Protection Agreement is in effect, in such Lender Interest Rate Protection Agreement.
          SECTION 2.12. Unavailability of LIBOR. If prior to the commencement of any LIBOR Rate Period for a Borrowing:
          (a) Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for such LIBOR Rate Period; or
          (b) Agent determines (which determination shall be conclusive absent manifest error) that it shall become illegal to maintain the Loans or a portion thereof on the basis of one or more LIBOR Rates, then Agent shall give notice thereof to Borrowers and the Lenders by telephone or telecopy, as promptly as practicable thereafter and, until Agent notifies Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, the LIBOR Rate for such Borrowing shall be deemed to be equal to the Base Rate; provided, however, Borrowers shall continue to be obligated to make all payments which are required to be made under each Interest Rate Protection Agreement. Upon Agent’s determination (which determination shall be conclusive absent manifest error) that the circumstances giving rise to such notice no longer exist, Agent shall promptly notify Borrowers of same, and as soon as reasonably practicable after such notice, the Loans shall resume bearing Interest at the LIBOR Rate in accordance with this Agreement.

          SECTION 2.13. Increased Costs and Capital Adequacy.
          (a) Borrowers shall pay to Agent additional amounts as Agent shall determine will compensate Lenders for costs incurred in maintaining the Loans or any portion thereof outstanding or for the reduction of any amounts received or receivable by Lenders in connection with the Loans, in each case as a result of any change in any applicable law, regulation or treaty, or in the interpretation or administration thereof by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), or by any domestic or foreign court, (i) changing the basis of taxation of payments to any Lender (other than taxes imposed on all or any portion of the overall net income of any Lender by the United States or by any political subdivision or taxing authority of the United States or by any foreign governmental authority), (ii) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (whether directly, indirectly or on a portfolio wide basis), or (iii) imposing on any Lender any other condition affecting any Note or the Loan, in each case, so long as Agent determines (which determination shall be conclusive absent manifest error) that same are generally applicable to transactions between Agent and similarly situated borrowers, which are similar to the Transactions.
          (b) If any Lender shall determine that (i) any change in the application of any law, rule, regulation or guideline adopted or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,” including the draft Capital Accord currently proposed to replace such report, or any change in the interpretation or administration thereof by any domestic or foreign governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, (ii) any change in or adoption of any other law, rule, regulation or guideline regarding capital adequacy, or (iii) compliance by any Lender, or any lending office of any Lender, or the holding company of any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency based on any such change or adoption, has or would have the effect of reducing the rate of return on any Lender’s capital to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then from time to time Borrowers shall pay to Agent such additional amounts as will compensate Lenders for such actual reduction with respect to any portion of the Loans outstanding so long as Agent determines (which determination shall be conclusive absent manifest error) that same are generally applicable to transactions between Agent and similarly situated borrowers, which are similar to the Transactions.
          (c) Any amount payable by Borrowers pursuant to Section 2.13(a) or (b) hereof shall be paid to Agent within five (5) Business Days of receipt by Borrowers of a certificate of Agent setting forth the amount due and Agent’s basis for the determination of such amount, which statement shall be conclusive and binding upon Borrowers absent manifest error. Failure on the part of Agent to demand payment from Borrowers or any other Borrower for any such amount attributable to any particular period shall not constitute a waiver of Agent’s right to demand payment of such amount for any subsequent or prior period.

          SECTION 2.14. Joint and Several Liability of Borrowers. Subject to Section 9.17 hereof:
          (a) Each Borrower is accepting joint and several liability hereunder and under the other Financing Documents in consideration of the financial accommodations to be provided by Agent and the Lenders under this Agreement and the other Financing Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
          (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
          (c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.
          (d) The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional Obligations of each Borrower enforceable against each Borrower, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
          (e) Except as otherwise expressly provided in this Agreement or in any other Financing Document, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans or other financial accommodations issued under or pursuant to this Agreement or any other Financing Documents, to the extent permitted by applicable law, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement or any other Financing Document, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, all demands, notices and other formalities of every kind in connection with this Agreement or any other Financing Document. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Financing Document, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, Agent or any Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any Borrower, Agent or any Lender.
          (f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Financing Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition, the financial condition of the Guarantor and other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
          (g) Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Person’s rights of subrogation and reimbursement against any other Borrower, Guarantor or any other guarantor. To the fullest extent permitted by law, Borrowers waive in the event of foreclosure of any or all of the Mortgages, all rights to a marshalling of the assets of Borrowers and of the Borrowing Base Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agree in the event of foreclosure of any or all of the Mortgages, not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Agent or any Lender under the Financing Documents to a sale of the Borrowing Base Properties for the collection of the Obligations without any prior or different resort for collection or of the right of Agent to the payment of the Obligations out of the net proceeds of the Borrowing Base Properties in preference to every other claimant whatsoever. In addition, to the fullest extent permitted by law, Borrowers waive in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrowers which would require the separate sale of the Borrowing Base Properties or require Agent to exhaust its remedies against any one of the Borrowing Base Properties or combination of the Borrowing Base

Properties; and further in the event of such foreclosure, each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of any combination of the Borrowing Base Properties.
          (h) If a payment shall be made by any Borrower (the “Claiming Borrower”) to satisfy an Obligation owing by any other Borrower, each other Borrower (a “Contributing Borrower”) shall indemnify the Claiming Borrower in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Borrower on the date hereof (or with respect to any Person that becomes a Borrower after the date hereof, on the date that such Person becomes a Borrower) and the denominator shall be the aggregate net worth of each Borrower on the date hereof (or with respect to any Person that becomes a Borrower after the date hereof, on the date that such Person becomes a Borrower); provided, however, that all rights of each Borrower under this Section 2.14(h) and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations. No failure on the part of any Borrower to make the payments required by this Section 2.14(h) (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any other Borrower, and, subject to Section 9.17 hereof, each Borrower shall remain liable for the full amount of the Obligations.
          SECTION 2.15. No Withholdings. All sums payable by Borrowers under the Note, this Agreement and the other Financing Documents, shall be paid in full and without set-off or counterclaims and free of any deductions or withholdings for any and all Taxes. In the event that any Borrower is prohibited by any law from making any such payment free of such deductions or withholdings with respect to Taxes, then such Borrower shall pay such additional amount to Agent as may be necessary in order that the actual amount received by Lenders after such deduction or withholding (and after payment of any additional Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required; provided, however, no Borrower shall be obligated to pay such additional amount on account of a specific Lender if (a) Borrowers are required to deduct or withhold any sums under the law in effect as of the date that such Lender becomes a “Lender” hereunder (unless such law similarly affects Agent or any Lender which was theretofore a “Lender” hereunder and Borrowers are already required to pay such additional amounts to Agent or any such Lender as of such date pursuant to the terms hereof, in which case, Borrowers shall be required to pay such additional amounts to such new “Lender”), (b) solely because a Lender, although having a legal basis to do so, fails to deliver to Borrowers a duly executed copy of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or any successor form or any required renewal thereof, as the case may be, certifying in each case that such Lender is entitled to receive payments hereunder or under the other Financing Documents without deduction or withholding of any United States federal income taxes, or (c) solely because such Lender, although having a legal basis to do so, fails to deliver to Borrowers a duly executed United States Internal Revenue Service Form W-8 BEN or W-9 or any successor form or any required renewal thereof, establishing that a full exemption exists from United States backup withholding tax, and as result of such failure, any Borrower was prohibited by the Code, from making any such payment free of such deductions or withholding. Notwithstanding anything contained in this Section 2.15, in no event will any Lender’s failure to deliver any such forms, or any renewal or extension thereof, affect, postpone or relieve Borrowers from any obligation to pay Interest, principal and other amounts due under the Financing Documents (other than amounts due under this Section 2.15 as a result of a Lender’s failure to deliver such forms). Such additional amount shall be due concurrently with the payment with respect to which such additional amount is owed in the amount of Taxes certified by Agent (or the applicable Lender). A certificate as to the amount of Taxes submitted by Agent to Borrowers setting forth Agent’s (or the applicable Lender’s) basis for the determination of Taxes shall be conclusive evidence of the amount thereof, absent manifest error. Failure on the part of Agent to demand payment from Borrowers or any other Borrower for any Taxes attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period.
          SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, Interest, Additional Interest, Prepayment Fee or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating Interest thereon. All such payments shall be payable by wire transfer to the credit of Agent, at JPMorgan Chase Bank, ABA #021-000-021, in favor of HSH Nordbank AG, New York Branch, Account #400949687, Reference: Hines Real Estate Investment Trust, Attention: Loan Operations or to such other account or address as Agent may from time to time designate in writing to Borrowers given at least five (5) Business Days prior to the effective date of such change. Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Agent may, but shall not be required to, charge, when due and payable, any account of any Borrower maintained with Agent for principal, Interest, fees or other amounts owing to Agent or any Lender on or with respect to this Agreement, the Loans or any other Financing Document. Whenever any payment to be made under the Financing Documents shall be stated to be due, or if a Maturity Date would otherwise occur, on a day which is not a Business Day, such payment shall be made, and such Maturity Date shall occur, on the next succeeding Business Day, unless the effect of extending the date on which such payment would be due would be to extend the due date for such payment into the next calendar month in which case such payment shall be due on the immediately preceding Business Day. Any such extension of time shall be included in the computation of payment of Interest hereunder. All payments hereunder shall be made in dollars.
          (b) All sums received by Agent shall be applied on account of sums then due and owing by the Credit Parties under the Financing Documents in such order as Agent shall elect.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or Interest on or other sums due with respect to any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued Interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued Interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.16(c) shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Borrower or Affiliate thereof (as to which the provisions of this Section 2.16(c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          (d) Unless Agent shall have received notice from Borrowers prior to the date on which any payment is due to Agent for the account of the Lenders hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.
          SECTION 2.17. Cash Management Accounts.
          (a) Each Borrower shall cause all Space Lease Rents and all other revenue, income and other profits (other than Lease Termination Payments which are required to be deposited into the Lease Termination Account pursuant to Section 2.21 hereof) arising from the Borrowing Base Properties to be paid and deposited into their respective Operating Accounts immediately upon receipt except to the extent otherwise provided herein or in any other Financing Document. Each Borrower hereby grants to Agent and the Lenders a security interest in all of its right, title and interest in and to its Operating Account and all other accounts opened or maintained by such Borrower in connection with the ownership, operation and leasing of the Borrowing Base Properties (collectively, but not including any Tenant Security Accounts, the Lease Termination Account, the Additional Collateral Account or the Guaranty Collateral Account, the “Cash Management Accounts”) and all sums on deposit therein as additional security for the Obligations and all other obligations of the Credit Parties under the Financing Documents.
          (b) (i) Provided that no Event of Default has occurred and is continuing, and subject to the other limitations on withdrawals and uses of revenue set forth herein and in the other Financing Documents, and the other terms and provisions of the Financing Documents with respect to insurance proceeds and other particular sums, each Borrower may make withdrawals from its Cash Management Accounts (x) to pay reasonable and necessary expenditures relating to the Borrowing Base Properties in the ordinary course of business, including property management fees paid to Manager pursuant to the applicable Management Agreement, (y) to pay the Obligations or other obligations arising from Permitted Indebtedness, and (z) to make Restricted Payments not prohibited pursuant to Section 6.05 hereof. After the occurrence and during the continuation of an Event of Default, and upon notice from Agent, no Borrower shall have any right, and the Credit Parties covenant that they shall not and shall not permit the other Credit Parties to withdraw any amounts from any Cash Management Account, except as may otherwise be approved by Agent or as otherwise permitted by any other Financing Document.
               (ii) Following the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to the Cash Management Accounts specified in this Agreement, the Account Agreements or in any other Financing Document, at law or equity.
          (c) On the Effective Date, Borrowers shall deliver to Agent Account Agreements with respect to the Cash Management Accounts applicable to the Initial Borrowing Base Properties other than the Identified Investment Accounts. Thereafter, as a condition to the addition of any Property as a Borrowing Base Property pursuant to Section 4.03 hereof, the applicable Borrower shall deliver to Agent an Account Agreement with respect to the Cash Management Accounts relating to such Property (other than any investment account which Agent agrees shall become an “Identified Investment Account”). No Borrower shall close any Cash Management Account without obtaining the prior consent of Agent and shall not open any new Cash Management Account (i) without at least ten (10) days’ prior notice to Agent, (ii) unless the bank or other financial institution at which such account is opened and maintained is reasonably acceptable to Agent and (iii) unless, prior to or concurrently with the opening of such new Cash Management Account, such Borrower delivers to Agent an Account Agreement with respect thereto. Borrowers shall pay all fees and costs with respect to such Account Agreements for their Cash Management Accounts. Neither Agent nor the Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to any Cash Management Account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Financing Document, at law or equity. Any interest earned on the balance of each Cash Management Account shall be deposited into such account and be applied or withdrawn with the balance of such account in accordance with this Section 2.17. Agent shall have sole control over the Cash Management Accounts; provided that each Borrower shall be permitted to manage and withdraw funds from its Cash Management Accounts to the extent provided herein until the occurrence and during the continuance of an Event of Default.
          (d) Upon the occurrence and during the continuance of an Event of Default, the rights of Borrowers and each and every other Person (excluding Agent and the applicable depositary bank, subject to any control agreement or other agreement between Agent and such depositary bank) with respect to the Cash Management Accounts shall immediately terminate upon notice to Borrowers and such depository bank, and no such Person except Agent shall make any further withdrawal therefrom, subject, however, to the right of Borrowers to cause withdrawals on account of Restricted Payments permitted to be made pursuant to Section 6.05 hereof at the time of an Event of Default pursuant to the terms set forth in Section 2.17(e) hereof. Thereafter, Agent may from time to time designate such signatories with respect to the Cash Management Accounts as Agent may desire, and may make or authorize withdrawals from the Cash Management Accounts to pay the Obligations in whole or in part and/or pay operating expenses and capital expenditures with respect to the Borrowing Base Properties, and/or any other expenses, all as Agent may deem necessary or appropriate and in such order as Agent may elect. Agent may notify the financial institutions in which any Cash Management Account is held that the applicable Credit Party no longer has a right to instruct such financial institution with respect to matters relating to the withdrawal, operation or administration of, or investment or application of funds on deposit in such Cash Management Account. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to cause the withdrawal of all funds on deposit in any Cash Management Account and the deposit of such funds in an account established with Agent at any time following receipt by the financial institution in which such Cash Management Account is held of a notice from Agent pursuant to the Account Agreement with respect to such Account stating that an Event of Default then exists, and each Borrower hereby authorizes and directs such financial institutions to make payment directly to Agent of the funds in or credited to such accounts, or such part thereof as Agent may request. Such financial institution shall have the absolute right to rely upon such notice without inquiring as to the accuracy of the matters referred to in such notice and the depositories shall be fully protected by the applicable Borrower in relying upon such written notice from Agent. In the event that Agent delivers such a notice, Agent shall thereafter have the exclusive right to so instruct such financial institution. Nothing in this Section 2.17(d) shall be construed so as to limit or impair Agent’s absolute right to have a receiver appointed following an Event of Default.
          (e) At such times as an Event of Default shall have occurred and be continuing, Borrowers shall have the right from time to time to request Agent to permit withdrawals from Cash Management Accounts of sums to make Restricted Payments permitted to be made pursuant to Section 6.05 hereof at the time of an Event of Default. Any such request shall be accompanied by a certified statement by the Authorized Officer as to the amount of the requested withdrawal together with information in reasonable detail as to the basis for the amount of the requested withdrawal. In the event that Borrowers shall be entitled to such a withdrawal, Agent shall, to the extent sufficient funds shall then exist, promptly direct the applicable bank or financial institution holding such Cash Management Accounts to disburse such amounts to Borrowers.
          (f) Borrowers shall, within one (1) Business Day following Agent’s notice to Borrowers of the occurrence of an Event of Default, deposit into the Operating Account an amount equal to the greater of (i) the aggregate amounts held in the Identified Investment Accounts as of the day immediately preceding the date on which such Event of Default shall have occurred or (ii) the aggregate amounts held in the Identified Investment Account as of the day that Borrowers shall be required to make such deposit into the Operating Account. During the existence of an Event of Default, Borrowers shall not make or permit any deposits to be made into, or any withdrawals from, any Identified Investment Account (other than withdrawals to be immediately deposited into the Operating Account in accordance with this Section 2.17(f)). Without limiting the foregoing, in the event that amounts are deposited into any Identified Investment Account during the existence of an Event of Default with respect to which Borrowers have received such notice from Agent, Borrowers shall within one (1) Business Day after such deposit, cause such amount to be deposited into the Operating Account.
          SECTION 2.18. Interest Rate Protection Agreement.
          (a) Interest Rate Protection Agreement. On the Effective Date, Borrowers shall cause the Initial Interest Rate Protection Agreement to be assigned by Sponsor to Borrowers as referred to in the definition of “Initial Interest Rate Protection Agreement” in Section 1.01 hereof. Subject to Section 2.09(e) and 2.18(i) hereof, Borrowers shall at all times maintain Interest Rate Protection Agreements in full force and effect having notional amounts equal to the aggregate amount of the then outstanding principal balance of the Loans and having terms which correspond to the Maturity Dates of the Loans (noting, for purposes of clarification, that the Initial Interest Rate Protection Agreements satisfy the foregoing requirement with respect to the Borrowings made on the Effective Date). In addition, any Interest Rate Protection Agreement must satisfy the following criteria:
     (i) Each Interest Rate Protection Agreement shall be an interest rate swap, swaption, or other derivative product acceptable to Agent, the effect of which is to protect Borrowers against upward fluctuations of LIBOR for an interest period of one (1) month in excess of the Swap Rate;
     (ii) Subject to Section 2.09(e) and 2.18(i) hereof, each Interest Rate Protection Agreement shall have a term ending on the Maturity Date of the Loan with respect to which such Interest Rate Protection Agreement corresponds and shall be in a notional amount equal to the aggregate outstanding principal balance of the applicable Loans;
     (iii) Each Interest Rate Protection Agreement shall be entered into between Borrowers, on the one hand, and Agent (or an Affiliate of Agent) or with Agent’s prior consent, any Lender or any Affiliate of any Lender, on the other hand, if Agent (or an Affiliate of Agent), any Lender (or any Affiliate of any Lender) and Borrowers shall in their sole discretion enter into an Interest Rate Protection Agreement, or if Agent (or an Affiliate of Agent), any Lender (or any Affiliate of any Lender) and Borrowers do not enter into such Interest Rate Protection Agreement, a Qualified Counterparty;
     (iv) In the case of an Interest Rate Protection Agreement which is an interest rate cap agreement, all sums payable by Borrowers on account of the purchase price for the Interest Rate Protection Agreement during the term of the Interest Rate Protection Agreement shall have been paid in full on or prior to the effective date thereof;
     (v) Each Borrower’s interest in such Interest Rate Protection Agreement, including all rights of such Borrower to payment thereunder and any residual value thereof, shall have been collaterally assigned to Agent;
     (vi) The financial institution which is party to such Interest Rate Protection Agreement shall have executed and delivered to Agent a consent to the collateral assignment of each Borrower’s interest in such Interest Rate Protection Agreement referred to in clause (v) above pursuant to a consent in form and substance reasonably satisfactory to Agent (the “Interest Rate Protection Agreement Consent”); and
     (vii) Such Interest Rate Protection Agreement shall be reasonably satisfactory to Agent in form and content.
          (b) Forward Interest Rate Protection Agreements. In addition to any Interest Rate Protection Agreements entered into in satisfaction of the requirements of Section 2.18(a) hereof pertaining to existing Loans, Borrowers shall have the right from time to time, to enter into one or more forward Interest Rate Protection Agreements (other than with respect to outstanding Loans) having an “effective date” occurring prior to the third (3rd) anniversary of the Effective Date, a term of five (5), seven (7) or ten (10) years, a notional amount not greater than the excess of the Total Commitments not then the subject of Interest Rate Protection Agreements and which shall otherwise comply with the requirements of clauses (ii) through (vi) in Section 2.18(a) hereof (“Permitted Forward Swap Agreements”). In the event that Agent, any Affiliate of Agent, any Lender or any Affiliate of Lender elects or is permitted, as referred to in the definition of “Lender Interest Rate Protection Agreement” as set forth in Section 1.1 hereof, to enter into an Interest Rate Protection Agreement with Borrowers, any such Interest Rate Protection Agreement may be a Lender Interest Rate Protection Agreement. Notwithstanding anything to the contrary contained herein, Borrowers shall cause all Permitted Forward Swap Agreements which have not become required Interest Rate Protection Agreements as a result of Borrowings after the Effective Date to terminate on or prior to the third (3rd) anniversary of the Effective Date.
          (c) Failure to Provide Interest Rate Protection. In the event that Borrowers breach their obligations to enter into and maintain an Interest Rate Protection Agreement required hereunder in full force and effect as set forth in Section 2.18(a) hereof, in addition to Agent’s rights and remedies hereunder or under the other Financing Documents, Agent may, but shall have no obligation to, at Borrowers’ sole cost and expense and on each Borrower’s behalf, enter into an Interest Rate Protection Agreement as may be required pursuant to Section 2.18(a) hereof. In the event that Agent shall elect to enter into an Interest Rate Protection Agreement on Borrowers’ behalf, such Interest Rate Protection Agreement, at Agent’s election, may be a Lender Interest Rate Protection Agreement. Agent is hereby irrevocably appointed the true and lawful attorney of each Borrower (coupled with an interest), and Agent shall be entitled to act pursuant to such power following an Event of Default that shall have occurred and be continuing by reason of a failure to comply with the terms of Section 2.18(a) hereof, in its name and stead, solely to execute such an Interest Rate Protection Agreement and all necessary documents ancillary thereto, and for that purpose Agent may execute all necessary agreements and instruments, and may substitute one or more persons with like power, each Borrower hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. All sums paid and liabilities incurred by Agent pursuant to this Section 2.18 shall be paid by Borrowers (and not from the proceeds of a Loan) within five (5) Business Days after Agent’s demand with Interest at the Default Rate to the date of payment to Agent and such sums and liabilities, including such Interest, shall be deemed and shall constitute advances under this Agreement and be secured by the Security Documents.

          (d) Obligation of Borrowers Unaffected by Interest Rate Protection Agreement. No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of any Borrower to pay Interest on the Loans, as and when the same becomes due and payable in accordance with the provisions of the Financing Documents.
          (e) Termination, etc. of Interest Rate Protection Agreement. No Borrower shall terminate, modify, cancel or surrender, or permit the termination, modification, cancellation or surrender of, any required Interest Rate Protection Agreement without the prior consent of Agent or as required pursuant to Section 2.09(e) or 2.18(i) hereof. Within five (5) Business Days after any Borrower obtains knowledge of or receipt of notice (which may be given by Agent or a Lender) of a default by the financial institution that is a party to any Interest Rate Protection Agreement, the applicable Borrower shall substitute for such defaulted Interest Rate Protection Agreement another Interest Rate Protection Agreement (to which the Person that defaulted under the defaulted Interest Rate Protection Agreement is not a party) so that, after giving effect to such substitution, Borrowers are in compliance with the requirements of Section 2.18(a) hereof.
          (f) Receipts from Interest Rate Protection Agreements. All payments due to any Borrower pursuant to any Interest Rate Protection Agreement, including upon any termination thereof, shall be payable to and, except as provided below, held by Agent; provided, however, that all periodic “net payments” due to any Borrower so received by Agent in connection with a payment made by a counterparty to an Interest Rate Protection Agreement shall be applied by Agent on account of Interest then due and payable on the Loan unless an Event of Default shall have occurred and be continuing; provided, further, however, if an Event of Default shall have occurred and be continuing Agent may, in its discretion, for so long as such Event of Default is continuing and in addition to any other rights and remedies hereunder, apply the amounts so held by Agent to the Loans or other amounts due under the Financing Documents at Agent’s election. Such funds shall constitute additional security for the Obligations, a security interest therein being granted hereby. In the event any Borrower receives any sums pursuant to or in connection with any Interest Rate Protection Agreement, it shall immediately pay such sums to Agent, provided, however, so long as no Event of Default shall have occurred and be continuing, all payments received by Agent in connection with any Interest Rate Protection Agreement in excess of amounts then due and payable on account principal, Interest or other sums due in connection with the Loan shall be promptly remitted to Borrowers.
          (g) Security. No Interest Rate Protection Agreement shall be secured by all or any portion of the Collateral unless it is a Lender Interest Rate Protection Agreement, in which case each Borrower’s obligations under such Lender Interest Rate Protection Agreement shall be secured pari passu with the principal amount of the Loans secured by the Mortgages and the other Security Documents. In amplification of the foregoing, in the event that any payment made by any Borrower hereunder or under any other Financing Documents is insufficient to pay all amounts due and owing on the date of such payment and is intended to be applied on account of principal of the Loans, such payment shall be applied pari passu to the amounts due under the Lender Interest Rate Protection Agreement and to the outstanding principal of the Loans.
          (h) Interest Rate Protection Agreements. Each Lender that is a party to any Interest Rate Protection Agreement acknowledges that the interest of each Borrower in and to such Interest Rate Protection Agreement will be pledged and collaterally assigned to Agent pursuant to the Financing Documents, and hereby consents without any restrictions to such pledge and collateral assignment. All payments, if any, due under such Interest Rate Protection Agreement shall be paid directly to Agent to be applied in accordance with Section 2.18(f) hereof, and all other rights of any Borrower shall, upon the occurrence and during the continuance of an Event of Default, be exercisable by Agent. Each Lender that is a party to any Interest Rate Protection Agreement shall execute and deliver to Agent, and cause any Affiliate of such Lender that is a party to any Interest Rate Protection Agreement to execute and deliver to Agent, upon entering into such agreement the Interest Rate Protection Agreement Consent in order to confirm the foregoing.
          (i) Additional Interest Rate Protection Agreements. Without limiting any other provision of this Section 2.18, if, as of any date on which no Default or Event of Default shall exist, Borrowers reasonably believe that they shall obtain one or more Loans within one hundred and eighty (180) days after such date which Borrowers reasonably believe would not otherwise become the subject of a Permitted Forward Swap Agreement or an Interest Rate Protection Agreement with respect to which the notional amount thereunder was not reduced in connection with a prepayment of the Loans in accordance with Section 2.09(e) hereof, Borrowers shall have the right to enter into one or more Interest Rate Protection Agreements which shall have an aggregate notional amount not greater than the amount of such anticipated Loans to be obtained by Borrowers within such one hundred and eighty (180) day period; provided, further, however, in the event that after the expiration of such one hundred and eighty (180) day period, the aggregate outstanding principal balance of the Loans shall be less than aggregate notional amounts of all Interest Rate Protection Agreements then in effect (including Interest Rate Protection Agreements entered into pursuant to this Section 2.18(i), but excluding any Permitted Forward Swap Agreements and any Interest Rate Protection Agreements with respect to which the notional amount thereunder was not reduced in connection with a prepayment of the Loans in accordance with Section 2.09(e) hereof), Borrowers shall immediately (i) cause a reduction of the aggregate notional amounts of such interest rate protection arrangements so as to cause such aggregate notional amount of all Interest Rate Protection Agreements (other than any Permitted Forward Swap Agreements and any Interest Rate Protection Agreements with respect to which the notional amount thereunder was not reduced in connection with a prepayment of the Loans in accordance with Section 2.09(e) hereof) to correspond to the aggregate outstanding principal balance of the Loans as of the end of such one hundred and eighty (180) day period, (ii) pay all sums, if any, payable by Borrowers pursuant to any Interest Rate Protection Agreement with respect to such reduction and (iii) provide evidence to Agent of Borrowers’ compliance with clauses (i) and (ii) of this Section 2.18(i). Notwithstanding anything to the contrary contained herein, (y) Borrowers’ rights under this Section 2.18(i) to enter into one or more Interest Rate Protection Agreements which are not required pursuant to this Section 2.18 hereof shall only exist until the third (3rd) anniversary of the Effective Date and (z) to the extent that any one hundred and eighty (180) day period referred to in this Section 2.18(i) shall extend beyond the third (3rd) anniversary of the Effective Date, such period shall be deemed to be shortened by the applicable number of days so that such period shall expire on the third (3rd) anniversary of the Effective Date.

          SECTION 2.19. Tenant Security Deposits.
          (a) To the extent required by Legal Requirements or any Space Lease, each Borrower shall hold, in trust, all applicable Tenant security deposits provided pursuant to the applicable Space Leases (“Security Deposits”) in a segregated account with one or more depository institutions reasonably approved by Agent (collectively, the “Tenant Security Account”), and shall not commingle any such funds with any other funds of any Borrower. Without limiting the foregoing, to the extent required by Legal Requirements or any Space Lease, Borrowers shall, and shall cause Manager to, deposit all applicable cash Security Deposits collected by Borrowers, Manager or any of their respective agents into the Tenant Security Account within one (1) Business Day of receipt. Within ten (10) days after Agent’s request, Borrowers shall furnish to Agent a statement of all Security Deposits. Within one (1) Business Day following Agent’s notice to Borrowers of the occurrence of an Event of Default, Borrowers shall deposit into the Tenant Security Account (to the extent not then held in the Tenant Security Account pursuant to this Section 2.19) an amount equal to the aggregate amount of all cash Security Deposits under Space Leases then in effect which have not theretofore been returned to the applicable Tenant or applied against amounts due under the applicable Space Lease, in each case, in accordance with the terms of this Agreement.
          (b) Subject to Legal Requirements, the Tenant Security Account shall be under the sole dominion and control of Agent, and Borrowers shall have no right to make withdrawals therefrom except as provided in this Section 2.19 and as required by Legal Requirements. Each Borrower may make withdrawals from its Tenant Security Account at such time as no Event of Default has occurred and is continuing provided the proceeds are (i) applied in the ordinary course of business to sums due under the applicable Space Lease when the terms of such Space Lease or Legal Requirements permit the application thereof or (ii) returned to the applicable Tenant pursuant to Legal Requirements or the terms of the applicable Space Lease which require such Borrower to return such Security Deposit. After the occurrence and during the continuation of an Event of Default, neither Borrowers nor any other Person shall have any right to, and each Borrower covenants that it shall not, withdraw any amounts from the Tenant Security Account or apply any Security Deposits, except as may be approved by Agent. In the event an Event of Default exists but a Borrower is required pursuant to the terms of the applicable Space Lease or Legal Requirements to return any Security Deposit to the applicable Tenant, Borrowers shall deliver a notice to Agent certifying same and stating the reason therefor. Agent shall, at Agent’s option and at Borrowers’ sole cost and expense, either permit the applicable Borrower to return the Security Deposit to the applicable Tenant or, if Agent elects, cause such Security Deposit to be returned directly to the applicable Tenant. Following the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to the Tenant Security Account specified in this Agreement or in any other Financing Document, subject to Legal Requirements and the rights of the Tenants under the Space Leases.
          (c) Upon the request of Agent during the existence of an Event of Default, Borrowers shall transfer to the name of Agent and deliver to Agent all original Space Lease Letters of Credit obtained by any Borrower, together with reasonable evidence that all fees payable to the issuer on account of such assignment and transfer have been paid. All such Space Lease Letters of Credit shall be transferable by their terms. Each Borrower hereby grants to

Agent and Lenders a security interest in all rights of such Borrower in and to all Space Lease Letters of Credit, including all proceeds thereof, as additional security for the Obligations. In addition to all other rights and remedies of Agent and Lenders, Agent may, and to the extent necessary in order to do so, each Borrower hereby grants to Agent an irrevocable power of attorney, coupled with an interest, and Agent shall be entitled to act pursuant to such power following an Event of Default that shall have occurred and be continuing by reason of a failure to comply with the terms of this Section 2.19, solely to draw upon or otherwise realize on each such Space Lease Letters of Credit in accordance with its terms and those of the applicable Space Lease. Upon the receipt of any Space Lease Letters of Credit, Agent shall hold such Space Lease Letters of Credit as additional collateral for the Loans subject to the terms of the related Space Leases. If a Borrower is required by the terms of the applicable Space Lease or Legal Requirements to return any Space Lease Letter of Credit which is then being held by Agent to the Tenant, Agent shall, at Borrowers’ sole cost and expense, re-assign and transfer and deliver possession of such original Space Lease Letter of Credit to the applicable Borrower provided Borrowers deliver to Agent a written request for same, certifying the foregoing and indicating the applicable Space Lease and Letter of Credit and the reasons for such return, such Borrower shall promptly return the same to the applicable Tenant. At Agent’s election and at Borrowers’ sole cost and expense, instead of delivering such Space Lease Letter of Credit to such Borrower, Agent shall return same to the applicable Tenant.
          (d) So long as no Event of Default shall have occurred and be continuing, Borrowers shall have the right to hold all Space Lease Letters of Credit in the name of the applicable Borrowers, as beneficiary, and draw on such Space Lease Letter of Credit in accordance therewith and with the applicable Space Lease and Legal Requirements. Borrowers shall deposit the proceeds of any such drawing into the applicable Operating Account. Borrowers shall have no right to draw on any Space Lease Letter of Credit during the existence of an Event of Default without the prior consent of Agent.
          SECTION 2.20. Additional Collateral.
          (a) If any Additional Collateral shall be required or is contemplated to be delivered by Borrowers pursuant to any provision of this Agreement, then Borrowers shall either (i) if the form of such Additional Collateral shall be cash, pay to Agent for deposit in the Additional Collateral Account, (ii) if the form of such Additional Collateral shall be a Collateral Letter of Credit, deliver to Agent such Collateral Letter of Credit, or (iii) if the form of such Additional Collateral shall be any other collateral acceptable to Agent, deliver to Agent such other collateral in form and content acceptable to Agent with such other documents as Agent shall require in order to grant Agent a first priority perfected security interest therein, if applicable, in each case, in such amounts or the liquidation value being, as required or contemplated pursuant to Sections 4.04(a), 5.23(b) and 5.24(b) hereof.
          (b) Agent shall deposit all sums delivered to Agent for deposit in the Additional Collateral Account into an account or subaccount of Agent or, at Agent’s election, a bank or other financial institution approved by Agent (the “Additional Collateral Account”). Each Borrower hereby grants to Agent for itself and on behalf of Lenders a security interest in all rights of such Borrower in and to the Additional Collateral Account and all sums on deposit therein as additional security for the Obligations. All sums deposited in the Additional Collateral

Account shall be released and applied in accordance with the terms of this Agreement. If held by Agent, the credit balance in the Additional Collateral Account may be commingled with the general funds of Agent and shall bear interest at a rate per annum which is substantially similar to interest rates offered by Agent to similarly situated Borrowers for comparable deposits held in similar accounts. If not held by Agent, any such Borrower shall cause the bank or financial institution at which the Additional Collateral Account is held to execute and deliver to Agent an Account Agreement with respect to the Additional Collateral Account, Borrowers shall pay all fees and costs with respect thereto and no Borrower shall close such account without obtaining the prior consent of Agent. To the extent that any sums on deposit in the Additional Collateral Account are held in a time deposit account and are withdrawn from the Additional Collateral Account prior to the maturity of any time deposit, whether at the direction of a Borrower or by Agent in connection with the exercise by Agent of Agent’s rights and remedies hereunder, neither Agent nor Lenders shall be liable for any interest forfeited or otherwise foregone by Borrowers as the result of such withdrawal. Any income from such investments will be deposited to, and become a portion of, the Additional Collateral Account. Agent shall have sole dominion and control over the Additional Collateral Account.
          (c) In addition to all other rights and remedies available to Agent and Lenders, upon the occurrence and during the continuance of any Event of Default, Agent shall have the right without notice to any Borrower or any other Person to apply the Additional Collateral and make drawings under any Collateral Letter of Credit for the payment of any and all Obligations that are due and payable, with such amounts to be applied as set forth in Section 2.16 hereof and otherwise in accordance with this Agreement. Agent may also draw on any such Collateral Letter of Credit in the event that the issuer thereof notifies Agent that such Collateral Letter of Credit shall be not renewed, or shall be revoked or otherwise terminated, in which event the proceeds thereof shall be retained, held and applied by Agent as Additional Collateral in accordance with this Section 2.20. If (x) any Collateral Letter of Credit expires or is revoked, unrenewed or otherwise not in full force and Agent shall not have fully drawn the amount of such Collateral Letter of Credit prior to the date that it is no longer in effect, (y) the issuer thereof declares its inability to pay its debts on time, is the subject of any bankruptcy, insolvency, reorganization, receivership, dissolution or similar proceedings, is prohibited by law or court order from doing business in the State of New York or the state of its organization/incorporation or from otherwise performing its obligations under such Collateral Letter of Credit or other financial obligations, or has its credit rating downgraded below its rating as of the date such Collateral Letter of Credit is issued by S&P, Moody’s, Fitch or another financial services rating agency (or below a rating of “BBB+” (or the equivalent) by S&P, Moody’s or Fitch in the event the issuer is KeyBank) or (z) the issuer thereof fails to pay upon or otherwise refuses or is unable to honor Agent’s draft within the time period set forth in such Collateral Letter of Credit, Borrowers shall, within five (5) Business Days after notice from Agent, deliver to Agent substitute Additional Collateral. If the outstanding principal amount of the Loans, together with all Interest and other sums due and payable in connection therewith and all other outstanding Obligations then due or required to be performed, shall have been indefeasibly repaid or performed, as applicable, by the Credit Parties in full, all of the Commitments have expired or been terminated and all Lender Interest Rate Protection Agreements have been terminated, then Agent shall return to Borrowers any Additional Collateral or Collateral Letter of Credit to the extent then in possession or control of Agent.

          (d) If, as of any Testing Determination Date following the date on which Borrowers shall have delivered any Additional Collateral pursuant to Sections 4.03(a), 5.23 or 5.24 hereof, (i) the Debt Service Coverage Ratio calculated as of the calendar quarter ending on such Testing Determination Date shall be greater than 1.35:1.0, (ii) the Debt Service Coverage Ratio calculated as of the calendar quarter ending on the immediately preceding Testing Determination Date shall be greater than 1.35:1.0, (iii) the aggregate outstanding principal balance of the Loans is less than or equal to the Borrowing Base Loan Amount (without giving effect to the Additional Collateral Value) as of such Testing Determination Date and as of the immediately preceding Testing Determination Date, and (iv) no Default or Event of Default shall have occurred and be continuing, then, Agent shall upon request of Borrowers promptly (x) return any Collateral Letter of Credit, (y) disburse into the Operating Account all of the unapplied funds in the Additional Collateral Account or (z) return to Borrowers any other collateral, or the liquidated cash proceeds thereof, if applicable, delivered by Borrowers to Agent as Additional Collateral which shall not have been in the form of cash or a Collateral Letter of Credit.
          (e) Other than as expressly set forth in this Section 2.20, Borrowers shall have no right to receive a return of any Additional Collateral.
          SECTION 2.21. Lease Termination Account.
          (a) Borrowers shall deposit (or cause to be deposited) all Lease Termination Payments which, individually or together with all other Lease Termination Payments made by or on behalf of the same Tenant (or its Affiliates), are greater than $500,000 into an account (the “Lease Termination Account”) at a bank or other financial institution reasonably acceptable to Agent immediately upon receipt thereof. Borrowers hereby grant to Agent for itself and on behalf of Lenders a security interest in all rights of Borrowers in and to the Lease Termination Account and all sums on deposit therein as additional security for the Obligations. All sums deposited in the Lease Termination Account shall be released and applied in accordance with the terms of this Agreement. Borrowers shall deliver an Account Agreement with respect to the Lease Termination Account promptly upon the opening of such account. Agent shall have sole dominion and control over the Lease Termination Account.
          (b) Borrowers shall be permitted to make withdrawals from the Lease Termination Account solely for the payment of Leasing Commissions and Tenant Improvement Costs relating to space demised under Space Leases which gave rise to Lease Termination Payments which have been deposited into the Lease Termination Account or relating to other vacant space at such Borrowing Base Property so long as (i) no Event of Default shall have occurred and be continuing and (ii) at least five (5) Business Days prior to such withdrawal, Borrowers shall have delivered to Agent (x) a copy of the Space Lease which is the subject of such Leasing Commissions and Tenant Improvement Costs, (y) an itemization of such Leasing Commissions and Tenant Improvement Costs and (z) a certificate executed by Borrowers certifying that (A) the applicable itemization referred to in clause (y) above is true, correct and complete in all material respects and (B) such Leasing Commissions and Tenant Improvement Costs relate to space demised under Space Leases which gave rise to Lease Termination Payments which have been deposited into the Lease Termination Account or relating to other vacant space at such Borrowing Base Property. Borrowers hereby covenant and agree (i) to use any and all withdrawals from the Lease Termination Account solely for the payment of the applicable Leasing Commissions and Tenant Improvements Costs set forth on the applicable itemization referred to in clause (y) above within ten (10) Business Days after the withdrawal thereof. Other than as expressly set forth in this Section 2.21(b), Borrowers shall have no right to make any withdrawals from the Lease Termination Account. Upon the reletting of all of the space demised under a Space Lease which gave rise to the applicable Lease Termination Payments (or an equal number of net rentable square feet of other vacant space in the applicable Borrowing Base Property), and the payment of all Leasing Commissions and Tenant Improvement Costs applicable to such reletting, Borrowers shall have the right to withdraw any remaining balance of the applicable Lease Termination Payment so long as (A) no Event of Default shall have occurred and be continuing, (B) Borrowers shall have delivered evidence acceptable to Agent demonstrating such facts and (C) Borrowers shall have given Agent at least five (5) Business Days prior notice of such withdrawal.
          SECTION 2.22. Substitution of Initial Limited Payment Guaranty.
          (a) Without limiting Section 6.16 hereof, Borrowers shall use commercially reasonable efforts (i) to cause KeyBank to amend the terms of (or to provide a waiver with respect to) the KeyBank Revolving Credit Facility (a “KeyBank Guaranty Related Amendment”) in a manner reasonably acceptable to Agent, which amendment or waiver shall (y) expressly permit Sponsor to provide the guaranties set forth in the Limited Payment Guaranty by executing and delivering the Substitute Limited Payment Guaranty or (z) remove any limitation on the Sponsor’s ability to provide guaranties, and (ii) to otherwise satisfy the conditions set forth in Section 2.22(b) hereof, in each case, within ninety (90) days after the Effective Date (the “Specified Substitution Date”), so that the Initial Limited Payment Guaranty may be substituted with the Substitute Limited Payment Guaranty in accordance with Section 2.22(b) hereof.
          (b) Upon satisfaction of all of the following conditions precedent, the Initial Limited Payment Guaranty shall be terminated pursuant to Section 2.22(d) hereof and substituted with the Substitute Limited Payment Guaranty:
               (i) Borrowers shall have delivered a copy of the KeyBank Guaranty Related Amendment to Agent, along with a request to substitute the Initial Limited Payment Guaranty with the Substitute Limited Payment Guaranty;
               (ii) No Event of Default shall have occurred and be continuing;
               (iii) To the extent that any amounts are then due and payable under the Initial Limited Payment Guaranty, such amounts shall have been paid in full;
               (iv) Sponsor shall be in satisfaction of all of the Guarantor’s Financial Covenants set forth in the Recourse Liability Agreement;
               (v) Sponsor shall execute and deliver to Agent a guaranty (the “Substitute Limited Payment Guaranty”) in the form of the Initial Limited Payment Guaranty, with such changes as Agent determines are reasonably necessary in order to reflect the change of the “Guarantor” thereunder from the REIT to Sponsor and to confirm that Sponsor shall be liable for all of the “Guaranteed Obligations” thereunder to the same extent as if Sponsor had entered into the Substitute Limited Payment Guaranty on the Effective Date;
               (vi) Agent shall have received a favorable customary written opinion (addressed to Agent and the Lenders and dated as of the date of the Substitute Limited Payment Guaranty) of counsel for the Sponsor, covering such matters relating to Sponsor and the Substitute Limited Payment Guaranty as Agent shall reasonably request, including a non-contravention opinion; and
               (vii) a resolution adopted by the REIT’s Board of Directors authorizing the execution, delivery and performance by Sponsor of the Substitute Limited Payment Guaranty, which resolution shall be accompanied by a certification by a secretary of the REIT certifying that such resolution has not been modified, rescinded or amended and is in full force and effect.
          (c) In the event that the Initial Limited Payment Guaranty shall not be substituted with the Substitute Limited Payment Guaranty in accordance with Section 2.22(b) on or prior to the Specified Substitution Date, then Borrowers shall immediately pay to Agent cash for deposit into the Guaranty Collateral Account or deliver to Agent a Guaranty Letter of Credit, in either case, in an amount equal to the Guaranty Collateral Amount as of the Specified Substitution Date (the “Guaranty Collateral”).
          (d) Upon (i) satisfaction of all of the conditions set forth in Section 2.22(b) to terminate the Initial Limited Payment Guaranty or (ii) the delivery to Agent of the Guaranty Collateral pursuant to Section 2.22(c) hereof, as applicable, Agent and the REIT shall enter into an agreement reasonably acceptable to Agent and the REIT to terminate the Initial Limited Payment Guaranty and to release the REIT from all of its obligations under the Initial Limited Payment Guaranty so long as in the case of clause (ii) above, no Event of Default shall have occurred and be continuing (it being understood that the failure of an Event of Default to have occurred and be continuing is a condition precedent to the occurrence of the event described in clause (i) above (as such condition precedent is set forth in clause (i) of Section 2.22(b) hereof)).
          (e) In the event that the Initial Limited Payment Guaranty shall not be substituted with the Substitute Limited Payment Guaranty in accordance with Section 2.22(b) on or prior to the Specified Substitution Date, then during the period commencing on the Specified Substitution Date and ending on the date, if any, that all of the conditions set forth in Section 2.22(b) hereof shall have been satisfied, including the delivery of a Substitute Limited Payment Guaranty, the Guaranty Collateral Amount shall be remeasured as of each Testing Determination Date. In the event that the Guaranty Collateral Amount as of any Testing Determination Date during such period shall exceed the Guaranty Collateral Amount as of the immediately preceding Testing Determination Date (or the Guaranty Collateral Amount as of the Specified Substitution Date in the event of the first Testing Determination Date during such period), then Borrowers shall within fifteen (15) Business Days after the date which is the earlier of (y) the date which is forty five (45) days after such Testing Determination Date or (z) the date that Borrowers deliver the items referred to in clauses (iii) and (iv) of Section 5.01(e) hereof with respect to the calendar quarter ending on such Testing Determination Date, pay to Agent cash for deposit into the Guaranty Collateral Account or deliver to Agent a new Guaranty Letter of

Credit, in each case, in the amount of such excess (or in the event that a Guaranty Letter of Credit is then being held by Agent, cause such Guaranty Letter of Credit to be increased by the amount of such excess). In the event that the Guaranty Collateral Amount as of any Testing Determination Date during such period shall be less than the Guaranty Collateral Amount as of the immediately preceding Testing Determination Date (or the Guaranty Collateral Amount as of the Specified Substitution Date in the event of the first Testing Determination Date during such period), then Agent shall promptly after request by Borrowers (A) deliver such excess to Borrowers from the Guaranty Collateral Account (to the extent sufficient funds exist therein) or (B) permit Borrowers to reduce any Guaranty Letter of Credit then held by Agent by the amount of such excess, so long as, in each case, no Default or Event of Default shall have occurred and be continuing.
          (f) Agent shall deposit all cash delivered to Agent pursuant to this Section 2.22 for deposit in the Guaranty Collateral Account into an account or subaccount of Agent or, at Agent’s election, a bank or other financial institution approved by Agent (the “Guaranty Collateral Account”). Each Borrower hereby grants to Agent for itself and on behalf of Lenders a security interest in all rights of such Borrower in and to the Guaranty Collateral Account and all sums on deposit therein as additional security for the Obligations. All sums deposited in the Guaranty Collateral Account shall be released and applied in accordance with the terms of this Agreement. If held by Agent, the credit balance in the Guaranty Collateral Account may be commingled with the general funds of Agent and shall bear interest at a rate per annum which is substantially similar to interest rates offered by Agent to similarly situated Borrowers for comparable deposits held in similar accounts. If not held by Agent, any such Borrower shall cause the bank or financial institution at which the Guaranty Collateral Account is held to execute and deliver to Agent an Account Agreement with respect to the Guaranty Collateral Account, Borrowers shall pay all fees and costs with respect thereto and no Borrower shall close such account without obtaining the prior consent of Agent. To the extent that any sums on deposit in the Guaranty Collateral Account are held in a time deposit account and are withdrawn from the Guaranty Collateral Account prior to the maturity of any time deposit, whether at the direction of a Borrower or by Agent in connection with the exercise by Agent of Agent’s rights and remedies hereunder, neither Agent nor Lenders shall be liable for any interest forfeited or otherwise foregone by Borrowers as the result of such withdrawal. Any income from such investments will be deposited to, and become a portion of, the Guaranty Collateral Account. Agent shall have sole dominion and control over the Guaranty Collateral Account.
          (g) In addition to all other rights and remedies available to Agent and Lenders, upon the occurrence and during the continuance of any Event of Default, Agent shall have the right without notice to any Borrower or any other Person to apply the sums held in the Guaranty Collateral Account and make drawings under any Guaranty Letter of Credit for the payment of any and all Obligations that are due and payable, with such amounts to be applied as set forth in Section 2.16 hereof and otherwise in accordance with this Agreement. Agent may also draw on any such Guaranty Letter of Credit in the event that the issuer thereof notifies Agent that such Guaranty Letter of Credit shall be not renewed, or shall be revoked or otherwise terminated, in which event the proceeds thereof shall be deposited into the Guaranty Collateral Account and held and applied in accordance with this Section 2.22. If (i) any Guaranty Letter of Credit expires or is revoked, unrenewed or otherwise not in full force and Agent shall not have fully drawn the amount of such Guaranty Letter of Credit prior to the date that it is no longer in effect, (ii) the issuer thereof declares its inability to pay its debts on time, is the subject of any bankruptcy, insolvency, reorganization, receivership, dissolution or similar proceedings, is prohibited by law or court order from doing business in the State of New York or the state of its organization/incorporation or from otherwise performing its obligations under such Guaranty Letter of Credit or other financial obligations, or has its credit rating downgraded below its rating as of the date such Guaranty Letter of Credit is issued by S&P, Moody’s, Fitch or another financial services rating agency (or below a rating of “BBB+” (or the equivalent) by S&P, Moody’s or Fitch in the event the issuer is KeyBank) or (iii) the issuer thereof fails to pay upon or otherwise refuses or is unable to honor Agent’s draft within the time period set forth in such Guaranty Letter of Credit, Borrowers shall, within five (5) Business Days after notice from Agent, deliver to Agent cash for deposit into the Guaranty Collateral Account or a substitute Guaranty Letter of Credit, in each case, in the amount of the then undrawn amount of such existing Guaranty Letter of Credit. If the outstanding principal amount of the Loans, together with all Interest and other sums due and payable in connection therewith and all other outstanding Obligations then due or required to be performed, shall have been indefeasibly repaid or performed, as applicable, by the Credit Parties in full, all of the Commitments have expired or been terminated and all Lender Interest Rate Protection Agreements have been terminated, then Agent shall return to Borrowers any sums then held in the Guaranty Collateral Account or Guaranty Letter of Credit to the extent then in possession or control of Agent.
          (h) Other than as expressly set forth in this Section 2.22, Borrowers shall have no right to receive a return of any sums then held in the Guaranty Collateral Account or any Guaranty Letter of Credit.
ARTICLE III
Representations and Warranties
          To induce Agent and the Lenders to enter into this Agreement and the Lenders to make the loans hereunder, each Borrower hereby represents, warrants and covenants to the Lenders and Agent as follows (which representations, warranties and covenants shall survive the execution and delivery of this Agreement and the other Financing Documents, regardless of any investigation made by the Lenders and Agent or on its behalf):
          SECTION 3.01. Existence and Power. Each Credit Party (a) is duly organized, validly existing and in good standing (or its legal equivalent, if any) under the laws of its jurisdiction of organization, (b) has all necessary powers required to own its properties, to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and the other Financing Documents to which it is a party, (c) to the extent such Credit Party is the owner of a Borrowing Base Property, is qualified to do business in, and is in good standing in each State in which such Borrowing Base Property is located, and (d) is qualified to do business in, and is in good standing in, every other jurisdiction where such qualification is required.
          SECTION 3.02. Authorization; No Contravention. The execution, delivery and performance by each Credit Party of this Agreement and the other Financing Documents to which it is a party (a) are within its powers and have been duly authorized by all necessary action, (b) require no action by or in respect of, or filing with, any Governmental Authority, any property manager or other third party, (c) do not contravene, or constitute a breach of or default under, any provision of applicable law or regulation, any of its constitutive documents or of any judgment, injunction, order, decree, permit, license, note, mortgage, agreement or other instrument binding upon such Person or any of its Affiliates or their respective assets and (d) do not result in the creation or imposition of any Lien on any asset of any Credit Party or the REIT or any of their respective Affiliates (except the Security Interests). All consents, approvals, authorizations or orders of any Person, court or Governmental Authority or any third party that are required in connection with the execution and delivery by any Borrower of this Agreement and the other Financing Documents or to consummate the transactions contemplated hereby have been obtained and are in full force and effect.
          SECTION 3.03. Binding Effect. This Agreement and the other Financing Documents to which each Credit Party is a party have been duly executed and delivered by such Person and constitute valid and binding agreements of each Credit Party, in each case enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
          SECTION 3.04. Financial Information.
          (a) Each Credit Party has heretofore furnished to Agent true, correct and complete audited financial statements of the REIT and its Consolidated Subsidiaries for the fiscal year ending December 31, 2005 prepared by the management of such Credit Party and audited by Deloitte and Touche LLP, and unaudited financial statements for the three (3) month period ended March 31, 2006, prepared by the management of such Credit Party. Such financial statements are true, correct and complete in all material respects and present fairly in conformity with GAAP and in all material respects the financial condition and results of operations of the REIT as of the dates and for the periods indicated, and such financial statements disclose in accordance with GAAP all material liabilities, direct or contingent, of the REIT on a consolidated basis as of the date thereof. Borrowers have also furnished to Agent true, correct and complete operating statements of Borrowers dated May 31, 2006 which (i) reflect the results of operations of Borrowers year-to-date through such date, or since inception of any Borrower which has not been in existence as of January 1, 2006 and (ii) were prepared by the management of such Borrowers.
          (b) Since March 31, 2006, there has been no material adverse change in the business, assets, operations or financial condition of any Borrower, Sponsor and the REIT.
          (c) No Borrower is currently indebted or in contract for any Indebtedness, is not otherwise liable in respect of any Indebtedness or is holding out its credit as being available to satisfy the obligations of any Person, other than the Permitted Indebtedness relating to such Borrower.
          SECTION 3.05. Litigation. Except for the Disclosed Matters, there are no actions, suits or proceedings at law or in equity or before or instituted by any Governmental Authority (a) pending or, to any Credit Party’s knowledge, threatened against or affecting any

Borrower, Sponsor, the REIT, any Borrowing Base Property, the Collateral or any part thereof (including any condemnation or eminent domain proceeding against any of the Borrowing Base Properties, or any part thereof) which (i) seeks damages in excess of $2,000,000 or injunctive or other equitable relief, (ii) is not covered by insurance or (iii) if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (b) pending or, to any Borrower’s knowledge, threatened, which affect or might affect the validity or enforceability of any Security Document (or the priority of the lien thereof) or any other Financing Documents.
          SECTION 3.06. Compliance with Laws and Agreements. Each Credit Party is in compliance in all material respects with all Legal Requirements applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, and each has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. There are no pending or, to Borrowers’ knowledge, threatened actions, suits or proceedings to revoke, invalidate, rescind or modify any such governmental licenses, authorizations, consents or approvals. All Legal Requirements applicable to any Borrowing Base Property and all approvals in effect with respect thereto permit the operation and the current and anticipated uses of such Borrowing Base Property, and permit such Borrowing Base Property to be restored and such uses continued following any Casualty, without need of any variance, special use permit or similar exception. There are no pending or, to the Borrowers’ knowledge, threatened actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the ordinances and regulations currently in effect and to which any of the Borrowing Base Properties are subject.
          SECTION 3.07. Use of Proceeds. The proceeds of the Loans will be used solely for the general corporate, company or partnership, as applicable, purposes of Borrowers to the extent permitted hereunder, specifically including the purposes contemplated by the REIT’s Prospectus dated June 19, 2006 (as the same may be updated from time to time).
          SECTION 3.08. Compliance with ERISA. Neither any Credit Party, the REIT nor ERISA Affiliates currently maintains or is obligated to contribute to, or has ever maintained or been obligated to contribute to, a Plan or a Multiemployer Plan. No ERISA Event has occurred and neither any Credit Party, the REIT nor any ERISA Affiliates has incurred any liability, and no action or event has occurred that could cause any of them to incur any liability, under Title IV of ERISA (a) to the PBGC other than a liability to the PBGC for premiums under Section 4007 of ERISA or (b) in respect of a Multiemployer Plan which has not been discharged in full when due. None of the assets of any Credit Party or the REIT constitute “plan assets” within the meaning of 29 CFR 2510.3-101.
          SECTION 3.09. Taxes.
          (a) Each Credit Party and the REIT has timely filed or cause to be filed all United States Federal income tax returns and all other tax returns and reports which are required to be filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except for Taxes the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which such Credit Party or the REIT, as applicable, has set aside on its books adequate reserves and otherwise in accordance with Section 5.08 hereof. To Borrowers’ knowledge, the charges, accruals and reserves on the books of such Credit Party and the REIT in respect of Taxes or other similar governmental charges, additions to Taxes and any penalties and interest thereon are adequate.
          (b) The REIT has made an election to be taxed as a “real estate investment trust” under Sections 856 through 860 of the Code, and the REIT qualifies as a “real estate investment trust” under Sections 856 through 860 of the Code.
          SECTION 3.10. Properties.
          (a) Title. Alameda LLC is the sole legal and beneficial owner of a fee simple interest in the Alameda Property. Alameda LLC does not own, directly or indirectly, any legal or beneficial interest in any material asset other than the Alameda Property and the other “Mortgaged Property” set forth in the Mortgage relating to the Alameda Property. McKinnon LP is the sole legal and beneficial owner of a fee simple interest in the McKinnon Property. McKinnon LP does not own, directly or indirectly, any legal or beneficial interest in any material asset other than the McKinnon Property and the other “Mortgaged Property” set forth in the Mortgage relating to the McKinnon Property. North Clark LLC is the sole legal and beneficial owner of a fee simple interest in the North Clark Property. North Clark LLC does not own, directly or indirectly, any legal or beneficial interest in any material asset other than the North Clark Property and the other “Mortgaged Property” set forth in the Mortgage relating to the North Clark Property. No Borrower owns, directly or indirectly, any legal or beneficial interest in any material asset other than the Borrowing Base Property owned or leased by such Borrower and the other “Mortgaged Property” set forth in the Mortgage relating to such Borrowing Base Property.
          (b) Trademarks. To Borrowers’ knowledge, there exists no claim by any Person that contests or questions any Credit Parties’ or the REIT’s right to use all applicable patents, trademarks, copyrights, technology, know-how and processes necessary for the conduct of the business and the operation of any of the Borrowing Base Properties substantially in the manner as contemplated to be conducted and operated. To Borrowers’ knowledge, there are no claims, and to the best of Borrowers’ knowledge, there is no infringement of the rights of any Person, arising from the use of such patents, trademarks, copyrights, technology, know-how and processes by any Credit Party or the REIT. To Borrowers’ knowledge, no Borrower has any knowledge of any infringement by any third party on any rights of any Credit Party or the REIT in any of its respective intellectual property. To Borrowers’ knowledge, no name or logo used in connection with the Borrowing Base Properties or any part thereof or business therein is a registered trade name or trademark except for those names and logos set forth on Exhibit Q hereto.
          (c) Casualty/Taking. No Casualty has occurred to any portion of any Borrowing Base Property since the applicable Borrower’s acquisition thereof which remains unrepaired and (i) no Taking of any portion of any Borrowing Base Property, (ii) no Taking or modification, realignment or relocation of any streets or roadways abutting any Borrowing Base Property or (iii) no denial of access to any Borrowing Base Property from any point of access (public or private), has occurred since the applicable Borrower’s acquisition thereof (or to Borrowers’ knowledge, prior to such acquisition) or, to the knowledge of such Credit Party, is threatened or pending.

          (d) Encroachments. Except as shown on the Survey of each Borrowing Base Property, to Borrowers’ knowledge, none of the improvements thereon encroach upon any building line, setback line, side yard line or any easement.
          (e) Defects. Except as disclosed in the building condition reports certified to Agent and delivered to Agent at or prior to the Effective Date, to Borrowers’ knowledge, there exists no structural or other material defects or damages in any of the Borrowing Base Properties, whether latent or otherwise that (i) pose a hazard to life or safety, (ii) require immediate repair and in the case of either (i) or (ii), the cost of which would exceed $2,000,000 to repair, and no Borrower has received written notice from any insurance company or bonding company of any defects or inadequacies in any of the Borrowing Base Properties, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
          (f) Alterations. No alterations, additions or other modifications have been made to any Borrowing Base Property since the date of the Survey of such property which would render such Survey inaccurate in any material respect.
          (g) Utilities and Access. Each Borrowing Base Property has utility services and facilities, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities, adequate in all respects, including minimum capacities, for the operation of such Borrowing Base Property for its intended purposes in accordance with this Agreement. Except as shown on the Survey of each Borrowing Base Property, to Borrowers’ knowledge all such utility services and facilities are available at the boundaries of such Borrowing Base Property. Each Borrowing Base Property has direct physical access to and from at least one public road adequate in all respects for the operation of such Borrowing Base Property for its intended purposes in accordance with this Agreement.
          (h) Equipment. All furniture, fixtures and equipment necessary for the operation of each Borrowing Base Property for its intended purposes in accordance with this Agreement have been installed or incorporated in such Borrowing Base Property.
          (i) Tax Parcel. Each Borrowing Base Property is separately assessed from all other adjacent land for purposes of real estate taxes and without regard for any other property, and for all purposes may be mortgaged, conveyed and otherwise dealt with as an independent parcel. Borrowers have paid all taxes and assessments affecting the Borrowing Base Properties or otherwise payable by any Borrower which were due on or before on the Effective Date, except for Taxes being contested in accordance with Section 5.08 hereof. To the best of Borrowers’ knowledge, there is no material proposed new tax assessment against any of the Borrowing Base Properties or any basis for such an assessment, other than potential increases in valuation in connection with Borrowers’ recent acquisition of the Borrowing Base Properties.
          (j) Flood Hazards. Except as shown on the Survey of each Borrowing Base Property, to Borrowers’ knowledge, neither all nor any portion of such Borrowing Base Property is located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control.
          (k) Employee Matters. Except as described on Exhibit V attached hereto, no Borrower nor Manager is party to any collective bargaining agreement. To Borrowers’ knowledge, there are no material grievances, disputes or controversies with any union or any other organization of employees at any of the Borrowing Base Properties, including employees of Manager, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.
          (l) Insurance Policies. The Insurance Policies required to be maintained as of the date hereof pursuant to Section 5.19 hereof and the other Financing Documents are in full force and effect.
          (m) Accounts. All Accounts of any Borrower or of any other Person, including Manager and Agent, held on behalf of or for the benefit of Borrowers which are required to be established pursuant to this Agreement or any other Financing Document, including the account number of each Account and the name and address of the financial institution at which each Account is held, are as set forth on Exhibit O attached hereto. No Borrower has any other accounts except as set forth on said exhibit. Borrowers have delivered to Agent an Account Agreement for each such Account, except for the Identified Investment Accounts and those Accounts which are held by Agent pursuant to the terms of this Agreement.
          (n) Agreements. The copies of the Management Agreement and the Material Operating Agreements provided to Agent are true, correct and complete. The Management Agreement and the Material Operating Agreements are in full force and effect and are valid and enforceable. Neither the Management Agreement nor any Material Operating Agreement has been amended, modified, terminated, assigned or otherwise changed, or the provisions thereof waived, except as permitted hereunder and to Borrowers’ knowledge, no material default by any Borrower or any party thereto has occurred and is continuing thereunder. There are no other Operating Agreements which have a noncancellable term which exceeds one (1) year in length except those set forth on Exhibit N.
          SECTION 3.11. Defaults. No Default or Event of Default has occurred and is continuing. To Borrowers’ knowledge, no Borrower is in default or in breach of any of its obligations under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound.
          SECTION 3.12. Offsets and Defenses. No Credit Party has any offsets or defenses against or counterclaims with respect to any of its obligations under this Agreement or the other Financing Documents, any and all such offsets, defenses and counterclaims, if any, being hereby waived.
          SECTION 3.13. Holding Company Status. No Credit Party or the REIT is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.14. Full Disclosure. Each Credit Party has disclosed or made available to Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its or their assets is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party or the REIT to Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          SECTION 3.15. Security Interest and Liens. Each of the Security Documents creates and grants to Agent, for its own benefit and for the benefit of the Lenders, a legal, valid and enforceable first priority (except as permitted pursuant to Section 6.02 hereof) Security Interest in the Collateral identified therein, and when the appropriate recordings and filings have been effected in the applicable public offices, each of the Security Documents will constitute a perfected Security Interest in all such Collateral, prior and superior to all other Security Interests with respect to such Collateral, except as permitted under the Financing Documents. Such Collateral is not subject to any other Liens whatsoever and no Credit Party or any of its Affiliates has made or assumed any contract or other arrangement that could give rise to any Lien on all or any portion of the Collateral, except Liens permitted by Section 6.02 hereof. No Credit Party or any of its Affiliates is under any contractual restriction which would prohibit it from granting such perfected first priority Security Interests in the Collateral except as disclosed on Exhibit P annexed hereto.
          SECTION 3.16. Liens on Ownership Interests. There exists no Lien on any Equity Interest in any Credit Party or the REIT (except as permitted pursuant to Section 6.02 hereof). Except for the Financing Documents and the Space Leases set forth in the Rent Roll, no Borrower has made, assumed or been assigned any contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a Lien against all or any portion of the Collateral which is not a Permitted Encumbrance.
          SECTION 3.17. Solvency.
          (a) The fair salable value of the business of each Credit Party and the REIT is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of such Credit Party and the REIT, as they become absolute and mature.
          (b) The assets of each Credit Party and the REIT do not constitute unreasonably small capital for such Credit Party and the REIT to carry out their respective businesses as now conducted and as proposed to be conducted including the capital needs of such Credit Party and the REIT, taking into account the particular capital requirements of such businesses conducted by such Credit Party and the REIT and projected capital requirements and capital availability thereof.

          (c) No Credit Party nor the REIT has incurred or intends to incur debts beyond its respective ability to pay as they mature (taking into account the timing and amounts of cash to be received by each Credit Party the REIT, and of amounts to be payable on or in respect of debt of each Credit Party and the REIT).
          (d) No Credit Party nor the REIT believes that final judgments against them in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of each Credit Party and the REIT, after taking into account all other anticipated uses of the cash of such Credit Party and the REIT (including the payments on or in respect of debt referred to Section 3.17(c) hereof), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.
          SECTION 3.18. Space Lease. A true, correct and complete rent roll for each Borrowing Base Property is attached hereto as Exhibit R (collectively, the “Rent Roll”). There are no Space Leases with respect to any Borrowing Base Property other than the Space Leases which are set forth on the Rent Roll. Except as set forth on the Rent Roll or otherwise disclosed on Exhibit V attached hereto or by any estoppel certificate received by Agent on or prior to the Effective Date: (a) each Space Lease is in full force and effect; (b) the Tenants have accepted possession of and are in occupancy of all of their respective demised premises and have commenced the payment of Space Lease Rent under the Space Leases to the extent set forth on the Rent Roll, and, to Borrowers’ knowledge, there are no offsets, claims or defenses to the enforcement thereof presently outstanding; (c) all Space Lease Rents due and payable under each Space Lease have been paid and no portion of any Space Lease Rent has been paid for any period more than thirty (30) days in advance; (d) the fixed rent payable under each Space Lease is the amount of fixed rent set forth in the Rent Roll, and, to Borrowers’ knowledge, there is no claim or basis for a claim by the Tenant thereunder for an adjustment to the such fixed rent; (e) no Tenant has made any claim in writing against any Borrower or Manager which has been received by a Borrower or Manager and remains outstanding that a Borrower or Manager is in default under its applicable Space Lease; (f) to Borrowers’ knowledge, no default by any Borrower or any Tenant under any Space Lease, and no event which, with the giving of notice or passage of time, or both, would constitute a default, has occurred; (g) each Space Lease is the valid, binding and enforceable obligation of the applicable Borrower and to Borrowers’ knowledge, the applicable Tenant thereunder, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles; (h) each Space Lease is subordinate to the Mortgage relating to the Borrowing Base Property with respect to which the demised premises under such Space Leases is located, either by its terms or pursuant to a subordination, non-disturbance and attornment agreement; (i) no Space Lease Letter of Credit has been delivered to a Borrower or Manager other than as set forth on Exhibit B attached hereto; (j) there is no tenant improvement work remaining to be performed by the applicable Borrower under any Space Lease; (k) there are no sums remaining to be paid by any Borrower to any Tenant with respect to any Space Lease, whether on account of any tenant improvement work or otherwise; (l) there are no remaining rent concessions, tenant allowances or abatements with respect to any Space Lease; (m) all real estate brokerage commissions relating to the Space

Leases have been paid in full and there are no other real estate brokerage commissions; (n) to Borrowers’ knowledge, no Lease has been assigned or sublet by any Tenant; and (o) to Borrowers’ knowledge, no Tenant has (i) consented to the appointment of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, (ii) admitted in writing its inability to pay its debts generally as they become due, (iii) filed a petition, or otherwise instituted, or consented to the institution against it of, proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors, (iv) made an assignment for the benefit of its creditors or (v) suspended payment of its obligations. No Space Lease contains any option to purchase or right of first refusal to purchase any of the Borrowing Base Properties or any part thereof. All Security Deposits under the Space Leases are as set forth on the Rent Roll and are held pursuant to Section 2.19 hereof. Each Borrower and Manager are in compliance with all Legal Requirements with respect to all security deposits. The Rent Roll sets forth the scheduled expiration date of each Space Lease and any existing arrearages in the payment of rent thereunder. No use restriction contained in any Space Lease is violated by any use permitted under any other Space Lease individually or when aggregated with any other Space Lease(s).
          SECTION 3.19. Federal Reserve Regulations.
          (a) No Credit Party or the REIT is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940. No Credit Party or the REIT is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying Margin Stock.
          (b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X thereof. No portion of the assets of any Credit Party, the REIT or any of their respective Affiliates consists of Margin Stock. If requested by any Lender, each Credit Party and the REIT shall furnish to such Lender a statement on Federal Reserve Form U-1 referred to in said Regulation U.
          SECTION 3.20. Foreign Person. No Credit Party or the REIT is a “foreign person” within the meaning of Section 1445 or 7701 of the Code.
          SECTION 3.21. Control Person. Neither any Credit Party, the REIT, nor to Borrowers’ knowledge, any Person having “control” (as that term is defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of such Credit Party or the REIT is, an “executive officer,” “director,” or “person who directly or indirectly or in concert with one or more persons, owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any other subsidiary of a bank holding company of which any Lender is a subsidiary.
          SECTION 3.22. Name; Principal Place of Business. No Credit Party uses any trade name or has done business under any name other than its actual name set forth herein. The principal place of business and chief executive office of each Credit Party is as set forth in the first paragraph of this Agreement.
          SECTION 3.23. Brokerage. No Credit Party has dealt with any brokers or “finders” in connection with the Loans and no brokerage or “finder’s” fees or commissions are payable by or to any Person in connection with the Loans except Churchill Capital Company. Borrowers hereby agree to indemnify and defend Agent and Lenders and hold Agent and Lenders harmless from and against any and all claims for any brokerage or “finder’s” fees or commissions payable to brokers or finders with whom any Credit Party or the REIT has dealt. Churchill Capital Company is not an Affiliate of any Credit Party.
          SECTION 3.24. Purpose of Borrower. Each Borrower is, and at all times during the Term shall remain, a single purpose entity whose sole purpose is to acquire, own, hold, lease, operate, manage, develop, maintain or sell and otherwise deal with the Borrowing Base Property owned by such Borrower. Without limiting the foregoing, each Borrower is and shall at all times be a Single Purpose Bankruptcy Remote Entity.
          SECTION 3.25. Organizational and Operational Restrictions. Each Borrower (a) maintains its accounts and, except as provided below, books and records separate from any other Person and, to the extent (i) not part of a consolidated group filing a consolidated return or returns or (ii) treated as a division for tax purposes of another taxpayer, shall file its own tax returns; (b) does not commingle its funds or assets with those of any other Person; (c) holds its assets in its own name; (d) maintains its financial statements, accounting records and other entity documents separate from any other Person; provided, that, its assets may be included in, and its financial statements and accounting records consolidated with, the consolidated financial statements and accounting records of Sponsor and/or the REIT; (e) pays its own liabilities, including the salaries of its own employees, out of its own funds and assets; (f) observes all company or partnership, as applicable, formalities in all material respects; (g) has not acquired obligations or securities of any shareholder; (h) allocates fairly and reasonably shared expenses, including shared office space, and uses its own stationery, invoices and checks; (i) maintains its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (j) does not identify any Person, including Sponsor or the REIT or any Affiliate of Sponsor or the REIT, as a division or part of it; and (k) has no obligation to indemnify its officers, directors or partners except to the extent any liability therefor is fully subordinated to the Obligations and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Loans is insufficient to pay such obligation.
          SECTION 3.26. Usury. The amounts to be received by Agent under the Note and the other Financing Documents as Interest or Additional Interest do not violate any laws of the State of New York or any other State in which a Borrowing Base Property is located regulating the maximum rate of interest that may be charged or received.

          SECTION 3.27. Patriot Act. None of any Credit Party, the Advisor or the REIT, and to Borrowers’ knowledge, any direct or indirect owner of the REIT (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) to Borrowers’ knowledge is currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or the (v) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (A) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrowers in writing is now included in Governmental Lists, or (C) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Agent notified Borrowers in writing is now included in Governmental Lists.
          SECTION 3.28. Conditions to Closing. All of the conditions to Closing set forth in Section 4.01 hereof and all of the conditions to Borrowings under Section 4.02 with respect to the Initial Loan have been satisfied as of the Effective Date or have been waived by Agent in accordance herewith.
          SECTION 3.29. REAs. Borrowers have delivered or caused to be delivered to Agent a true, correct and complete copy of each REA. Each REA is in full force and effect and has not been modified, amended or otherwise supplemented except pursuant to any amendment, modification or supplement delivered to Agent. The REAs represent the only agreements among Borrowers and the other parties thereto with respect to the applicable Borrowing Base Property and any other property which is the subject of the REAs, and there are no other promises, agreements, understandings, or commitments of any kind among Borrowers and the other parties to the REAs with respect thereto. There are no defaults under any REA on the part of the applicable Borrower, or to Borrowers’ knowledge, by any other party thereunder, and no event has occurred, which with the passage of time, the giving of notice, or both, would constitute a default under any REA on the part of the applicable Borrower, or to Borrowers’ knowledge, by the other parties thereunder. All sums due and payable by Borrowers under the REAs have been paid in full. Neither the applicable Borrower nor any other party to any REA has commenced any action or, to Borrowers’ knowledge, given or received any notice for the purpose of terminating such REA, or to Borrowers’ knowledge, given or received any notice of default which has not been cured. To Borrowers’ knowledge, no party to the REA is the subject of any bankruptcy or other insolvency action. No REA contains any option to purchase or right of first refusal or option to purchase any Collateral or any part thereof. To Borrowers’ knowledge (a) all of the representations, warranties, certifications, statements and other information set forth on any estoppel certificate relating to an REA and delivered to Agent are true, correct and complete in all material respects and (b) none of such estoppels omit to state a material fact necessary in order to make the representations, warranties, certifications, statements and other information contained therein not materially misleading.
          SECTION 3.30. Ground Lease. Each Ground Lease is in full force and effect and has not been modified or amended except as disclosed to Agent. The Ground Lease represents the only agreements between the applicable Borrower and the landlord thereunder with respect to the applicable Borrowing Base Property and there are no other promises, agreements, understandings, or commitments of any kind between the applicable Borrower and the landlord thereunder with respect thereto. There are no defaults under any Ground Lease on the part of the applicable Borrower as tenant or, to Borrowers’ knowledge, by the landlord thereunder, and no event has occurred, which with the passage of time, the giving of notice, or both, would constitute a default under any Ground Lease on the part of the applicable Borrower, or to Borrowers’ knowledge, by the landlord thereunder. All rents, additional rents and other sums due and payable by the applicable Borrowers under each Ground Lease have been paid in full. Neither the applicable Borrower, as tenant, or the landlord under any Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease or given or received notice of default which has not been cured. To Borrowers’ knowledge, the landlord under the Ground Lease is not the subject of any bankruptcy or other insolvency action. To Borrowers’ knowledge (a) all of the representations, warranties, certifications, statements and other information set forth on the any estoppel certificate relating to a Ground Lease and delivered to Agent are true, correct and complete in all material respects and (b) none of such estoppels omit to state a material fact necessary in order to make the representations, warranties, certifications, statements and other information contained therein not materially misleading. Notwithstanding anything to the contrary contained herein, the foregoing representations set forth in this Section 3.30 shall only apply with respect to Properties which are added as Borrowing Base Properties after the Effective Date in accordance with this Agreement.
ARTICLE IV
Conditions to Funding; Security and Collateral
          SECTION 4.01. Conditions to Closing. This Agreement shall not be effective until the following conditions shall have been satisfied (except to the extent that any of the following conditions are waived in accordance with Section 9.03 hereof):
          (a) This Agreement and the other Financing Documents required to be executed on or before the Effective Date shall have been executed by each party thereto and each Credit Party shall have performed and complied with all covenants, agreements and conditions contained herein and in the other Financing Documents which are required to be performed or complied with by such Credit Party before or on the Effective Date;

          (b) Agent shall have received a favorable customary written opinion (addressed to Agent and the Lenders and dated the Effective Date) of counsel for the Credit Parties, covering such matters relating to the Credit Parties, this Agreement, the other Financing Documents and the Transactions as Agent shall reasonably request;
          (c) The representations and warranties made by each Credit Party in the Financing Documents and in any certificate, document, or financial or other statement furnished by the Credit Parties pursuant to or in connection therewith, shall be true and correct on and as of the Effective Date;
          (d) Agent and the Lenders shall have received all fees and other amounts due and payable by Borrowers in accordance with this Agreement on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any of the Credit Parties hereunder on or prior to the Effective Date;
          (e) Intentionally Omitted;
          (f) With respect to any Liens not permitted pursuant to Section 6.02 hereof, Agent shall have received termination statements in form and substance reasonably satisfactory to it;
          (g) To the extent required by Agent, Agent shall have received the results, reasonably satisfactory to Agent, of a search of tax and other Liens, and judgments and of the Uniform Commercial Code filings made with respect to each Credit Party in the jurisdictions in which such Credit Party is organized and has its principal place of business and in which the Borrowing Base Properties and any other Collateral requested by Agent are located and in which Uniform Commercial Code filings have been filed;
          (h) Agent shall have received, if necessary, evidence that all governmental and third party approvals necessary in connection with the Transactions and the continuing operations of the Credit Parties shall have been obtained and are in full force and effect;
          (i) Intentionally Omitted;
          (j) Agent shall have received a copy of the certificate or articles of incorporation or other constitutive documents, in each case amended to date, of each of the Credit Parties and the REIT, certified as of a recent date by the Secretary of State or other appropriate official of the state or other jurisdiction of its organization; a certificate of the Secretary of such Credit Party or the REIT, dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of such certificate or articles of incorporation, limited partnership, limited liability company or other constitutive document as the case may be, as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in clause (C) below, (B) that attached thereto is a true and complete copy of such Credit Party’s and the REIT’s by-laws, limited partnership agreement or limited liability company agreement, as the case may be, as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in clause (C) below, (C) that attached thereto is a true and complete copy of a resolution adopted by the REIT’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Financing Documents to which each Credit Party is a party and that such resolution has not been modified, rescinded or amended and is in full force and effect, (D) that such Credit Party’s and the REIT’s certificate or articles of incorporation, certificate of limited partnership, by-laws, limited partnership or operating agreement and other constitutive documents have not been amended since the date thereof (except as attached to the foregoing certificates), and (E) as to the incumbency and specimen signature of each of such Credit Party’s or the REIT’s officers executing this Agreement or any other Financing Document delivered in connection herewith or therewith, as applicable and a certificate of another of such Credit Party’s or the REIT’s officers as to incumbency and signature of its secretary, all in form and substance reasonably satisfactory to Agent and its counsel;
          (k) Agent shall have received certificates of good standing (or its legal equivalent, if any), existence or its equivalent with respect to each Credit Party and the REIT certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation or organization and in each other jurisdiction in which qualification is necessary in order for such Borrower or such Guarantor to own or lease its property and conduct its business;
          (l) All intercompany indebtedness of the Credit Parties and any of their Affiliates, shall have been subordinated to their respective obligations under the Transaction on terms acceptable to Agent other than acquisition and advisory fees paid to the Advisor by the REIT (and not by any Borrower);
          (m) Agent shall have received evidence of insurance, satisfactory to Agent, for each policy of insurance required to be maintained pursuant to Section 5.19 hereof;
          (n) Agent shall have received such other documents, information and materials, and completed such other reviews as Agent or its counsel shall reasonably deem necessary; and
          (o) No Default or Event of Default shall have occurred and be continuing.
          SECTION 4.02. Each Borrowing after Initial Loans. The obligation of any Lender to make any Loan(s) after the Initial Loans on the occasion of any Borrowing is subject to the satisfaction on such date of the following conditions (except to the extent any of the following conditions are waived in accordance with Section 9.03 hereof):
          (a) Borrowers shall have delivered to Agent a Borrowing Base Certificate at least five (5) Business Days prior to the requested date of any Borrowing presenting its computation of the Borrowing Base Loan Amount as of the date of, and after giving effect to, such Borrowing, together with all supporting documentation required by Agent, and Agent shall have approved the calculations set forth in such Borrowing Base Certificate; provided, however, in the event that such Borrowing is to occur concurrently with the addition of a Property as a Borrowing Base Property pursuant to Section 4.03 hereof, the computation of the Borrowing Base Loan Amount shall give effect to the addition of such Property as a Borrowing Base Property;
          (b) The conditions set forth in Section 4.01 hereof shall have been satisfied or waived as provided therein (however, clauses (g), (j) and (k) thereof shall apply only to the extent of any new Borrower), including, in the event that such Borrowing is to occur concurrently with the addition of a Property as a Borrowing Base Property pursuant to Section 4.03 hereof, the conditions as applying to the prospective Borrower that is the owner of such Borrowing Base Property; provided, that, for purposes of this clause (b), the term “Effective Date” shall be deemed to mean the “date of such Borrowing.”
          (c) Borrowers shall have taken all action required to be taken to cause an Interest Rate Protection Agreement to be in full force and effect which will satisfy all of the conditions set forth in Section 2.18(a) hereof after giving effect to such Borrowing;
          (d) Agent and the Lenders shall have received all fees and other amounts due and payable by Borrowers in accordance with this Agreement on or prior to such Borrowing including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any of the Credit Parties hereunder on or prior to such Borrowing;
          (e) The representations and warranties of the Credit Parties set forth in this Agreement and the other Financing Documents shall be true and correct in all material respects on and as of the date of such Borrowing;
          (f) (i) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing and (ii) no Default or Event of Default shall have occurred during the then current calendar quarter or in the two (2) calendar quarters immediately preceding such then current calendar quarter;
          (g) No event shall have occurred and be continuing, or would result from such extension of credit, which has had or could reasonably be expected to have a Material Adverse Effect;
          (h) No such Borrowing would result in (i) the Availability being less than Zero Dollars ($0) and (ii) the aggregate Credit Exposure exceeding the Borrowing Base Loan Amount; provided, however, in the event that such Borrowing is to occur concurrently with the addition of a Property as a Borrowing Base Property pursuant to Section 4.03 hereof, the computation of the Availability and Borrowing Base Loan Amount shall give effect to the addition of such Property as a Borrowing Base Property;

          (i) Agent shall have received a certificate signed by an Authorized Officer of Borrowers certifying that all of the conditions precedent to such Borrowing set forth in this Section 4.02 have been satisfied as of the date of such Borrowing (except for those which have been waived by Agent in accordance with Section 9.03 hereof);
          (j) Agent shall have received a solvency certificate, in form and substance satisfactory to Agent, signed by the Authorized Officer of each Borrower and Guarantor attesting to the matters set forth in Section 3.17 hereof;
          (k) if such Borrowing is to occur concurrently with the addition of a Property as a Borrowing Base Property pursuant to Section 4.03 hereof, then the conditions set forth in Section 4.03 hereof shall have been satisfied or waived as provided therein with respect to such addition and such Property will become a Borrowing Base Property;
          (l) if such Borrowing is not to occur concurrently with the addition of a Property as a Borrowing Base Property pursuant to Section 4.03 hereof then, Agent shall have received the following items at least three (3) Business Days prior to the proposed date of such Borrowing:
     (i) amendments, modifications, restatements or supplements to the applicable Mortgage, Security Agreements and other Financing Documents (including each Uniform Commercial Code financing statement) which Agent determines are reasonably necessary in order to (x) evidence such additional Borrowing, (y) in the event that the principal amount secured by such Mortgage is less than the Maximum Loan Amount, to increase the principal amount secured by such Mortgage to one hundred percent (100%) of the then Appraised Value of such Borrowing Base Property and (z) otherwise deal with any new facts or circumstances relating to such Borrowing Base Property, each of which shall be delivered to or at the direction of Agent to be properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or reasonably requested on the date which such Borrowing shall occur;
     (ii) a Title Continuation relating to the applicable Borrowing Base Property, or if such Borrowing Base Property is located in Texas or another State in which a Title Continuation shall not be available, a new Title Insurance Policy dated as of the date of such Borrowing;
     (iii) the then current Credit Parties shall have ratified in writing for the benefit of Agent and the Lenders their obligations under this Agreement and the other Financing Documents to which they are a party and delivered to Agent such additional or supplemental Financing Documents in connection with such Borrowing as Agent shall reasonably request;
     (iv) Agent shall have received a favorable written opinion (addressed to Agent and the Lenders and dated as of the date of such Borrowing) of counsel for the Credit Parties, covering such matters relating to the Credit Parties, this Agreement and the amendments, modifications, restatements or supplements delivered pursuant to Section 4.02(l)(i) above as Agent shall reasonably request, including favorable customary written opinions from local counsel to the Credit Parties in each state in which the applicable Borrowing Base Property and other Collateral in connection therewith is located as Agent shall reasonably request confirming the due creation and perfection of Agent’s or the Lenders’ Liens on and security interests in, the Collateral, in form and substance reasonably satisfactory to Agent; and
     (v) any other item (or, if Agent elects, updates thereof) reasonably requested by Agent which is required to be delivered by Agent with respect to additions of Properties as Borrowing Base Properties set forth in Section 4.03(c)(ii) hereof; and
          (m) Borrowers shall have delivered a Borrowing Request to Agent in accordance with Section 2.03 hereof.
          SECTION 4.03. Addition of Properties as Borrowing Base Properties.
          (a) Request for Addition as Borrowing Base Property. Borrowers shall have the right to request that a Property be added as a Borrowing Base Property by providing Agent and each Lender (whose notice address has been provided to Borrowers) with a request for such Property to be added as a Borrowing Base Property at least thirty-seven (37) days prior to the date on which Borrowers desire to have such Property added as a Borrowing Base Property (each, a “Proposed Addition Date”). Such request shall be accompanied by a copy of all documents, materials and other information to be presented to Borrowers’ investment committee regarding such Property and a Borrowing Base Property Compliance Certificate for such Property (such documents, materials, other information and such Borrowing Base Property Compliance Certificate, the “Investment Package”).
          (b) Qualification as Borrowing Base Property. No Property shall qualify to be added as a Borrowing Base Property unless the following conditions are satisfied (except to the extent any of the following conditions are waived in accordance with Section 9.03 hereof):
     (i) such Property shall be located within an Acceptable Major Metropolitan Market; and
     (ii) such Property shall otherwise be acceptable to Agent in its reasonable discretion (which may be withheld even if the Property is located within an Acceptable Major Metropolitan Market and all of the conditions set forth in Section 4.03(c) hereof are satisfied).
Agent shall use commercially reasonable efforts to notify Borrowers within five (5) Business Days after the date on which Agent shall have received the entire Investment Package with respect to a Property (together with any other documents reasonably requested by Agent or any Lender within three (3) Business Days after the delivery of the entire Investment Package) whether the Majority Lenders have agreed that such Property may be added as a Borrowing Base

Property subject to satisfaction of the conditions precedent set forth in Section 4.03(c) hereof to Agent’s satisfaction in accordance with Section 4.03(c). In the event that the Majority Lenders have agreed that such Property may be added as a Borrowing Base Property and Borrowers shall satisfy the conditions precedent set forth in Section 4.03(c) hereof, Agent shall notify Borrowers of Agent’s determination of the Initial Capital Repair Guaranty Amount, if any, applicable to such Property. Solely as between Agent and the Lenders, in the event that any Lender shall fail to notify Agent of its determination of whether such Property may be added as a Borrowing Base Property subject to satisfaction of the conditions precedent set forth in Section 4.03(c) hereof, such Lender shall be deemed to have agreed with Agent’s decision with respect to such determination.
          (c) Conditions Precedent for the Addition of a Property as a Borrowing Base Property. A Property shall not be added as a Borrowing Base Property unless and until the following conditions shall have been satisfied, except to the extent that Agent may elect (or waived in accordance with Section 9.03) to waive any such conditions:
     (i) Borrowers shall have delivered the Investment Package to Agent and Lenders in accordance with Section 4.03(a) hereof and Agent shall have approved the Borrowing Base Loan Amount calculations set forth in the Borrowing Base Property Compliance Certificate for such Property and notified Borrowers that such Property shall be added as a Borrowing Base Property subject to the satisfaction of the conditions precedent set forth in Section 4.03(c) hereof;
     (ii) Borrowers shall have delivered the following items, at Borrowers’ sole cost and expense, as soon as reasonably available, and Agent shall have approved such items at least three (3) Business Days prior to the Proposed Addition Date; it being understood and agreed that in the event that Borrowers shall not have delivered any such item(s) to Agent so as to provide Agent and its consultants and attorneys, as applicable, within a reasonable period of time, to review same (which period shall be determined by Agent), Borrowers shall be deemed to not have satisfied the condition set forth in this clause (ii) with respect to such item(s):
     (A) evidence satisfactory to Agent that the Property Owner shall have all necessary and material occupancy and operating permits and licenses for such Property and such Property must be in compliance with all Legal Requirements, in each case, as of the date that such Property is added as a Borrowing Base Property, all as shall be demonstrated to Agent’s satisfaction, which evidence shall include (i) a zoning report dated no more than ninety (90) days prior to the date that such Property is added as a Borrowing Base Property (or if dated prior to such ninety (90) day period, then updated within such period) addressed to Agent (or to the REIT, Sponsor or the applicable Property Owner so long as such report or a separate letter from the preparer of such report shall provide that Agent may rely on such report in a manner reasonably acceptable to Agent) prepared by The Planning & Zoning Resources Corporation or another zoning firm reasonably acceptable to Agent and which report shall be in form and substance reasonably acceptable to Agent, (ii) to the extent reasonably available, a letter from the municipality in which such Property is located, confirming such compliance and (iii) to the extent available, a certificate or certificates, as applicable, of occupancy for such Property;
     (B) a title report showing that the Property Owner is the fee or ground leasehold owner of such Property, as applicable, a legal description of the Property and that no title defects exist with respect to such Property which could affect the marketability (or in the case of Properties located in Texas, the insurability) of such Property, all as shall be demonstrated to the reasonable satisfaction of Agent, along with copies of all exceptions to title shown on such title report;
     (C) a physical inspection report of such Property addressed to Agent (or to the REIT, the Sponsor or the applicable Property Owner so long as such report or a separate letter from the preparer of such report shall provide that Agent may rely on such inspection in a manner acceptable to Agent) prepared by an architect or engineer acceptable to Agent and which physical inspection report shall be dated no more than ninety (90) days prior to the date that such Property is added as a Borrowing Base Property (or if dated prior to such ninety (90) day period, then updated within such period) and shall otherwise be in form and substance reasonably satisfactory to Agent;
     (D) a current Phase I Environmental Assessment report with respect to such Property addressed to Agent (or to the REIT, the Sponsor or the applicable Property Owner so long as such report or a separate letter from the preparer of such report shall provide that Agent may rely on such inspection in a manner reasonably acceptable to Agent) and prepared by a qualified environmental consultant retained by a Borrower or Sponsor and reasonably acceptable to Agent together with a Phase II Environmental Assessment report and any other additional reports and assessments to the extent recommended by the environmental consultant or reasonably requested by Agent, which reports shall be dated no more than ninety (90) days prior to the date that such Property is added as a Borrowing Base Property (or if dated prior to such ninety (90) day period, then updated within such period) and shall otherwise be in form and substance reasonably satisfactory to Agent;
     (E) an Appraisal of such Property;
     (F) copies of all Leases (together with abstracts for each Lease to the extent prepared and in any event with respect to each Lease which demises more than 45,000 net rentable square feet of such Property or more than ten percent (10%) of the net rentable square footage of the

Property), operating agreements, licenses, permits, equipment leases and other contracts and encumbrances relating to the Property;
     (G) a Survey of such Property dated no more than ninety (90) days prior to the date that such Property is added as a Borrowing Base Property (or if dated prior to such ninety (90) day period, then updated within such period);
     (H) evidence that no material Improvements located on any portion of such Property shall be located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control or, if so located, that adequate flood insurance (as reasonably determined by Agent’s insurance consultant) will be provided;
     (I) to the extent available, all purchase information relating to such Property (including copies of any contracts of sale, closing statements, deeds, and such other documents and agreements entered into or delivered in connection with the acquisition of such Property);
     (J) to the extent available, an operating statement, occupancy report, receivables aging report and operating and capital expenditure budget for such Property for the then current calendar year, and to the extent available to the Property Owner, the three (3) immediately preceding calendar years;
     (K) to the extent available, an operating statement for the current calendar quarter and the trailing twelve (12) calendar months, a current Rent Roll, an Argus run with projections of at least twelve (12) months, a current receivable aging report, an operating and capital expenditures budget for the current calendar year, capital expenditure and renovation plan, if available, current market sales and leasing comps and leasing data, in each case, in form and content reasonably acceptable to Agent;
     (L) evidence of approval by the REIT’s Board of Directors of the acquisition of such Property;
     (M) an organizational chart in substantially the same format as the organizational chart of Borrowers attached to the Borrowers’ Certificate, certified by the Borrowers as being true and correct, showing all direct and indirect owners of the equity interests of such proposed

Borrower in the same manner and up to the same levels as shown in such organizational chart;
     (N) Estoppel Certificates, in content satisfactory to Agent, from Tenants renting, in the aggregate, at least seventy five percent (75%) of the net rentable square footage of such Property (the “Estoppel Threshold”); provided, however, in the event that the Estoppel Threshold shall not have been satisfied as of the date which is three (3) Business Days, prior to the Proposed Addition Date, Borrowers shall be required to deliver such remaining Estoppel Certificates in order to comply with the Estoppel Threshold within sixty (60) days after the addition of such Property as a Borrowing Base Property;
     (O) subordination, non-disturbance and attornment agreements in the form of Exhibit S attached hereto (or such other form reasonably acceptable to Agent) (y) from each Tenant which (I) together with any Affiliates, leases more than 45,000 net rentable square feet of such Property or more than ten percent (10%) of the net rentable square footage of such Property or (II) is a party to a Lease which is not automatically subordinate to all mortgages or (z) is otherwise reasonably requested by Agent;
     (P) evidence (which shall include certificates of insurance reasonably acceptable to Agent and Agent’s insurance consultant) that all insurance policies required to be in effect with respect to the Borrowing Base Properties pursuant to Section 5.19 hereof shall be in effect with respect to such Property, as confirmed to Agent’s reasonable satisfaction in a report addressed to Agent and prepared by an insurance consultant retained by Agent;
     (Q) Property Owner shall have delivered to Agent (w) a Mortgage, Security Agreement and other Financing Documents (including each Uniform Commercial Code financing statement) required by law or reasonably requested by Agent to be filed, registered or recorded in order to create in favor of Agent for its own benefit and for the benefit of the Lenders a first priority perfected Lien in such Property and in such other Collateral in connection therewith, each of which shall be delivered to or at the direction of Agent to be properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or reasonably requested on the date which such Property shall be added as a Borrowing Base Property, (x) evidence reasonably acceptable to Agent to establish such Property Owner’s title to, and the due creation, perfection and priority of Agent’s or the Lenders’ Liens on and security interests in, the Collateral, in form and substance reasonably satisfactory to Agent, (y) a joinder or similar agreement with the effect that Property Owner shall have become a party to this Agreement and the other Financing Documents as a “Borrower” and (z) any amendment, modification or supplement to this Agreement or any other Financing Document reasonably requested by Agent to address any issues pertaining to such Property and which Agent reasonably determines warrant any such amendment, modification or supplement;
     (R) the then current Credit Parties shall have ratified in writing for the benefit of Agent and the Lenders their obligations under this Agreement and the other Financing Documents to which they are a party and delivered to Agent such additional or supplemental Financing Documents in connection with such Borrowing Base Property (and any new Borrower) as Agent shall reasonably request;
     (S) the Manager of such Property shall have delivered a Manager’s Cooperation Agreement;
     (T) if such Property is a ground lease, such ground lease shall be in form and content acceptable to Agent, and the ground lessor shall have executed and delivered to Agent an estoppel certificate reasonably acceptable to Agent;
     (U) if such Property is subject to any REAs, such REAs shall have been approved by Agent and the parties thereto shall have executed and delivered to Agent an estoppel certificate reasonably acceptable to Agent;
     (V) Agent shall have received a favorable written opinion (addressed to Agent and the Lenders and dated the date that such Property is added as a Borrowing Base Property) of counsel for the Credit Parties, covering such matters relating to the Credit Parties, this Agreement and the other Financing Documents delivered pursuant to this Section 4.03(c) and related Transactions as Agent shall reasonably request, including favorable customary written opinions from local counsel to the Credit Parties in each state in which such Property and other Collateral in connection therewith is located and/or any Security Documents are filed or recorded as Agent shall reasonably request confirming the due creation and perfection of Agent’s or the Lenders’ Liens on and security interests in, the Collateral, in form and substance reasonably satisfactory to Agent;
     (W) with respect to such Property and other Collateral in connection therewith, and any new Borrower, the conditions of Sections 4.01(f), (g), (h), and, with respect to such new Borrower only, (j) and (k) hereof shall have been satisfied;
     (X) a Title Insurance Policy with respect to such Property and modifications to the existing tie-in endorsements, to the extent available, contained in the then existing Title Insurance Policies for the Borrowing Base Properties, in each case, in form and substance reasonably satisfactory to Agent with the effect that, pursuant to such “tie-in” endorsements, the lien of the Mortgage on each Borrowing Base Property, including such Property, is insured for the aggregate of the amount of the individual Title Insurance Policies;
     (Y) Agent shall have received a certificate, in form and substance satisfactory to Agent, signed by the Authorized Officer of Borrowers certifying that the representations and warranties of the Credit Parties set forth in this Agreement and the other Financing Documents are true and correct in all material respects on and as of the date that such Property is added as a Borrowing Base Property;
     (Z) a certificate signed by the Authorized Officer of Borrowers certifying that the conditions to the addition of such Property as a Borrowing Base Property set forth in this Section 4.03 have been satisfied;
     (AA) Agent shall have received (i) a pro forma balance sheet of the Borrowing Base Subsidiary proposed to become the owner of such Property dated as of the date such Property is added as a Borrowing Base Property and (ii) photo identification of the signatories of any Financing Documents (or any amendments, modifications or supplements thereto) entered into in connection with the addition of such Property as a Borrowing Base Property;
     (BB) Except as otherwise set forth in Section 2.17 hereof, Borrowers shall have delivered to Agent Account Agreements with respect to any Account relating to such Property; and
     (CC) Agent shall have received such other documents, estoppels, opinions, information, approvals and materials (each, in form and substance reasonably satisfactory to Agent), and completed such other reviews, reasonably requested by Agent or its counsel with respect to such Property (and the results of such reviews shall be reasonably satisfactory to Agent);
     (iii) The addition of such Property as a Borrowing Base Property would not result in the Availability being less than zero dollars ($0) (calculated as of the date that such Property is added as a Borrowing Base Property and after giving effect to such acceptance) or the aggregate amount of the Loans exceeding the Borrowing Base Loan Amount;
     (iv) Agent and the Lenders shall have received payment of all fees and other amounts due and payable by Borrowers in accordance with this Agreement, on or prior to the date that such Property is added as a Borrowing Base Property, including, to the extent invoiced, Agent’s counsel fees and other costs and expenses incurred by Agent in connection with the addition of such Property and reimbursement or payment of all other out-of-pocket expenses required to be reimbursed or paid by any of the Credit Parties hereunder on or prior to such date;
     (v) No event shall have occurred and be continuing, or would result from the addition of such Property as a Borrowing Base Property, which has had on and as of the date of such Property is added as a Borrowing Base Property or would have a Material Adverse Effect;
     (vi) No Default or Event of Default shall exist immediately prior to or after giving effect to the addition of such Property as a Borrowing Base Property (unless with respect to Defaults, the effect of such addition is to cure all Defaults); and
     (vii) The date on which such Property shall be added as a Borrowing Base Property shall be no more than sixty (60) days after the Proposed Addition Date.
          SECTION 4.04. Removal of Borrowing Base Properties.
          (a) Removal of Borrowing Base Properties. Borrowers may request that a Property that has previously been added as a Borrowing Base Property be removed as a Borrowing Base Property, and the Security Interests and any other Liens of Agent and the Lenders solely related thereto be released; provided, that:
     (i) Borrowers shall provide Agent a request to remove such Property as a Borrowing Base Property, which request shall specify the anticipated date of the removal of such Property (the “Proposed Removal Date”) and be given at least thirty (30) days prior to the Proposed Removal Date;
     (ii) Agent shall have received at least ten (10) Business Days prior to the Proposed Removal Date, a Borrowing Base Certificate executed by an Authorized Officer of Borrowers presenting its computation of the Borrowing Base Loan Amount as of the requested date of removal, and after giving effect to (A) the removal of such Borrowing Base Property from the Borrowing Base, (B) the deletion of the Borrowing Base Net Operating Income from such Borrowing Base Property from the Borrowing Base Net Operating Income on a trailing three (3) month-basis, (C) any prepayments of the Loans anticipated to be made on or prior to the requested date of removal, and (D) Additional Collateral Value, if any;
     (iii) After giving effect to the removal of such Property as a Borrowing Base Property, Availability will not be less than Zero Dollars ($0) and the aggregate amount of the Loans shall not exceed the Borrowing Base Loan Amount; provided, however, if, after giving effect to the removal of such Property as a Borrowing Base Property, the conditions set forth in this clause (iii) shall not be complied with, Borrowers shall be deemed to have complied with this clause (iii) in the event that Borrowers (x) increase the Borrowing Base Loan Amount by adding one or more Properties as additional Borrowing Base

Properties in accordance with Section 4.03 hereof so that, after giving effect to the removal of such Property as a Borrowing Base Property and such increase in the Borrowing Base Loan Amount, the conditions set forth in this clause (iii) shall be complied with, (y) make an optional prepayment of the Loans in accordance with Section 2.09(b) hereof in an amount necessary so that, after giving effect to the removal of such Property as a Borrowing Base Property and such prepayment of the Loans, the conditions set forth in this clause (iii) shall be complied with (the “Deemed LTV Deficiency Amount”) or (z) deliver to Agent (A) Additional Collateral in accordance with Section 2.20(a) hereof in an amount equal to the Deemed LTV Deficiency Amount and (B) (I) such new (or modifications or supplements to the existing) Financing Documents to give effect to the Additional Collateral and to grant and perfect a first priority security interest in favor of Agent on such Additional Collateral, which modifications and supplements or new Financing Documents shall be in form and content acceptable to Agent, (II) to the extent required by Agent, legal opinions from Borrowers’ counsel with respect to the authorization of Borrowers to execute, deliver and perform, and enforceability against Borrowers of, any such modifications or new Financing Documents, in form and content reasonably acceptable to Agent and (III) to the extent required by Agent, certifications from Borrowers and reaffirmations from Guarantor in form and content reasonably acceptable to Agent.
     (iv) After giving effect to the removal of such Property as a Borrowing Base Property, there shall be at least three (3) Borrowing Base Properties;
     (v) Contemporaneously with the removal of such Property as a Borrowing Base Property, Borrowers shall have (x) (A) paid accrued and unpaid Interest on any principal amount being prepaid in connection with such removals, (B) deposited any amounts Borrowers have elected to prepay or any Additional Collateral to be delivered, (C) added one or more Properties as additional Borrowing Base Properties in accordance with Section 4.03 hereof, in each case under the foregoing subclauses (A), (B) and (C), to the extent necessary to permit compliance with the conditions set forth in clauses (iii) and/or (viii) of this Section 4.04(a), along with any other amounts required to be paid pursuant to Section 2.09 hereof relating to any such prepayment or any other items required to be delivered pursuant to clause (iii)(z)(B) or clause (viii)(z)(B) of this Section 4.04(a) relating to the delivery of any Additional Collateral, (y) paid all fees and expenses incurred by Agent in connection with the Loans and/or with the prepayment of the Loans, and (z) paid all Additional Interest and any other amounts then due and payable hereunder, and under the Note, the Mortgage and the other Financing Documents;
     (vi) No Event of Default or Default shall exist immediately prior to or after giving effect to the removal of such Property as a Borrowing Base Property (unless, with respect to Defaults, the effect of such removal is to cure all Defaults);

     (vii) Agent shall have received a certificate signed by the Authorized Officer of Borrowers certifying that the conditions in clauses (iii), (iv), (v) and (vi) of this Section 4.04(a) are satisfied;
     (viii) After giving effect to the removal of such Property as a Borrowing Base Property, any prepayments of the Loan made on or prior to the date of removal and the Additional Collateral Value, if any, the Debt Service Coverage Ratio calculated as of the date of such removal shall not be less than 1.35:1.0, and Agent shall have received a certificate from Borrowers setting forth such computation of such Debt Service Coverage Ratio; provided, however, if, after giving effect to the removal of such Property as a Borrowing Base Property, the conditions set forth in this clause (viii) shall not be complied with, Borrowers shall be deemed to have complied with this clause (viii) in the event that Borrowers shall (x) add one or more Properties as additional Borrowing Base Properties in accordance with Section 4.03 hereof so that the Debt Service Coverage Ratio calculated as of the date of such removal, after giving effect to such removal and the addition of such Properties as Borrowing Base Properties, is in compliance with this clause (viii), (y) make an optional prepayment of the Loans in accordance with Section 2.09(b) hereof in an amount necessary so that, after giving effect to the removal of such Property as a Borrowing Base Property and such prepayment of the Loans, the conditions set forth in this clause (viii) shall be complied with (the “Deemed DSCR Deficiency Amount”) or (z) deliver to Agent (A) Additional Collateral in accordance with Section 2.20(a) hereof in an amount equal to the Deemed LTV Deficiency Amount and (B) (I) such new (or modifications to the existing) Financing Documents to give effect to the Additional Collateral and to grant and perfect a first priority security interest in favor of Agent on such Additional Collateral, which modifications or new Financing Documents shall be in form and content acceptable to Agent, (II) to the extent required by Agent, legal opinions from Borrowers’ counsel with respect to the authorization of Borrowers to execute, deliver and perform, and enforceability against Borrowers of, any such modifications or new Financing Documents, in form and content reasonably acceptable to Agent and (III) to the extent required by Agent, certifications from Borrowers and reaffirmations from Guarantor in form and content reasonably acceptable to Agent; and
     (ix) Agent and the Lenders shall have received all fees and other amounts due and payable by Borrowers in accordance with this Agreement, on or prior to the date that such Property is removed as a Borrowing Base Property, including, to the extent invoiced, Agent’s counsel fees and other costs and expenses incurred by Agent in connection with the removal of such Property as a Borrowing Base Property and reimbursement or payment of all other out-of-pocket expenses required to be reimbursed or paid by any of the Credit Parties hereunder on or prior to such date.
          (b) Release of Borrowing Base Subsidiaries. If, as of any date, a Borrower no longer owns any Borrowing Base Properties (or any profits or proceeds of any Borrowing Base Property arising from any Casualty or Taking) then Agent shall, upon the request of Borrowers, release such Borrowing Base Subsidiary from its obligations hereunder and under the other Financing Documents, unless a Default or Event of Default exists or would result from such release.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated, all outstanding principal of the Loans, together with all Interest and other sums due and payable in connection therewith have been indefeasibly paid in full, all other outstanding Obligations then due or required to be performed have been paid or performed, as applicable, and all Lender Interest Rate Protection Agreements have terminated, each Borrower and Guarantor, as applicable, covenants and agrees with Agent and the Lenders that:
          SECTION 5.01. Financial Reporting. The REIT and Borrowers will furnish to Agent:
          (a) As soon as practicable and in any event within ninety (90) days after the close of each fiscal year of the REIT, audited consolidated financial statements of the REIT for such period, which shall include a consolidated balance sheet, consolidated statement of operations (income and expenses), consolidated statement of cash flow, consolidated statement of shareholder’s equity, and any other financial information with respect to the REIT as shall reasonably be required by Agent, in form reasonably acceptable to Agent (it being agreed that the form of financial statements of the REIT presented to Agent prior to Closing is acceptable), prepared in accordance with GAAP consistently applied for all periods, where applicable, showing the comparative figures for the previous fiscal year, and audited by and accompanied by an opinion thereon by Deloitte & Touche LLP, Ernst & Young LLP, KPMG or PricewaterhouseCoopers, or any other independent certified public accounting firm selected by the REIT and reasonably acceptable to Agent, which audit shall be unqualified as the scope of audit and state that such financial statements were prepared in accordance with GAAP, and that the examination of such accounting firm in connection with such financial statements has been made in accordance with generally accepted auditing standards;
          (b) As soon as practicable and in any event within ninety (90) days after the close of each fiscal year of the Borrowers, unaudited financial statements of the Borrowers for such period, which shall include a balance sheet, which may be consolidated, statement of operations (income and expenses), statement of cash flow, statement of changes in members’ or partners’ capital or shareholder’s equity, as applicable, and any other financial information with respect to the Borrowers as shall be reasonably requested by Agent, in form reasonably acceptable to Agent (it being agreed that the form of financial statements of Borrowers presented to Agent prior to Closing is acceptable), prepared in accordance with GAAP consistently applied for all periods. Such financial statements shall be certified by an Authorized Officer of each Borrower

(or the REIT) as being true, correct and complete and fairly presenting the financial position of such Borrower;
          (c) As soon as practicable and in any event within forty-five (45) days after the end of each calendar quarter, unaudited consolidated financial statements of the REIT for such period, which shall include a consolidated balance sheet, consolidated statement of operations (income and expenses) which is both for such calendar quarter and year-to-date, consolidated statement of cash flow and any other financial information with respect to the REIT as shall be reasonably requested by Agent, in form reasonably acceptable to Agent (it being agreed that the form of financial statements of the REIT presented to Agent prior to Closing is acceptable), prepared in accordance with GAAP, where applicable, showing the comparative figures for the corresponding period of the previous fiscal year, and certified by an Authorized Officer of the REIT as being true, correct and complete and fairly presenting the financial position of the REIT;
          (d) As soon as practicable and in any event within forty-five (45) days after the end of each calendar quarter, unaudited financial statements of the Borrowers for such period, which shall include a balance sheet, which may be consolidated, statement of operations (income and expenses) and any other financial information with respect to the Borrowers as shall be reasonably requested by Agent, in form reasonably acceptable to Agent (it being agreed that the form of financial statements of Borrowers presented to Agent prior to Closing is acceptable), prepared in accordance with GAAP, where applicable, consistently applied for all periods. Such financial statements shall be certified by the an Authorized Officer of each Borrower (or the REIT) as being true, correct and complete and fairly presenting the financial position of such Borrower;
          (e) As soon as practicable and in any event within forty-five (45) days after the end of each calendar quarter (i) a quarterly capital expenditures status report for each of the Borrowing Base Properties for which Agent shall have made a determination of an Initial Capital Repair Guaranty Amount as being applicable thereto at the time that such Borrowing Base Property was added as a Borrowing Base Property pursuant to Section 4.03 hereof, (ii) a consolidated leasing status report with respect to all Borrowing Base Properties for such quarter, in each case, in form, detail and scope reasonably satisfactory to Agent (it being agreed that the forms presented to Agent prior to Closing are satisfactory), (iii) a statement of the Individual Vacancy Rate with respect to each Borrowing Base Property, and (iv) a statement of the Aggregate Vacancy Rate. Such items shall be certified by an Authorized Officer of each Borrower as being true, correct and complete in all material respects;
          (f) [Reserved];
          (g) Promptly after the preparation thereof, and no later than forty-five (45) days after the last day of each calendar year, annual operating budgets for each of the Borrowing Base Properties for the next succeeding calendar year;
          (h) Promptly after the preparation thereof, and no later than forty-five (45) days after the last day of each calendar quarter, (i) computations of Borrowing Base

Net Operating Income for each Borrowing Base Property, (ii) computations of Debt Service Coverage Ratio as of the Testing Determination Date occurring on the last day of such calendar quarter (iii) a Borrowing Base Certificate executed by an Authorized Officer of Borrowers (or the REIT) setting forth its computation of the Borrowing Base Loan Amount as of the Testing Determination Date occurring on the last day of such calendar quarter; (iii) a Rent Roll and (iv) a receivables aging report with respect to each Borrowing Base Property setting forth all outstanding arrears. Such items shall be certified by an Authorized Officer of each Borrower as being true, correct and complete in all material respects;
          (i) Within twenty (20) days after the end of each calendar month, a copy of a bank statement with respect to each Account showing the beginning and ending balance in such Account as of the end of each month and each withdrawal, deposit and other transaction which has occurred during such calendar month;
          (j) Concurrently with any delivery under Section 5.01(b) or (d) hereof, a certificate of an Authorized Officer of the Borrowers (or the REIT), in form and substance reasonably satisfactory to Agent, which certificate shall (i) certify that to the best of his or her knowledge no Default or Event of Default has occurred and, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) state whether any change in the application of GAAP has occurred since the date of the audited financial statements referred to in Section 3.04 hereof and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (k) Promptly after the same becomes publicly available, copies (which may be in electronic format) of registration statements, annual, periodic and other reports, and proxy statements and other information, if any, as shall be filed by the REIT with the Securities and Exchange Commission or with any national securities exchange or distributed by the REIT to its shareholders generally;
          (l) Within ninety (90) days after the end of each calendar year, (i) the Annual Report on Form 10-K of the REIT as submitted to the Securities and Exchange Commission; and
          (m) Promptly following any request therefor, such other information regarding the operations, business affairs, properties and financial condition of the Credit Parties, the REIT and the Borrowing Base Properties, including the performance of their obligations under the Financing Documents, as Agent or any Lender shall reasonably request.
          SECTION 5.02. Payment of Obligations. Each Credit Party will pay its obligations, excluding Tax liabilities (which are the subject of Section 5.08 hereof) and the Obligations (which are the subject of the other provisions of this Agreement and in the other Financing Documents), before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings,

(b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.03. Maintenance of Property.
          (a) Each Borrower will keep all property useful and necessary in its business as then conducted in good working order and condition, ordinary wear and tear excepted, and with respect to its respective Borrowing Base Property, in accordance with the terms and conditions of the applicable Space Leases and other material agreements affecting such Borrowing Base Property. Without limiting the foregoing or Section 5.04 hereof, each Borrower will maintain its respective Borrowing Base Property in a manner consistent with Comparable Building Standards and, subject to Section 6.15 hereof, make such repairs and alterations to its respective Borrowing Base Property as is necessary to maintain Comparable Building Standards.
          (b) Each Borrower will cause all construction, renovation, and rehabilitation work performed by or on behalf of such Borrower with respect to its respective Borrowing Base Property to be performed in a good and workmanlike manner substantially in accordance with all Legal Requirements affecting such Borrowing Base Property, and the terms and conditions of the applicable Space Leases and other material agreements affecting such Borrowing Base Property.
          (c) Each Borrower will comply in all material respects with all rights of way or use, declarations or transfers of air rights, other declarations, zoning lot development agreements, privileges, franchises, licenses, servitudes, easements and other encumbrances affecting or forming a part of its respective Borrowing Base Property or any portion thereof, and all instruments creating or evidencing the same, in each case, to the extent compliance therewith is required of any Borrower under the terms thereof. No Borrower will take any action which results in a forfeiture or termination of the rights afforded to such Borrower under any such instruments. Each Borrower will make all reasonable efforts to secure the performance of the obligations of the grantors or other parties thereto and to enforce such Borrower’s rights thereunder. Each Borrower will not, without the prior consent of Agent, modify, amend or enter into any agreement in substitution for any such instruments.
          (d) Each Borrower will not commit or knowingly permit any physical waste or deterioration of or to its respective Borrowing Base Property or other improvements, structures and equipment thereon. Each Borrower will promptly, diligently and continuously restore, replace or rebuild any part of and improvements, structures and equipment on its respective Borrowing Base Property damaged or destroyed by any Casualty (including any Casualty for which insurance was not obtained or obtainable) or which may be affected by any Taking, in accordance with the Financing Documents and the Permitted Encumbrances. Each Borrower will promptly replace, or caused to be replaced, any part of its respective Borrowing Base Property taken by theft to the extent necessary to comply with the provisions of this Section 5.03(d).
          SECTION 5.04. Compliance with Laws and Documents. Without limiting any other provision hereof, each Borrower will comply in all material respects with all Legal Requirements applicable to it or its property, obtain, keep in full force and effect and comply in all material respects with all licenses and permits and any other agreements and instruments binding upon such Borrower or its properties required for the operation of its property, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Borrower shall comply in all material respects with the terms and provisions of its constitutive documents and any judgment, Management Agreements, and Space Leases.
          SECTION 5.05. Inspection of Property, Books and Records. Each Credit Party will keep, and cause the REIT to keep, proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities; and will permit representatives of Agent or any Lender upon reasonable prior notice to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, senior employees and independent public accountants, all during normal business hours and as often as may reasonably be desired. At Borrowers’ sole cost and expense, Agent shall have the right at any time, and from time to time, to audit the existence and condition of the Collateral and to review compliance with the Financing Documents; provided, that, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall only be required to pay for one (1) such audit in any two (2) calendar years unless an additional audit is required under Legal Requirements; provided, however, in no event shall Borrowers be required to pay for more than one (1) such audit in any calendar year so long as no Default or Event of Default shall have occurred and be continuing.
          SECTION 5.06. Use of Proceeds. The proceeds of the Loans under this Agreement will be used by Borrowers solely for the general corporate, company or partnership, as applicable, purposes of Borrowers to the extent permitted hereunder, specifically including the purposes contemplated by the REIT’s Prospectus dated June 19, 2006 (as the same may be updated from time to time). None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulations T, U and X.
          SECTION 5.07. Environmental Matters. (a) Borrowers will promptly give to Agent notice in writing of any complaint, order, citation or notice of violation with respect to, or if a Borrower becomes aware of, (i) the existence or alleged existence of a violation of any applicable Environmental Law by any Credit Party or any Borrowing Base Property, (ii) any Release into the environment at, from or affecting any Borrowing Base Property, (iii) the commencement of any cleanup of any Hazardous Substances at, from or affecting any Borrowing Base Property, (iv) any pending legislative or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law at, from or affecting any Borrowing Base Property and (v) any Borrowing Base Property that is or will be subject to a Lien imposed pursuant to any Environmental Law, which, in each of clauses (i) through (v) above, individually or in the aggregate, would have a Material Adverse Effect.
          (b) Borrowers shall, at its sole cost and expense, (i) cause an environmental mold investigation to be performed with respect to the North Clark Property, including the portion thereof leased to the American Bar Association, by an environmental engineer or consultant reasonably acceptable to Agent, based on sampling and testing parameters and procedures reasonably acceptable to Agent, at least once in every Loan Year, (ii) deliver a written report addressed to Agent from such environmental engineer or consultant in form and substance reasonably acceptable to Agent, which report shall indicate the results of such investigation, identify any areas of mold growth within the North Clark Property and recommend any further investigations or remediation required with respect to any such areas of mold growth (or similar problems), and (iii) in the event that such report shall recommend any further investigations or remediation with respect to any areas of mold growth (or similar problems), promptly perform (or cause to be performed) such further investigations or remediation in a manner reasonably acceptable to Agent.
          SECTION 5.08. Taxes; Certain Liens. Each Credit Party will pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon such Credit Party or upon their respective income or profits or in respect of their respective property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, would give rise to Liens upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to (i) any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable party, shall have set aside on its books adequate reserves with respect thereto, and such contest operates to suspend collection of the contested tax, assessment, charge, levy or claims and enforcement of a Lien or (ii) any tax, assessment, charge, levy or claims, the failure to pay and discharge when due which, individually or in the aggregate would not have a Material Adverse Effect. With respect to real estate taxes, assessments or other governmental charges or levies affecting any Borrowing Base Property, the applicable Borrower may not contest same if any Default or Event of Default exists or without giving prior notice to Agent. Furthermore, (x) such Borrowing Base Property, or any other Collateral pledged by such Borrower, must not, in the judgment of Agent, be in any danger of being sold, forfeited, terminated, canceled or lost in any respect as a result of such contest, (y) the non-payment of the whole or any part of any tax, assessment, charge or levy during the pendency of any such action must not result in the delivery of a tax deed to such Borrowing Base Property or any other collateral because of such non-payment, and (z) Borrowers shall have furnished such security, if any, as may be required in the proceedings or as may be reasonably requested by Agent to ensure the payment of such tax, assessment, charge or levy, together with any interest or penalties which may become due in connection therewith. With respect to the Borrowing Base Properties, Borrowers promptly will deliver to Agent, upon request, copies of official receipts or other evidence reasonably satisfactory to Agent evidencing the payment of such taxes, assessments and governmental charges or levies.
          SECTION 5.09. Security Interests and Defense of Title.
          (a) Each Borrower will at all times take, or cause to be taken, all actions, at such times as any Borrower obtains knowledge of the need for such action, necessary to maintain the Security Interests as valid and perfected Liens, subject only to Liens permitted under Section 6.02 hereof, and supply all information to Agent necessary for such maintenance. Notwithstanding anything to the contrary herein, Agent shall have the right, at any time, to intervene in any suit affecting any perfected Liens and to employ independent counsel in connection with any such suit to which it may be a party by intervention or otherwise; and upon demand, Borrowers agree to pay to Agent all reasonable expenses paid or incurred by Agent in respect of any such suit affecting title to any such Lien or affecting Agent’s lien or rights hereunder, including the reasonable fees and expenses of Agent’s counsel. Borrowers will indemnify and hold harmless Agent from and against any and all costs and expenses, including any and all cost, loss, damage or liability which Agent may suffer or incur by reason of the failure of the perfected Lien or by reason of the failure or liability of any Borrower, for any reason, to convey or grant a security interest in the rights, titles and interests which the applicable Financing Document purports to mortgage, assign, pledge or grant a security interest in, and all amounts at any time so payable by Borrowers shall be secured by the Financing Documents.
          (b) Each Borrower will, at its sole cost and expense, at all times cause the applicable Security Documents to be recorded, registered or filed in the applicable public records, and any amendments or supplements hereto and thereto, and, if requested by Agent, any instruments of assignment hereof or thereof, to be recorded, registered and filed, as applicable, and to be kept recorded, registered and filed, in such manner and in such places, shall pay all recording, registration and filing fees and taxes and other charges, including any recording, transfer or intangible personal property tax or similar imposition, with respect thereto, and shall comply with all Legal Requirements in order fully and effectively to establish, preserve, perfect and protect the liens of the Security Documents subject only to Permitted Encumbrances. Each Borrower hereby authorizes Agent to file financing and continuation statements with respect to the applicable Borrowing Base Properties and other Collateral.
          SECTION 5.10. REIT Status. The Credit Parties will exercise commercially reasonable efforts to do, or cause to be done, all things necessary to preserve and keep in full force and effect the REIT’s status as a Real Estate Investment Trust consistent with the requirements applicable to its election to be taxed as a “real estate investment trust” under Sections 850 through 856 of the Code and shall be in compliance with all other applicable laws with respect to Real Estate Investment Trusts. The Credit Parties will not permit any of their Affiliates to take any action which could lead to the REIT’s disqualification as a Real Estate Investment Trust.
          SECTION 5.11. Litigation and Other Notices. Each Credit Party will give Agent prompt notice of the following:
          (a) promptly following the Credit Parties’ receipt of a notice, or obtaining knowledge, thereof, the issuance by any court or Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loans, or invalidating, or having the effect of invalidating, any provision of this Agreement or the other Financing Documents that would materially adversely affect the Lenders’ ability to enforce any payment obligations hereunder, or the filing or commencement of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;
          (b) promptly following the Credit Parties’ receipt of a notice, or obtaining knowledge, thereof, the filing or commencement of any action, suit or proceeding against or affecting any Credit Party, the REIT or any wholly owned

Affiliates of a Credit Party or the REIT, whether at law or in equity or by or before any arbitrator or Governmental Authority, (i) which is material and is brought by or on behalf of any Governmental Authority, or in which injunctive or other equitable relief is sought or (ii) which, if adversely determined, could (A) reasonably be expected to result in liability of such Credit Party or the REIT, in an aggregate amount of $2,000,000 or more, not reimbursable by insurance or otherwise have a Material Adverse Effect, or (B) impairs the right of any Credit Party to perform its obligations under this Agreement, any Note or any other Financing Document to which it is a party;
          (c) promptly following the Credit Parties’ receipt of a notice, or obtaining knowledge, thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Credit Parties in an aggregate amount exceeding $100,000;
          (d) promptly following the Credit Parties’ receipt of a notice, or obtaining knowledge, thereof, the occurrence of any Default or Event of Default;
          (e) promptly following the Credit Parties’ receipt of a notice, or obtaining knowledge, thereof, any development in the business or affairs of such Credit Party which has had or could reasonably be expected to result in, a Material Adverse Effect;
          (f) within three (3) Business Days after the Credit Parties’ receipt of a notice, or obtaining knowledge, thereof, any acceleration of any Indebtedness of any Credit Party;
          (g) within five (5) Business Days after the occurrence thereof, any name change or change in fiscal year for any Credit Party;
          (h) within five (5) Business Days after the occurrence thereof, a copy of any amendment to the any organizational document of any Credit Party, and promptly following Agent’s request, an organizational chart of the owners of direct or indirect beneficial and equitable interests in Borrowers substantially in the form attached to the Borrowers’ Certificate, certified by Borrowers as being true and correct, showing all direct and indirect owners of the equity interests of Borrowers in the same manner and up to the same levels as shown in such organizational chart;
          (i) promptly following the Credit Parties’ receipt of a notice, or obtaining knowledge, thereof, any breach, default or failure of performance by any party under, or any notice that a party has challenged or denied the validity or enforceability of the Permitted Encumbrances, any Material Operating Agreement, any REA, Management Agreement or any other material agreement, contract or other instrument to which any Credit Party is a party or by which any of their properties are bound, in each case, which could reasonably be expected to have a Material Adverse Effect;
          (j) within three (3) Business Days after receipt of notice of the same from any Person, any material adverse claim against or affecting any Credit Party, any Borrowing Base Property or any other Collateral, Borrowers’ rights under any Permitted

Encumbrance or any license, permit or approval obtained by Borrowers or the Liens securing the Obligations;
          (k) promptly following the Credit Parties’ receipt of a notice, or obtaining knowledge, thereof, notification of any material changes in any Material Operating Agreement, and with respect to any other contracts which may be necessary for the operation of any of the Borrowing Base Properties, including elevator maintenance agreements, agreements with respect to electricity, gas, water, and telephone service (both local and long distance), heating, ventilating and air conditioning, and other major mechanical maintenance agreements, the respective Borrower will notify Agent if any such contracts are not renewed or replaced with similar agreements upon their expiration or termination, and shall include with such notification a detailed explanation of reasons for such termination, non-renewal and non-replacement; and
          (l) promptly upon Agent’s request, such other information concerning the business, properties, or financial condition of Credit Parties or the REIT, including the performance of the Credit Parties’ obligations under the Financing Documents, as Agent shall reasonably request.
Each notice delivered under this Section 5.11 shall be accompanied by a statement of an Authorized Officer or other executive officer of Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.12. Additional Borrowers. Each Credit Party shall cause each Borrowing Base Subsidiary that is formed after the Effective Date, at Agent’s request, to become a party to this Agreement, and to deliver to Agent all applicable Security Documents and other Financing Documents or joinder thereto, as applicable in form, scope and substance as required by this Agreement. In connection therewith, such Credit Party shall also cause such other party to provide such resolutions, certificates and opinions of counsel as shall be reasonably requested by Agent in accordance with this Agreement.
          SECTION 5.13. Further Assurances. Each Credit Party will execute any and all documents and take all further actions which may be required under applicable law, or which Agent may reasonably request, to grant, preserve, protect and perfect the first priority Liens created by the Security Documents in the Collateral (including with respect to security interests in real property leaseholds and after-acquired real and personal property).
          SECTION 5.14. Appraisals. Agent shall have the right, but not the obligation, to obtain, at Borrowers’ expense, Appraisals of any Borrowing Base Property (a) at any time that an Event of Default shall have occurred and be continuing, (b) at any time after the second (2nd) anniversary of the then most recent Appraisal (including any Appraisal which may have previously been obtained by Agent pursuant to this Section 5.14) relating to such Borrowing Base Property and (c) otherwise subject to and in accordance with Section 4.03(c)(ii)(E) hereof. Agent shall have the right, but not the obligation, to obtain Appraisals at any other time at Agent’s expense. Borrowers shall cooperate with Agent and any appraiser and their agents and employees in connection with any such Appraisals.

          SECTION 5.15. Utilities. Each Borrower shall pay all charges for all utility services at any time rendered to its respective Borrowing Base Property, the payment of which is the obligation of such Borrower in connection with its respective Borrowing Base Property and will do all other things required for the maintenance and continuance of utility services necessary for the operation, use and occupancy of its respective Borrowing Base Property for their intended purposes in accordance with this Agreement, and ensure that they are available at the boundaries of such Borrowing Base Property.
          SECTION 5.16. Maintenance of Existence. Each Borrower shall (a) qualify to do business in and remain in good standing (or its legal equivalent, if any) under the laws of its jurisdiction of organization and the State where the its respective Borrowing Base Property is located and, to the extent required for the ownership, management and operation of its assets, any other jurisdiction, (b) preserve, renew and keep in full force and effect its existence as an entity organized and existing pursuant to the laws of its jurisdiction of organization and qualified to do business in the State where its respective Borrowing Base Property is located, (c) take all action to maintain all rights, privileges and franchises necessary or desirable for the conduct of its business in its jurisdiction of organization and the State where its respective Borrowing Base Property is located, and, to the extent required for the ownership, management and operation of its assets, any other jurisdiction, and (d) comply with all Legal Requirements with respect to the foregoing.
          SECTION 5.17. Patriot Act Compliance. Each Credit Party will, and will cause the REIT and all wholly owned Subsidiaries of the Credit Parties and the REIT to comply with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over such Persons and the applicable Borrowing Base Property, including those relating to money laundering and terrorism. Agent shall have the right to audit each Credit Party’s and each such other Person’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over such Credit Party or other Person and the applicable Borrowing Base Property, including those relating to money laundering and terrorism. In the event that a Credit Party or such other Person fails to comply with the Patriot Act or any such requirements of governmental authorities, then Agent may, at its option, cause such Credit Party or such other Person to comply therewith and any and all costs and expenses incurred by Agent in connection therewith shall be secured by the Financing Documents and shall be payable on demand and shall accrue interest at the Default Rate from the date paid or incurred by Agent until paid to Agent.
          SECTION 5.18. Estoppel Certificates. Within ten (10) Business Days after request therefor from Agent, Guarantor and/or any such Borrower to whom such a request is made will deliver to Agent a certificate executed by Guarantor and/or such Borrower, as applicable, stating the amount due under the Note and this Agreement and to the effect that as of the date of such certificate no Default or Event of Default has occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, describing in reasonable detail each such Default or Event of Default and the action, if any, taken or being taken to cure the same, and such other information regarding the Loan, the Borrowing Base Properties, Guarantor and such Borrower as Agent reasonably requests.

          SECTION 5.19. Required Insurance.
          (a) Required Coverage. In addition to any insurance required to be maintained by Borrowers pursuant to the Management Agreement, the Premises Documents or the Space Leases, each Borrower shall, at its sole cost and expense, maintain, or, as specifically set forth below, cause to be maintained, the Insurance Policies set forth on Exhibit T attached hereto.
          (b) General Requirements of Insurance Policies. All Insurance Policies shall be issued by an insurer or insurers with an A.M. Best rating of A:X or better. The property, boiler and machinery Insurance Policies shall also name Agent and each Lender under a non-contributing New York Standard Mortgagee or lenders loss payable endorsement clause and, with respect to rental income, as Lender Loss Payee, on forms reasonably acceptable to Agent, or equivalent endorsements reasonably satisfactory to Agent and shall be otherwise reasonably satisfactory to Agent in form and content. All property Insurance Policies also shall include a replacement cost and co-insurance waiver and/or an agreed amount endorsement and other endorsements as are provided in Exhibit T attached hereto. The amount of any deductible under any Insurance Policy must be reasonably acceptable to Agent. No Insurance Policy shall contain any exclusion for terrorism or terrorist acts or be subject to any sublimit for terrorism or terrorist acts without the prior approval of Agent, unless a separate policy of terrorism insurance reasonably acceptable to Agent shall have been provided to Agent. Without Agent’s prior consent, no Borrower shall name any Person other than Agent as loss payee or mortgagee under any property Insurance Policies nor shall any Borrower carry separate or additional insurance coverage covering the Borrowing Base Properties and such improvements and betterments which such Borrower is required to insure pursuant to any agreement concurrent in form or contributing in the event of loss with that required by this Agreement; provided, that, if blanket policies are obtained, this sentence shall not apply to property covered by such blanket policies, other than the Borrowing Base Properties and such improvements and betterments. Each Borrower will pay the premiums for the Insurance Policies as the same become due and payable. Each Borrower will deliver to Agent certified copies of the Insurance Policies required to be maintained pursuant to Section 5.19(a) hereof, provided, however, Agent shall not be deemed by reason of the custody of such Insurance Policies to have knowledge of the contents thereof. Each Borrower will also deliver to Agent, within ten (10) days of Agent’s request, a certificate of such Borrower, or an insurance agent thereof evidencing the coverages set forth herein together with evidence that all premiums due thereon have been paid and that the same are in full force and effect. Not later than ten (10) days prior to the expiration date of each of the Insurance Policies, each Borrower will deliver or cause to be delivered to Agent a certificate of insurance evidencing renewal of coverage as required herein or, at Agent’s request, a certified copy of a renewal policy or policies, in each case together with evidence satisfactory to Agent that all premiums therefor have been paid and that the policies are in full force and effect. Notwithstanding the foregoing, the approval of any insurance or insurance company by Agent shall not be a representation by Agent or any Lender of the solvency of any insurer or the sufficiency of any coverage required under this Agreement. All insurance requirements set forth herein are considered the minimum acceptable levels in terms of insurance and insurer to be procured.
     (c) As to Agent and the Lenders. Each Insurance Policy shall contain a provision whereby the insurer (i) agrees that such policy shall not be canceled or fail to be renewed, or the terms thereof modified as described in clauses (y) and (z) below without, in each case, at least thirty (30) days’ prior notice to Agent, (ii) waives any right to claim any premiums and commissions against Agent and the Lenders, provided, that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (iii) provides that Agent is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to nonpayment of premiums. Each Borrower will notify Agent in the event that (x) such policy shall be canceled or terminated, (y) the coverage, deductible and limits of such policy shall be modified, or (z) other provisions of such policy shall be modified if such policy, after giving effect to such modification, and all modifications in the aggregate, would not satisfy the requirements of this Agreement. Notwithstanding anything to the contrary in the preceding sentence, each Borrower shall be required to maintain such Insurance Policies in accordance with the requirements of this Agreement. In the event any Insurance Policy (except for general public and other liability and workers’ compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Agent, such Insurance Policy shall not be invalidated by and shall insure Agent regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the Borrowing Base Properties for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Agent pursuant to any provision of this Agreement.
     (d) Blanket Policies. Any insurance maintained pursuant to this Section 5.19 may be evidenced by blanket insurance policies covering the Borrowing Base Properties and other properties or assets of such Borrower; provided, that any such policy shall in all other respects comply with the requirements of this Section 5.19.
     (e) Agent’s Right to Procure Insurance. Notwithstanding anything to the contrary contained herein, if at any time Agent is not in receipt of evidence that all insurance required hereunder is maintained in full force and effect, Agent shall have the right (but not the obligation) to take such action as Agent deems necessary to protect its interests in the Borrowing Base Properties, including the obtaining of such insurance coverages as are required hereunder, and all expenses incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers promptly after demand and shall be secured by the Financing Documents.
     SECTION 5.20. Damage or Destruction.
     (a) Promptly, and in any case within five (5) Business Days after the occurrence thereof, Borrowers shall notify Agent of any fire or other Casualty with respect to any portion of any of the Borrowing Base Properties. Such notice also shall generally describe the nature and extent of such Casualty and set forth such party’s best estimate of the cost of Restoration.
     (b) Agent shall be entitled to receive all insurance proceeds payable with respect to the applicable Borrowing Base Property on account of a Casualty. Borrowers irrevocably assign, transfer and sets over to Agent all rights of each Borrower to any such insurance proceeds, award or payment. Borrowers hereby irrevocably authorize and empower Agent, in the name of such Borrower or otherwise, to file for and prosecute in its own name what would otherwise be such Borrower’s claim for any such insurance proceeds. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and shall then be continuing and provided such Borrower files, all claims and diligently prosecutes same, such Borrower shall have the right to file, adjust, settle and prosecute any claim for and receive such insurance proceeds; provided, however, that such Borrower shall not agree to any adjustment or settlement of any such claim payable with respect to a Casualty the insurance proceeds with respect to which are greater than $1,000,000 (the “Casualty Proceeds Disbursement Threshold”) without Agent’s prior consent which shall not be unreasonably withheld. Each Borrower shall promptly after demand pay to Agent all reasonable costs and expenses (including the fee of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements) incurred by Agent in connection with a Casualty and seeking and obtaining any insurance proceeds, award or payment with respect thereto. Net Proceeds held by Agent, together with any interest earned thereon, shall constitute additional security for the payment of the Obligations (a security interest therein being granted hereby), until disbursed in accordance with this Section 5.20 or Section 5.22 hereof, as the case may be. Notwithstanding the foregoing, or anything else herein, to the contrary, all proceeds of business interruption/rent loss insurance may be collected by and shall be paid and applied in accordance with Section 5.20(g) hereof.
     (c) Each Borrower shall, at its sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances, whether or not such Borrower shall have satisfied the requirements of Section 5.20(d) hereof in order to cause the Net Proceeds to be made available for such Restoration and whether or not such insurance proceeds on account of the Casualty shall be sufficient for such purpose.
     (d) In the case of any Casualty with respect to which the insurance proceeds payable are less than the Casualty Proceeds Disbursement Threshold, so long as no Default or Event of Default shall have occurred and be continuing, such insurance proceeds may be retained by the applicable Borrower. Subject to the rights of Agent contained herein during a Default or an Event of Default, such insurance proceeds shall be used by Borrowers solely for purposes of performing and completing the Restoration in accordance with this Agreement. In the case of any Casualty with respect to which the insurance proceeds payable are equal to or greater than the Casualty Proceeds Disbursement Threshold, the Net Proceeds shall be held by Agent, if Agent so elects, as a part of the Collateral and shall be applied or dealt with by Agent as follows:
     (i) The Net Proceeds shall be disbursed in accordance with Agent’s standard construction lending practices, terms and conditions if the following conditions are satisfied (each a “Release Condition” and collectively, the “Release Conditions”) within one hundred and eighty (180) days after the occurrence of such Casualty:
     (A) no Default or Event of Default shall have occurred and be continuing;

     (B) the applicable Borrower shall have delivered to Agent within sixty (60) days after the occurrence of the Casualty, a notice of such Borrower’s desire to undertake the Restoration;
     (C) the applicable Borrower shall have demonstrated to the reasonable satisfaction of Agent that the Restoration can be completed at least six (6) months prior to the then-current Maturity Date, or such earlier time as may be required by applicable Legal Requirements;
     (D) the applicable Borrower shall have demonstrated to the reasonable satisfaction of Agent that sufficient funds are available to such Borrower through rent and/or business interruption insurance maintained pursuant to Section 5.19 hereof, cash, and/or a letter of credit or other similar cash-equivalent security reasonably satisfactory to Agent as to form, content and issuer, and which shall be for the benefit of Agent, to pay all debt service with respect to the Loan and all operating expenses with respect to the applicable Borrowing Base Property during the period reasonably estimated by such Borrower as necessary for the completion of the Restoration;
     (E) the applicable Borrower shall have provided Agent with a guaranty of completion satisfactory to Agent in form and content and as to guarantor which, among other things, guarantees the timely and lien-free completion of the Restoration;
     (F) to the extent, in Agent’s reasonable judgment, the Net Proceeds are insufficient to pay the costs of the Restoration, the applicable Borrower shall have provided Agent with a letter of credit, cash deposit or similar equivalent security in the amount of such deficiency in form, content and issuer reasonably satisfactory to Agent;
     (G) Agent shall have obtained Appraisals at Borrowers’ expense, certifying that upon completion of the repairs and restoration of the applicable Borrowing Base Property the outstanding aggregate principal balance of the Loans shall not exceed fifty-five percent (55%) of the aggregate Appraised Values of each Borrowing Base Property;
     (H) Agent shall have received architectural plans and specifications for all restoration and repairs and an estimate of the costs and expenses of all such restoration and repairs, all of which shall be in form reasonably acceptable to Agent; and
Prior to any disbursement of Net Proceeds by Agent, Borrowers shall be entitled to pursuant to this Section 5.20, the following information and documentation shall have been obtained by the applicable Borrower, at such Borrower’s expense, and submitted to Agent, which information and documentation shall be in form and substance reasonably satisfactory to Agent:

(1)	A request for disbursement signed by the applicable Borrower, accompanied by billing statements, vouchers or invoices, which request for disbursement shall expressly warrant that the work with respect to which the advance is requested has been performed substantially in accordance with the approved plans and specifications for the restoration or repair;

(2)	Proof that all invoices for labor and materials previously submitted by the applicable Borrower and approved and reimbursed by Agent have been paid, except for those the subject of the current request for disbursement and except for customary retainage;

(3)	Lien waivers (full or partial, as applicable) for all payees under previous requests for disbursements;

(4)	A report from the applicable Borrower’s architect or, if Agent shall elect, Agent’s consultant, which shall specify the percentage of completion of restoration or repair, shall provide detailed comments on specific work performed since the date of the last such report, and, if required by Agent, an estimate of the cost to complete the restoration and repair after taking into account the work then completed;

(5)	At the reasonable request of Agent, a Title Continuation, or if the applicable Borrowing Base Property is located in a jurisdiction in which a full title premium shall be required in order to obtain a Title Continuation, then Borrowers shall provide Agent with an updated title report or abstractor’s certification indicating that, since the immediately preceding Title Continuation (or title update or abstractor’s certification, as applicable) relating to such Borrowing Base Property, as applicable, delivered to Agent pursuant to this Agreement, there has been no change in the state of title to such Borrowing Base Property and no Liens or survey exceptions not theretofore approved by Agent as provided herein, which title report shall be in form and substance reasonably acceptable to Agent;

(6)	Copies of the material agreements pursuant to which the restoration or repair shall be done, which shall be in form and substance reasonably satisfactory to Agent, and which also shall be reasonably satisfactory to Agent as to the party performing the construction obligations thereunder;

(7)	An assignment to Agent of all material construction and design-professional contracts (which may be pursuant to the applicable Mortgage and the applicable Assignment of Agreements), together with the written consent to such assignments by all parties to such contracts (which may be included in any such contract); and

(8)	Such other information and documentation as Agent may reasonably request regarding the Improvements and the restoration or repairs and the cost thereof; and
     (ii) Notwithstanding Section 5.20(d)(i) hereof, if Agent does not elect to hold the Net Proceeds, the applicable Borrower shall not disburse any Net Proceeds other than in accordance with the conditions of this Section 5.20(d) and Sections 5.20(e) and 5.20(f) hereof.
          (e) If one or more of the Release Conditions are not satisfied within the time period set forth in Section 5.20(d) hereof, all Net Proceeds shall be applied in accordance with Section 5.22 hereof, provided, that, if each of the Release Conditions shall have been satisfied except the Release Condition set forth in Section 5.20(d)(i)(A) hereof as a result of the occurrence of a Default (as opposed to the occurrence of an Event of Default), Agent shall not so apply the Net Proceeds until such time, if any, as an Event of Default shall have occurred.
          (f) All reasonable costs and expenses incurred by Agent in connection with making the Net Proceeds available for the Restoration (including reasonable attorneys’ fees and disbursements and reasonable fees and actual out-of-pocket expenses of Agent’s construction consultants and inspectors) shall be paid by the applicable Borrower. Any Net Proceeds remaining after the Restoration and the payment in full of all costs incurred in connection with the Restoration, will be distributed by Agent to the applicable Borrower so long as no Default or Event of Default then exists.
          (g) Business interruption/rent loss insurance proceeds of each Borrower shall be deposited into either (i) an account or subaccount of Agent or (ii) an account at a bank or other financial institution reasonably approved by Agent. Provided no Default or Event of Default shall have occurred and be continuing, such proceeds shall be applied to the payment of Interest, principal due and payable, if any, under Section 2.09 hereof and other sums that become due and payable under the Financing Documents relating to the Loans made with respect to the applicable Borrowing Base Property, as and when due and then to operating expenses for applicable Borrowing Base Property. Each Borrower hereby grants to Agent a security interest in all rights of such Borrower in and to such account and all sums on deposit therein as additional security for the Obligations. Upon the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to such account specified in this Agreement and in any other Financing Document. If held by Agent, the credit balance in such account or subaccount may be commingled with the general funds of Agent. If not held by Agent, the applicable Borrower shall cause the bank or financial institution at which such account is held to execute and deliver to Agent an Account Agreement with respect to such account, such Borrower shall pay all fees and costs with respect thereto and such Borrower shall not close such account without obtaining the prior consent of Agent. Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to such account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Financing Document. Any interest earned on the balance of such account shall be deposited into such account and be applied with the balance of such account in accordance with this Section 5.20(g). Agent shall have sole control over such account. So long as no Default or Event of Default shall have occurred and be continuing, any business interruption/rent loss insurance proceeds remaining after completion of the Restoration shall be distributed to the applicable Borrower.
          (h) To the extent that any sums are held by Agent in an account or subaccount of Agent pursuant to this Section 5.20, such sums shall bear interest at a rate per annum which is substantially similar to interest rates offered by Agent to similarly situated Borrowers for comparable deposits held in similar accounts.
          SECTION 5.21. Taking of the Mortgaged Property.
          (a) Promptly, and in any case within three (3) Business Days after the occurrence thereof, the applicable Borrower shall notify Agent of any Taking of any portion of its respective Borrowing Base Property or the commencement of any proceedings or negotiations which might result in such a Taking. Such notice shall generally describe the nature and extent of such Taking or the nature of such proceedings or negotiations and the nature and extent of the Taking which might result therefrom. Agent shall be entitled hereunder to all awards or compensation payable on account of any Material Taking. Each Borrower hereby irrevocably assigns, transfers and sets over to Agent all rights of each such Borrower to any such awards or compensation and irrevocably authorizes and empowers Agent, in the name of such Borrower or otherwise, to collect and receipt for any such award or compensation and delegate to Agent the right to file and prosecute any and all claims for any such awards or compensation and to participate in any and all hearings, trials and appeals in connection with a Taking on behalf of the applicable Borrower; provided, however, that Agent shall be under no obligation to question the amount of any award or compensation. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing and provided such Borrowers files, all claims and diligently prosecutes same, such Borrower shall have the right to file, adjust, settle and prosecute any claim for and receive such award or compensation; provided, however, that such Borrower shall not agree to any adjustment or settlement of any such claim payable with respect to a Major Taking without Agent’s prior consent which will not be unreasonably withheld. Although it is hereby expressly agreed that the same shall not be necessary, and in any event, each Borrower shall, upon demand of Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or compensation to Agent, free and clear of any encumbrances of any kind or nature whatsoever. Agent may be represented by counsel satisfactory to it at the expense of such Borrower. Each Borrower will pay promptly after demand all costs and expenses (including reasonable attorneys’ fees and disbursements and any appraiser or other consultant) incurred by Agent in connection with any Taking and seeking and obtaining any award or payment on account thereof.
          (b) Each Borrower shall, at its sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances, whether or not such Borrower shall have satisfied the Release Conditions in order to cause the Net Restoration Award to be made available for such Restoration and whether or not such awards or compensation, if any, on account of the Taking shall be sufficient for such purpose.
          (c) In the case of a Taking which is not a Major Taking, so long as no Default or Event of Default shall have occurred and be continuing, all Net Restoration Awards relating thereto may be retained by the applicable Borrower. Subject to the rights of Agent set forth herein during an Event of Default, such Net Restoration Awards shall be used by Borrowers solely for purposes of performing and completing the Restoration in accordance with this Agreement. All Net Restoration Awards arising out of Material Takings shall be held and applied by Agent as follows:
     (i) If the Release Conditions (and for purposes of this Section 5.21, such Release Conditions shall apply to a Taking as if it were a Casualty) are satisfied within the time period set forth in Section 5.20(d) hereof, all Net Restoration Awards shall be applied to pay the cost of Restoration, such application to be effected in the same manner as provided in Section 5.20(d) hereof (and for purposes of this Section 5.21, such Release Conditions shall apply to a taking as if it were a Casualty) with respect to Net Proceeds and the balance, if any, of such Net Restoration Awards shall, if no Default or Event of Default exists, be paid over or assigned to the applicable Borrower following completion of the Restoration.
     (ii) If the Taking is a Material Taking, and one or more of the Release Conditions are not satisfied within the time period set forth in Section 5.20(d) hereof, all Net Restoration Awards shall be applied in accordance with Section 5.22 hereof, provided, that, if each of the Release Conditions shall have been satisfied except the Release Condition set forth in Section 5.20(d)(i)(A) hereof as a result of the occurrence of a Default (as opposed to the occurrence of an Event of Default), Agent shall not so apply the Net Restoration Awards until such time, if any, as an Event of Default shall have occurred.
     (iii) In the case of a Taking for temporary use, any Net Restoration Awards shall be applied to the Obligations in such order as Agent may elect.

          (d) To the extent that any sums are held by Agent in an account or subaccount of Agent pursuant to this Section 5.21, such sums shall bear interest at a rate per annum which is substantially similar to interest rates offered by Agent to similarly situated Borrowers for comparable deposits held in similar accounts.
          SECTION 5.22. Application of Proceeds of Casualty or Taking to Loan; Loan Repayment. Upon a Casualty, if the disposition of the Net Proceeds is governed by Section 5.20(e) hereof or upon a Taking, if the disposition of the Net Restoration Awards is governed by Section 5.21(c)(ii) hereof, at the option of Agent, the Loan(s) with respect to the applicable Property shall be immediately due and payable, in which event Borrowers shall make a repayment of the outstanding principal amount of such Loans (without any Prepayment Fee being due in connection therewith) within five (5) Business Days after notice thereof. If Agent does not so elect to cause Borrowers to make such a repayment, Agent shall have the option to (a) make available the Net Proceeds or the Net Restoration Awards, as the case may be, to the applicable Borrower for Restoration in the manner provided in Section 5.20(d) hereof or (b) apply the Net Proceeds and/or the Net Restoration Awards to the Obligations, in such order and manner as Agent determines without any Prepayment Fee being due in connection therewith.
          SECTION 5.23. Debt Service Coverage Ratio. In the event that, on any Testing Determination Date, (a) the Debt Service Coverage Ratio calculated as of such Testing Determination Date shall be less than 1.35:1.0 for the calendar quarter ending on such Testing Determination Date and the Debt Service Coverage Ratio calculated as of the immediately preceding Testing Determination Date shall be less than 1.35:1.0 for the calendar quarter ending on such immediately preceding Testing Determination Date, or (b) the Debt Service Coverage Ratio calculated as of such Testing Determination Date shall be less than 1.15:1.0, Borrowers shall be required, on or prior to the date which is fifteen (15) Business Days after the date which is the earlier of (A) the date which is forty five (45) days after such Testing Determination Date or (B) the date that Borrowers deliver the items referred to in clauses (i), (ii) and (iii) of Section 5.01(h) hereof with respect to the calendar quarter ending on such Testing Determination Date (each, a “DSCR Due Date”), either (i) to repay the Loans by an amount which, if applied to reduce the aggregate principal balance of the Loans, would result in the Debt Service Coverage Ratio calculated as of such Testing Determination Date, if recomputed, being equal to 1.35:1.0 (in the case of clause (a) hereof) or 1.15:1.0 (in the case of clause (b) hereof), as applicable (in either case, such amount, the “DSCR Deficiency Amount”), (ii) to deliver to Agent (y) Additional Collateral in accordance with Section 2.20(a) hereof in an amount equal to the DSCR Deficiency Amount and (z) (A) such new (or modifications to the existing) Financing Documents to give effect to the Additional Collateral and to grant and perfect a first priority security interest in favor of Agent on such Additional Collateral, which modifications or new Financing Documents shall be in form and content acceptable to Agent, (B) to the extent required by Agent, legal opinions from Borrowers’ counsel with respect to the authorization of Borrowers to execute, deliver and perform, and enforceability against Borrowers of, any such modifications or new Financing Documents, in form and content reasonably acceptable to Agent and (C) to the extent required by Agent, certifications from Borrowers and reaffirmations from Guarantor in form and content reasonably acceptable to Agent or (iii) to add one or more Properties as additional Borrowing Base Properties in accordance with Section 4.03 hereof on or prior to the applicable DSCR Due Date so that the Debt Service Coverage Ratio calculated as of such Testing Determination Date, after giving effect to the addition of such Property, shall not be less than 1.35:1.0; provided, that, the time periods required for Borrowers to obtain Agent’s consent to the addition of a Property as a Borrowing Base Property and to otherwise deliver the required items and otherwise satisfy the conditions set forth in Section 4.03 hereof shall not be extended or otherwise modified to allow Borrowers to add such Property as an additional Borrowing Base Property prior to the applicable DSCR Due Date.
          SECTION 5.24. Borrowing Base Loan Amount.
          (a) Subject to Section 5.24(b) hereof, at all times Borrowers shall ensure that the aggregate outstanding principal balance of the Loans shall not exceed the Borrowing Base Loan Amount. In addition to such times as Borrowers shall be required to deliver a Borrowing Base Certificate, Agent shall have the right to calculate the Borrowing Base Loan Amount at any time and from time to time.
          (b) In the event that, on any date of determination, the aggregate outstanding principal balance of the Loans shall exceed the Borrowing Base Loan Amount, Borrowers shall be required, on or prior to the date which is fifteen (15) Business Days (each, an “LTV Due Date”) after (A) in the event that such date of determination is a Testing Determination Date, the date which is the earlier of (I) the date which is forty five (45) days after such Testing Determination Date or (II) the date that Borrowers deliver the items referred to in clauses (i), (ii) and (iii) of Section 5.01(h) hereof with respect to the calendar quarter ending on such Testing Determination Date or (B) in the event that such date of determination is not a Testing Determination Date, the date of such determination, either (i) to increase the Borrowing Base Loan Amount by adding one or more Properties as additional Borrowing Base Properties in accordance with Section 4.03 hereof, provided, that, the time periods required for Borrowers to obtain Agent’s consent to the addition of a Property as a Borrowing Base Property and to otherwise deliver the required items and otherwise satisfy the conditions set forth in Section 4.03 hereof shall not be extended or otherwise modified to allow Borrowers to add such Property as an additional Borrowing Base Property prior to the applicable LTV Due Date (ii) to repay the Loans by the amount necessary to eliminate such excess (the “LTV Deficiency Amount”), or (iii) to deliver to Agent (y) Additional Collateral in accordance with Section 2.20(a) hereof in an amount equal to the LTV Deficiency Amount and (z) (A) such new (or modifications to the existing) Financing Documents to give effect to the Additional Collateral and to grant and perfect a first priority security interest in favor of Agent on such Additional Collateral, which modifications or new Financing Documents shall be in form and content acceptable to Agent, (B) to the extent required by Agent, legal opinions from Borrowers’ counsel with respect to the authorization of Borrowers to execute, deliver and perform, and enforceability against Borrowers of, any such modifications or new Financing Documents, in form and content reasonably acceptable to Agent and (C) to the extent required by Agent, certifications from Borrowers and reaffirmations from Guarantor in form and content reasonably acceptable to Agent.
          SECTION 5.25. Post-Closing Obligations.
          (a) With respect to each Property which becomes a Borrowing Base Property after the Effective Date, Borrowers shall, within sixty (60) days after the date on which such Property shall become a Borrowing Base Property, deliver to Agent (i) all Estoppel Certificates required pursuant to Section 4.03(c)(ii)(N) hereof with respect to such Property and (ii) a balance sheet of the Borrowing Base Subsidiary which owns such Property dated as of the date that such Property is acquired by such Borrowing Base Subsidiary.
          (b) As soon as practicable, but in any event, within ninety (90) days after the Effective Date, Borrowers shall deliver, at Borrowers’ sole cost and expense, to Agent a Survey for the Alameda Property dated no earlier than the Effective Date.
          (c) As soon as practicable, but in any event, within thirty (30) days after the Effective Date, Borrowers shall deliver to Agent, at Borrowers’ sole cost and expense, a Phase I Environmental update or a new Phase I Environmental Site Assessment with respect to the Alameda Property, which shall be addressed to Agent and prepared by a qualified environmental consultant reasonably acceptable to Agent. In amplification of the foregoing, such update or new assessment shall run in favor of Agent in a manner reasonably acceptable to Agent such that Agent may rely on such report without the necessity of a reliance letter.
          (d) As soon as practicable, but in any event, within sixty (60) days after the Effective Date, Borrowers shall deliver to Agent Estoppel Certificates from Tenants at the Alameda Property which (when taken together with the Tenants at the Alameda Property with respect to which delivered Estoppel Certificates to Agent on or prior to the Effective Date) rent, in the aggregate, at least seventy five percent (75%) of the net rentable square footage of the Alameda Property.
          (e) As soon as practicable, but in any event, within thirty (30) days after the Effective Date, Borrowers shall deliver to Agent an estoppel certificate from THR Chicago LLC in substantially the form attached hereto as Exhibit X concerning the subject matter referred to thereon.
          (f) As soon as practicable, but in any event, within thirty (30) days after the Effective Date, Borrowers shall deliver to Agent, at Borrowers’ sole cost and expense, a revised Survey for the North Clark Property dated no earlier than the Effective Date.
          SECTION 5.26. Leasing.
          (a) Borrowers shall have the right to enter, amend, modify, extend, renew or otherwise supplement into Space Leases with respect to the Borrowing Base Properties so long as (i) no Event of Default shall have occurred and be continuing, (ii) Borrowers shall deliver a copy of executed Space Leases (or modifications, amendments, extensions, renewals or supplements of any Space Leases, as applicable) within ten (10) Business Days after the execution thereof, (iii) the terms of such Space Leases shall be customary with respect to commercial leases in buildings which are of a Comparable Building Standard in the applicable Acceptable Major Metropolitan Market and (iv) such Space Leases shall contain provisions obligating the Tenants thereunder to attorn to Agent or any purchaser therefrom in the event Agent or such purchaser succeeds to the interest of the applicable Borrower under such Space Leases; provided, however, no Borrower shall terminate or accept the surrender of any Space Lease covering in excess of the greater of (a) ten percent (10%) of the net rentable square feet of the applicable Borrowing Base Property or (b) 45,000 net rentable square feet, without the prior consent of Agent.

          (b) Borrowers shall deliver to Agent within ten (10) Business Days after receipt thereof, copies of any default notices and notices of lease terminations received from or delivered to Tenants, which (together with their Affiliates) occupy more than 45,000 net rentable square feet in the aggregate or more than ten (10%) of any Borrowing Base Property in the aggregate.
          (c) Borrowers shall, and shall cause Manager to, observe, perform, and discharge all material obligations, covenants, and warranties provided for under the terms of the Space Leases to be kept, observed and performed by Borrowers. Borrowers shall, and shall cause Manager to use commercially reasonable efforts to diligently enforce or secure the performance of each and every material obligation, term, covenant, condition, and agreement to be performed by any Space Lessee under the terms of the applicable Space Lease; provided, however, that, no Borrower shall be required to commence any litigation against a Tenant to enforce such obligations under its Space Lease if such Borrower reasonably believes such commencement would not be appropriate under the circumstances. Borrowers shall, and shall cause Manager to, appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, the Space Leases or the obligations, duties, or liabilities of Borrowers or any Tenant thereunder, and, if an Event of Default shall have occurred and be continuing, Agent shall have the right, but not the obligation, to appear in and defend in the name and on behalf of Agent, but at the expense of Borrowers, and Borrowers shall pay upon written demand all reasonable costs and expenses of Agent, including reasonable attorneys’ fees and disbursements, in any action or proceeding in which Agent may appear.
          (d) Borrowers shall not, and shall not permit Manager to, receive or collect any Space Lease Rents (other than security deposits, and Lease Termination Payments held and applied in accordance herewith, the applicable Space Lease and Legal Requirements) for a period of more than one (1) month in advance.
          (e) Borrowers shall not pledge, transfer, assign, mortgage, encumber, or allow to be encumbered any Space Leases or Space Lease Rents except to Agent and the Lenders as provided herein or in the other Financing Documents.
          SECTION 5.27. REAs. Borrowers shall cause each REA to remain in full force and effect at all times. Borrowers shall observe, perform, and discharge, in all material respects, all obligations, covenants, and warranties provided for under the REAs to be kept, observed, and performed by the applicable Borrower. Borrowers shall use commercially reasonable efforts to enforce its rights and/or secure the performance by the other party(ies) to the REAs. No Borrower shall enter into, surrender, terminate, cancel, modify or amend in any material respect, or enter into any agreement in substitution for, or consent to the assignment of any REA without, in each case, the prior consent of Agent, which shall not be unreasonably withheld.
          SECTION 5.28. Ground Leases.
          (a) Borrowers shall cause any applicable Borrower who is a tenant under a Ground Lease to (i) pay all Ground Rents required to be paid under and pursuant to the provisions of each such Ground Lease as and when such rent or other charge is payable,

(ii) diligently perform and observe in all material respects all of the terms, covenants and conditions of each such Ground Lease on the part of the applicable Borrower, as tenant thereunder, to be performed and observed prior to the expiration of any applicable grace period therein provided, and (iii) promptly notify Agent of the giving of any written notice by the landlord under any such Ground Lease to the applicable Borrower of any default by the applicable Borrower in the performance or observance of any of the terms, covenants or conditions of such Ground Lease on the part of the applicable Borrower, as tenant thereunder, to be performed or observed and deliver to Agent a true copy of each such notice.
          (b) No Borrower shall without the prior consent of Agent, surrender the leasehold estate created by any such Ground Lease or terminate or cancel any such Ground Lease or modify, change, supplement, alter or amend any such Ground Lease, either orally or in writing, and each Borrower hereby assigns to Agent, as further security for the payment of the Obligations and for the performance and observance of the terms, covenants and conditions of this Agreement and the other Financing Documents, all of the rights, privileges and prerogatives of the applicable Borrower, as tenant under any such Ground Lease, to surrender the leasehold estate created by such Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend such Ground Lease and any such surrender of the leasehold estate created by such Ground Lease or termination, cancellation, modification, change, supplement, alteration or amendment of such Ground Lease without the prior consent of Agent shall be void and of no force and effect.
          (c) If any Borrower shall default in the performance or observance of any material term, covenant or condition of any such Ground Lease on the part of such Borrower, as tenant thereunder, to be performed or observed, then, without limiting the generality of the other provisions of the applicable Mortgage and this Agreement and without waiving or releasing any Credit Party from any of its obligations hereunder or under any Financing Document, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of any such Ground Lease on the part of the tenant thereunder to be performed or observed or to be promptly performed or observed on behalf of such Borrower, to the end that the rights of such Borrower in, to and under such Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by any Credit Party or by any party on behalf of any Credit Party. If Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Agent will notify Borrowers of the making of any such payment, the performance of any such act, or the taking of any such action. In any such event, subject to the rights of any lawful occupants, Agent and any Person designated as Agent’s agent by Agent shall have, and are hereby granted, the right to enter upon the Borrowing Base Property which is the subject of the applicable Ground Lease at any reasonable time, on reasonable notice and from time to time for the purpose of taking any such action. Agent may pay and expend such sums of money as Agent reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the landlord under the applicable Ground Lease. Borrowers hereby agrees to pay to Agent within five (5) days after demand, all such sums so paid and expended by Agent, together with interest thereon from the day of such payment by Agent at the Default Rate. All sums so paid and expended by Agent and the interest thereon shall be secured by the Mortgage and the Liens of the other Security Documents. If the lessor under any such

Ground Lease shall deliver to Agent a copy of any notice of default sent by said lessor to any Borrower, as tenant under such Ground Lease, such notice shall constitute full protection to Agent for any action taken or omitted to be taken by Agent, in good faith, in reliance thereon.
          (d) Borrowers shall cause the applicable Borrower to exercise each individual option, if any, to extend or renew the term of the applicable Ground Lease at the earliest possible date, but in event, within five (5) Business Days after demand by Agent made at any time within one (1) year prior to the last day upon which any such option may be exercised (to the extent such option can be exercised within such period), and if such Borrower shall fail to do so, such Borrower hereby expressly authorizes and appoints Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of such Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.
          (e) No Borrower shall subordinate or consent to the subordination of any such Ground Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of any Borrowing Base Property, unless, in each such case: (i) such Borrower is required to do so under the terms of the such Ground Lease, (ii) the holder of such lien on the landlord’s interest enters into a nondisturbance agreement with such Borrower as the tenant under such Ground Lease in form and substance reasonably satisfactory to Agent and (iii) Agent has consented to such subordination, which consent shall not unreasonably be withheld provided that the conditions set forth in the preceding clauses (i) and (ii) have been satisfied and no Default or Event of Default shall have occurred and be continuing.
          (f) During the Term, there shall be no merger of the leasehold estate created by any such Ground Lease with the fee estate of the landlord thereunder without the prior written consent of Agent.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or been terminated, all outstanding principal of the Loans, together with all Interest and other sums due and payable in connection therewith have been indefeasibly paid in full, all other outstanding Obligations then due or required to be performed have been paid or performed, as applicable, and all Lender Interest Rate Protection Agreements have terminated, each Borrower and Guarantor, as applicable, covenants and agrees with Agent and the Lenders that:
          SECTION 6.01. Indebtedness. No Borrower will create, incur, assume or permit to exist any Indebtedness of such Borrower, except Permitted Indebtedness. Sponsor shall not create, incur, assume or permit to exist any Indebtedness if the result of such Indebtedness of Sponsor would result in a violation of any of the Guarantor Financial Covenants applicable to Sponsor. During any period in which the REIT is the “guarantor” under the Limited Payment Guaranty, Sponsor shall not permit the REIT to create, incur, assume or permit to exist any Indebtedness if the result of such Indebtedness of the REIT would result in a violation of any of the Guarantor Financial Covenants applicable to the REIT.

          SECTION 6.02. Liens. No Credit Party will create, incur, assume or permit to exist and shall promptly discharge any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Permitted Encumbrances;
          (b) Liens created by the Financing Documents in favor of Agent and the Lenders; and
          (c) as to Sponsor, any pledge (but not the foreclosure of or any other exercise of remedies with respect to such pledge) on Sponsor’s Equity Interests in one or more Borrowers solely arising under and securing the KeyBank Revolving Credit Facility or any pledge on any other asset of Sponsor.
          SECTION 6.03. Fundamental Changes; Certain Transfers of Collateral and Equity Interest.
          (a) Without Agent’s prior consent, no Borrower shall merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Transfer (other than pursuant to Space Leases entered into as of the Effective Date (or with respect to any Borrowing Base Property which is not an Initial Borrowing Base Property, Space Leases existing as of the date that such Borrowing Base Property is added as a Borrowing Base Property) or entered into in accordance with Section 5.26 hereof) or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (subject to Section 6.03(d) hereof), or the stock or other equity units of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.
          (b) Sponsor will not, and will not permit the REIT to, (i) engage to any material extent in any business other than businesses of the type conducted by Sponsor or the REIT, as applicable, on the Effective Date and businesses reasonably related thereto or such other businesses as are contemplated or described in the REIT’s Prospectus dated June 19, 2006, as the same may be updated from time to time, or (ii) change its fiscal year.
          (c) Except as otherwise permitted herein, no Credit Party will, directly or indirectly, Transfer any Equity Interests in any Borrower (other than a Lien (but not the foreclosure of or any other exercise of remedies with respect to such Lien) on the Equity Interest in any Borrower by Sponsor solely arising under and securing the KeyBank Revolving Credit Facility) or any part thereof or any interest therein except to the extent expressly permitted by this Agreement or the other Financing Documents.
          (d) Borrowers may, without the prior consent of Agent, in the ordinary course of business, sell or otherwise dispose of, free from the lien of the Security Documents, any fixtures or other tangible property located at or on a Borrowing Base Property (except all or any portion of the buildings or other permanent structures built upon the Land) to the extent such property has become old, inadequate, obsolete, worn out or unfit or unadapted for use in the operation of such Borrowing Base Property, cannot be advantageously used in the efficient operation of such Borrowing Base Property or the removal and/or replacement of which would result in a cost savings, provided, that, in the case of each such sale or other disposition of any such property, Borrowers shall substitute such property with other property acquired by Borrowers free and clear of all liens, encumbrances and rights of others except Permitted Encumbrances, of a utility at least equal to the property sold or otherwise disposed of when new and such substitute property is subject to a first, perfected security interest in favor of Agent.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Without limiting Section 6.11 hereof, Borrowers will not purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except:
          (a) Permitted Investments and Investments that were Permitted Investments when made;
          (b) Indemnities made and surety bonds issued in the ordinary course of business;
          (c) Indemnities made in the Financing Documents; and
          (d) Investments consisting of Interest Rate Protection Agreements permitted under Section 6.06 hereof.
          SECTION 6.05. Restricted Payments. No Borrower may make any Restricted Payment if at the time of the making thereof an Event of Default has occurred and is continuing, or would result therefrom, other than the minimum amount of dividends (directly or indirectly through the partners of Borrowers that are direct or indirect wholly-owned Subsidiaries of the REIT) required by law for the REIT to maintain its status as a real estate investment trust under the Code and solely to the extent sufficient funds to pay such dividends are not then available from (a) any Subsidiary of the REIT other than any Borrower, or (b) assets of the REIT or Sponsor other than Borrowing Base Properties, Cash Management Accounts or other Collateral (or proceeds thereof).
          SECTION 6.06. Interest Rate Protection Agreements. No Borrower will enter into any interest rate cap, swap, collar or other derivative arrangement, except for Interest Rate Protection Agreements entered into in accordance herewith.
          SECTION 6.07. Transactions with Affiliates. No Borrower will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in or enter into any other transactions, agreements and undertakings of any nature whatsoever with, any of Affiliates of any Credit Party, except in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

          SECTION 6.08. Modification of Documents; Management Agreements; New Accounts.
          (a) No Borrower will modify, amend or alter their certificates of formation or limited partnership, articles of incorporation, by-laws, operating or partnership agreement or other constitutive documents (i) in any way that could adversely affect the rights, remedies or interests of Agent or any Lender under the Financing Documents or in the Collateral, or any Credit Party’s ability to perform its Obligations, or (ii) without the consent of Agent, in any other material way;
          (b) Borrowers shall at all times cause each Borrowing Base Property to be managed by a Manager pursuant to a Management Agreement. No Borrower will modify, amend, alter, terminate accept the surrender of, or enter into any agreement in substitution of, any Management Agreement, or waive any term of any Management Agreement, (i) in any way that could adversely affect the rights, remedies or interests of Agent or any Lender under the Financing Documents or in the Collateral, or such Credit Party’s ability to perform its Obligations, or (ii) without the consent of Agent (not to be unreasonably withheld or delayed), in any other material way. Without limiting the foregoing, no Borrower shall enter into any Management Agreement without the prior consent of Agent, which consent shall not be unreasonably withheld, and if such consent is obtained, without the delivery of a Manager Cooperation Agreement by Manager thereunder. Borrowers shall observe, perform, and discharge all material obligations, covenants, and warranties provided for under any Management Agreement to be kept, observed, and performed by a Borrower. Borrowers shall diligently enforce their material rights and or secure the performance by Manager under the Management Agreement; or
          (c) No Borrower will open any new account used in connection with the operation, ownership, use or leasing of any Borrowing Base Property, including any deposit, reserve or payroll account, or close any account used in connection with the operation, ownership, use or leasing of any Borrowing Base Property, without Agent’s prior consent.
          SECTION 6.09. Negative Pledges, etc. No Credit Party will enter into any agreement (other than this Agreement and the other Financing Documents) which (a) prohibits the creation or assumption of any Lien upon any of the Collateral, including any hereafter acquired property of Borrowers, (b) specifically prohibits the amendment or other modification of this Agreement or (c) restricts or imposes any conditions upon the ability of such Credit Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to such Credit Party or to guarantee Indebtedness of such Credit Party.
          SECTION 6.10. Intentionally Omitted.
          SECTION 6.11. Sole Purpose of Borrowing Base Subsidiaries. Each Borrower is and shall remain, a single purpose entity whose sole purpose is to acquire, own, hold, lease, operate, manage, develop, maintain or sell and otherwise deal with its Borrowing Base Property and the other Collateral provided by it and perform activities ancillary thereto. Borrowers shall comply with the single purpose covenants set forth on Exhibit U attached hereto.

          SECTION 6.12. Changes in Zoning. No Borrower shall request or seek to obtain any change to, or consent to any request for or change in, any Legal Requirement, restrictive covenant or other restriction applicable to any Borrowing Base Property or any portion thereof or any other law, ordinance, rule, regulation, restrictive covenant or restriction affecting the zoning, development or use of the applicable Borrowing Base Property or any portion thereof, or any variance or special exception therefrom, without the prior consent of Agent, which consent shall not be unreasonably withheld.
          SECTION 6.13. ERISA. No Credit Party will, or permit the REIT to, at any time have any employees or engage in any transaction which would cause any obligation or action taken or to be taken hereunder by such entity to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or the Code.
          SECTION 6.14. Adverse Contracts. No Credit Party will enter into any contract or agreement which would materially and adversely affect its business, property, assets, operations, condition (financial or otherwise) taken as a whole, or its ability to perform its obligations under this Agreement or any of the other Financing Documents.
          SECTION 6.15. Alterations. Without Agent’s prior consent, which consent shall not be unreasonably withheld, no Borrower shall alter or add to its respective Borrowing Base Property except for (a) non-structural alterations and repairs in the ordinary course of business that do not reduce the value of the applicable Borrowing Base Property nor impair the value of the collateral and cost, in the aggregate for any calendar year, less than $1,000,000 and (b) alterations required by any Space Leases entered into as of the Effective Date (or with respect to any Borrowing Base Property which is not an Initial Borrowing Base Property, Space Leases existing as of the date that such Borrowing Base Property is added as a Borrowing Base Property) or entered into in accordance with Section 5.26 hereof.
          SECTION 6.16. KeyBank Revolving Credit Facility. Borrowers shall not permit Sponsor to renew, refinance, increase, amend or replace the KeyBank Revolving Credit Facility unless such renewal, refinancing, increase, amendment or replacement is on substantially the same economic and other material terms set forth in the loan documents relating to the KeyBank Revolving Credit Facility or on such other terms which, in Agent’s reasonable determination, would not result in a Material Adverse Effect, a Default or Event of Default and, with respect to a refinancing or replacement, which refinancing or replacement is with a bank or other financial institution with respect to which Agent (a) is not then currently involved (in an adverse position or relationship) in any litigation, arbitration or other proceeding or in any other material dispute or (b) does not have another reasonable material basis to reject; provided, however, it is hereby agreed that KeyBank and any other “Lender” which is a party to the KeyBank Revolving Credit Facility as of the Effective Date shall be deemed to be a reasonably acceptable bank or financial institution to provide such refinancing or replacement. Without limiting the foregoing, at least ten (10) Business Days prior to entering into any refinancing or replacement of, or (ii) eight (8) Business Days prior to entering into any renewal, increase or amendment of, as applicable, the KeyBank Revolving Credit Facility, Borrowers shall cause Sponsor to deliver a copy of the loan agreement, guaranties, pledges, UCC financing statements and other material documents evidencing, securing otherwise relating to such renewal, refinancing, increase, amendment or replacement in order for Agent to review terms thereof for purposes of making the determination set forth in this Section 6.16. Within ten (10) Business Days after entering into any renewal, refinancing, increase, amendment or replacement permitted hereunder, Borrowers shall deliver certified copies of the loan agreement, guaranties, pledges, UCC financing statements and other material documents evidencing, securing otherwise relating thereto.
ARTICLE VII
Events of Default
          The following shall each constitute an “Events of Default” hereunder:
          (a) any Borrower shall fail to pay when due any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or earlier following acceleration;
          (b) (i) any Borrower shall fail to pay any Interest or Additional Interest or any Commitment Fee or any other amount payable under the Loan Fee Letter or fail to make any payment or deposit required pursuant to Sections 2.17 through 2.22 hereof (other than Section 2.22(c) hereof), in each case, and such failure shall continue for five (5) days after same is due or (ii) any Borrower or Guarantor fails to pay when due any other monetary Obligations, excluding those referred to in clause (a) or (b)(i) of this Article VII, on or before the due date therefor and such failure described in this subclause (ii) continues for five (5) days after notice from Agent of the non-payment thereof;
          (c) any representation or warranty made or deemed made by any Borrower or a Guarantor in the Financing Documents, or in any report, certificate, financial statement or other document furnished pursuant to the Financing Documents, shall prove to have been incorrect in any material respect as of the date when made or deemed made; provided, however, if any Borrower or Guarantor in good faith believed that such representation or warranty (other than representations or warranties set forth in Section 3.04 hereof) to be true and correct in all material respects when made, and the breach of such representation or warranty has not, in Agent’s reasonable judgment, had a material adverse affect on Agent, any Lender, the Loans, the Transactions or the Collateral, then such Borrower or Guarantor shall have ten (10) days after receipt of written notice from Agent stating that such representation or warranty is incorrect in any material respect, in which to take and complete such action as is required so that such representation or warranty is true and correct in all material respect as of the end of such ten (10) day period;
          (d) a Credit Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Sections 5.17, 5.19, 5.22, 5.25, 5.26(e), 5.28(e), 5.28(f), 6.01 through 6.07, 6.09, 6.11, 6.12 or 6.16 hereof, (ii) Sections 2.09(e) (with respect to reductions of notional amounts of interest rate protection arrangements at the expiration of any one hundred and eighty (180) day (or shorter if applicable) period referred to therein), 2.17 through 2.22 (other than Section 2.22(c) hereof), 5.23 or 5.24 hereof, and such failure shall continue for five (5) days, and (iii) Sections 5.01, 5.07, 5.08, 5.09, 5.10, 5.12, 5.20, 5.21, 5.26(b), 5.26(c), 5.27, 5.28(a) through

(d), 6.08, 6.13, 6.14 or 6.15 hereof, and such failure shall continue for ten (10) days after notice of same from Agent;
          (e) any “Event of Default” shall occur under, or any other default shall occur and shall continue beyond the applicable grace period expressly provided for in, any Financing Documents other than this Agreement, including an “Event of Default” under any Mortgage;
          (f) any Borrower or Guarantor (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after taking into account any applicable grace period) in respect of any Material Indebtedness (other than Indebtedness hereunder), or (ii) fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, in each case, beyond any applicable grace period, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or the beneficiary or beneficiaries of Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed, in each case, by Persons other than Agent, Lenders, and their respective Affiliates and agents, seeking (i) liquidation, reorganization or other relief in respect of any Borrower, Sponsor or the REIT or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower, Sponsor or the REIT or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) any Borrower, Sponsor or the REIT shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower, Sponsor or the REIT or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (i) any Borrower, Sponsor or the REIT shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (j) one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $5,000,000 (not covered by insurance where the carrier has accepted responsibility) shall be rendered against any Borrower or Guarantor or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Borrower or Guarantor to enforce any such judgment;
          (k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (l) a Change in Control shall occur;
          (m) any of the Financing Documents shall for any reason cease to be, or shall be asserted by any Credit Party, the REIT, the Advisor, the Manager or any Affiliate of a Credit Party, the REIT, the Manager or the Advisor not to be, a legal, valid and binding obligation of any such Credit Party, the REIT, the Advisor, the Manager or any Affiliate of a Credit Party, the REIT, the Manager or the Advisor which is a party to such Financing Document, including the improper filing by such Credit Party, the REIT, the Advisor, the Manager or any Affiliate of a Credit Party, the REIT, the Manager or the Advisor of an amendment or termination statement relating to a filed financing statement describing the Collateral, or any Lien on any material portion of the Collateral purported to be created by any of such Financing Documents shall for any reason cease to be, or be asserted by any such Person granting any such Lien not to be a valid, first priority perfected Lien (except to the extent otherwise permitted under any of the Financing Documents);
          (n) any Credit Party shall fail in the due performance or observance of any covenant, agreement or term binding upon such Credit Party contained in this Agreement, other than those covenants, agreements or terms which such Credit Party’s failure to perform would constitute another Event of Default referred to in this Article VII, and such failure shall continue unremedied for more than thirty (30) days after notice thereof shall have been given to such Credit Party by Agent; provided, however, that if such failure is of a nature such that it cannot be cured by the payment of money and if such failure requires work to be performed, acts to be done or conditions to be removed which cannot by their nature, with due diligence, be performed, done or removed, as the case may be, within such thirty (30) day period and such Credit Party shall have commenced to cure such failure within such thirty (30) day period, such period shall be deemed extended for so long as shall be required by such Credit Party in the exercise of due diligence to cure such failure, but in no event shall such thirty (30) day period be so extended to be a period in excess of one hundred and twenty (120) days;
          (o) the failure of any Borrower to punctually and properly perform, observe, and comply with any material covenant or agreement contained in any Management Agreement with respect to any Borrowing Base Property and such default shall continue for more than any applicable grace period, if any; or
          (p) the exercise of any remedies by any agent and/or lender which is a party to the KeyBank Revolving Credit Facility following an “Event of Default” under KeyBank Revolving Credit Facility, including the acceleration of the credit facility which is the subject thereof and/or the foreclosure, deed in lieu of foreclosure or similar transaction of any Equity Interest or other collateral given to secure such credit facility;
then, and in every such event (other than an event described in clause (g) or (h) of this Article VII), and at any time thereafter during the continuance of such event, Agent may, by notice to Borrowers, take any one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued Interest thereon and all fees and other obligations of all Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties; (iii) apply any and all portion of amounts on deposit in the Accounts and other amounts securing the Obligations to the payment of the then outstanding Obligations in such order as Agent shall determine or (iv) exercise any other rights or remedies available under this Agreement and the Financing Documents, or at law or in equity; and in case of any event described in clause (g) or (h) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued Interest thereon and all fees and other obligations of all Credit Parties accrued hereunder, shall automatically become due and payable, and Agent may take any one or more of the preceding actions, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.
ARTICLE VIII
Agent and The Lenders
          SECTION 8.01. Appointment of Agent. Each of the Lenders hereby irrevocably appoints Agent as its agent both as agent and collateral agent and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and the other Financing Documents, together with such actions and powers as are reasonably incidental thereto.
          SECTION 8.02. Agent’s Rights as a Lender. The bank or other financial institution serving as Agent hereunder and under the other Financing Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and such bank or other financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any of its Subsidiaries or other Affiliate thereof as if it were not Agent hereunder.
          SECTION 8.03. Agent Obligations. Agent shall not have any duties or obligations except those expressly set forth herein or in the other Financing Documents. Without limiting the generality of the foregoing, (a) Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) Agent shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or thereby that Agent is required to exercise in writing by the Required Lenders (or such other umber or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.03 hereof), and (c) except as expressly set forth herein, Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Credit Party or any of its Subsidiaries that is communicated to or obtained by the bank or other financial institution serving as Agent or any of its Affiliates in any capacity. Agent shall not be liable to the other Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.03 hereof) or in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice thereof is given to Agent by Borrowers or a Lender, and Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV hereof or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
          SECTION 8.04. Right to Rely. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Agent may consult with legal counsel (who may be counsel for a Credit Party), independent accountants and other experts selected by it, and shall not be liable to the other Lenders for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 8.05. Appointment of Sub-Agents. Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
          SECTION 8.06. Release of Collateral. With respect to the release of Collateral, the Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by this Agreement or the other Financing Documents (a) upon termination or expiration of the Commitments, the payment in full of the outstanding principal amount of the Loans, together with all Interest and other sums due and payable in connection therewith, the performance and satisfaction of all other outstanding Obligations then due or required to be paid or performed, as applicable, and the termination of all Lender Interest Rate Protection Agreements; or (b) constituting property being released, sold or disposed of in compliance with the provisions of the Financing Documents (and

Agent may rely in good faith conclusively on any certificate stating that the property is being released, sold or disposed of in compliance with the provisions of the Financing Documents, without further inquiry), including Section 4.04 hereof; provided, however, that (y) Agent shall not be required to execute any release on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair any Liens upon all interests retained, all of which shall continue to constitute part of the property covered by the Financing Documents.
          SECTION 8.07. Perfection of Lien by Possession; Appointment of Lenders. With respect to perfecting security interests in Collateral which, in accordance with Article 9 of the Uniform Commercial Code or any comparable provision of any Lien perfection statute in any applicable jurisdiction, can be perfected only by possession, each Lender hereby appoints each other Lender its agent for the purpose of perfecting such interest. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent, and, promptly upon Agent’s request, shall deliver such Collateral to Agent or in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Financing Document or to realize upon any Collateral for the Loans, it being understood and agreed that such rights and remedies may be exercised only by or with the approval of Agent.
          SECTION 8.08. Bankruptcy of Any Borrower. In the event that a petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law is filed by or against any Borrower or any other Person obligated under any Financing Document, Agent is authorized, to the fullest extent permitted by applicable law, to file a proof of claim on behalf of itself and the Lenders in such proceeding for the total amount of obligations owed by such Person. With respect to any such proof of claim which Agent may file, each Lender acknowledges that without reliance on such proof of claim, such Lender shall make its own evaluation as to whether an individual proof of claim must be filed in respect of such obligations owed to such Lender and, if so, take the steps necessary to prepare and timely file such individual claim.
          SECTION 8.09. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided in this Section 8.09, Agent may resign at any time by notifying the Lenders and Borrowers. Upon any such resignation, the Required Lenders shall have the right, to appoint a successor Agent which satisfies the Successor Agent Requirements. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or other financial institution organized under the laws of the United States or any political subdivision which has a branch, agency or representative office located in New York City, Boston, Washington D.C., Chicago, Dallas, San Francisco or Los Angeles and has total assets in excess of $500,000,000 (collectively, the “Successor Agent Requirements”). Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between Borrowers and such successor. After Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.04 hereof shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
          SECTION 8.10. Lenders’ Independent Analysis. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to and waives any claim based upon such conflict of interest.
          SECTION 8.11. Defaults by Any Lender.
          (a) Consequences of Default. If for any reason any Lender shall be in default of any of its obligations pursuant to this Agreement or any other Financing Document (a “Defaulting Lender”), then, in addition to the rights and remedies that may be available to Agent and any other Lender under this Agreement, at law and in equity, such Defaulting Lender’s right to participate as a Lender in decisions under this Agreement, including any rights to approve or direct any determination, action or inaction of Agent where the approval or direction of Lenders is required or permitted hereby, and such Defaulting Lender’s right to assign, transfer, sell all or any portion of its rights in and to the Loan or a participation therein pursuant to Section 9.05 hereof, shall be suspended during the pendency of such default.
          (b) Remedies. If for any reason the Defaulting Lender fails to make timely payment of any amount required to be paid by such Defaulting Lender to or for the benefit of Agent or any other Lender hereunder, then, in addition to other rights and remedies which Agent or such other Lender may have hereunder or otherwise, Agent or any Lender shall be entitled, but not obligated (i) to advance funds on behalf of any Defaulting Lender, (ii) to collect interest from the Defaulting Lender at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation until the date on which the payment is made, (iii) to withhold or set off or in the case of a Lender, to cause Agent to withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Agreement, (iv) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest and (v) to purchase the Defaulting Lender’s interest in the Loans in the manner set forth in this Section 8.11. Upon the Defaulting Lender’s failure to make payments as set forth herein and so long as such failure remains uncured (and it is agreed an advance of funds by any other Lender pursuant to clause (i) above shall not be considered a cure of the Defaulting Lender’s default), the Defaulting Lender shall not be entitled to receive its share of any payments made by any Borrower (or amounts owed by any Borrower)

after such date pursuant to the Financing Documents. If Agent receives any payment with respect to the Obligations from any Borrower as to which a Defaulting Lender would otherwise have been entitled, then such Defaulting Lender’s share of such payment shall be credited toward the amount owed hereunder by such Defaulting Lender on a dollar for dollar basis.
          (c) Purchase of Defaulting Lender’s Interest After Default. In the event of a default by a Lender as referred to in Section 8.11(a) hereof, each Lender which is not a Defaulting Lender shall have the right, but not the obligation, in its discretion, to acquire such Defaulting Lender’s interest in the Loans and the Commitments. If more than one Lender exercises such right, each such Lender which is not a Defaulting Lender shall have the right to acquire (in accordance with such acquiring Lender’s Pro Rata Share or by any proportion collectively agreed upon by Lenders desiring to so purchase the Defaulting Lender’s interest) the Defaulting Lender’s interest in the Loans and the Commitments. Such right to purchase shall be exercised by notice from the applicable Lender(s) electing to exercise such right to the Defaulting Lender (an “Exercise Notice”), copies of which shall also be sent concurrently to each other Lender. The Exercise Notice shall specify (i) the purchase price for the interest of the Defaulting Lender, determined in accordance with Section 8.11(d) hereof and (ii) the date on which such purchase is to occur, which shall be any Business Day which is not less than fifteen (15) days after the date on which the Exercise Notice is given, provided that if such Defaulting Lender shall have cured its default in full (including with the payment of any interest and other amounts due in connection therewith) to the satisfaction of Agent within said fifteen (15) day period, then the Exercise Notice shall be of no further effect and the non-defaulting Lender(s) shall no longer have a right to purchase such Defaulting Lender’s interest. Upon any such purchase of a Defaulting Lender’s interest and as of the date of such purchase (the “Purchase Date”), the Defaulting Lender’s interest in the Loans and the Commitments, and its rights hereunder as a Lender arising from and after the Purchase Date (but not its rights and liabilities with respect thereto or under this Agreement or the other Financing Documents for obligations, indemnities and other matters arising or matters occurring before the Purchase Date) shall terminate on the Purchase Date, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. Without in any manner limiting the remedies of Agent or any other Lender, the obligation of a Defaulting Lender to sell and assign its interest in the Loan and the Commitments under this Section 8.11 shall be specifically enforceable by Agent and/or any other Lender by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the Loans and the other terms of the Financing Documents that a Defaulting Lender may cause, damages and other remedies at law are not adequate.
          (d) Purchase Price; Payment for Defaulting Lender’s Interest. The purchase price (the “Purchase Price”) for the interest of a Defaulting Lender in the Loans and the Commitments shall be equal to the sum of all of the Defaulting Lender’s advances under the Financing Documents outstanding as of the Purchase Date, less the costs and expenses incurred by Agent and any non-defaulting Lender directly as a result of the Defaulting Lender’s default hereunder, including interest accrued on such unpaid amounts, court costs and including reasonable attorneys’ fees and disbursements, and fees for accountants and other similar advisors (provided that such costs and expenses are paid by the Lenders acquiring the interest of such Default to Agent and the Lenders incurring same).

ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (i) if to any Borrower or Guarantor:
c/o Hines REIT Properties, L.P.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Attention: Sherri W. Schugart
Telecopy No. 713-966-2075
with simultaneous copies to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention: Joel M. Overton, Jr.
Telecopy No. 214-661-4938
          (ii) if to Agent:
HSH Nordbank AG
New York Branch
230 Park Avenue, 32nd Floor
New York, New York 10169
Attention: Real Estate Finance
Telecopy No. 212-407-6833

with copies to:
HSH Nordbank AG
San Francisco Representative Office
560 Mission, Suite 2800
San Francisco, California 94105-2904
Attention: Real Estate Finance
Telecopy No. 415-537-8780
and:
HSH Nordbank AG
New York Branch
230 Park Avenue, 32nd Floor
New York, New York 10169
Attention: General Counsel
Telecopy No. 212-407-6811
and:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Warren J. Bernstein, Esq.
Telecopy No. 212-836-8689
          (iii) if to HSH, as Lender:
HSH Nordbank AG
New York Branch
230 Park Avenue, 32nd Floor
New York, New York 10169
Attention: Real Estate Finance
Telecopy No. 212-407-6833
with copies to:
HSH Nordbank AG
San Francisco Representative Office
560 Mission, Suite 2800
San Francisco, California 94105-2904
Attention: Real Estate Finance
Telecopy No. 415-537-8780

and:
HSH Nordbank AG
New York Branch
230 Park Avenue, 32nd Floor
New York, New York 10169
Attention: General Counsel
Telecopy No. 212-407-6811
and:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Warren J. Bernstein, Esq.
Telecopy No. 212-836-8689
          (iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Agent; provided that the foregoing shall not apply to notices pursuant to Article II hereof unless otherwise agreed by Agent and the applicable Lender. Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 9.02. Each Borrower as Agent for Each Other. Each Borrower hereby irrevocably appoints North Clark LLC as the agent and attorney-in-fact for all Borrowers. Each Borrower hereby irrevocably appoints and authorizes North Clark LLC (i) to provide Agent with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as North Clark LLC deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that none of Agent or any Lender shall incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

To induce Agent and Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each of Agent and Lenders and hold each of Agent and Lenders harmless against any and all liability, expense, loss or claim of damage or injury, made against any of Agent or Lenders by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the loan Account and Collateral of Borrowers as herein provided or (b) Agent’s or any Lender’s relying on any instructions of Borrowers.
          SECTION 9.03. Waivers; Amendments.
          (a) No failure or delay by Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Agent and the Lenders hereunder, under the other Financing Documents or other agreement, document or instrument, at law and in equity are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be in writing and permitted by Section 9.03(b) hereof, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time, and shall not be construed as a waiver of any condition to the making of any other Loan or the making of any other credit accommodation hereunder.
          (b) Neither this Agreement nor any other Financing Document may be amended or modified, or any material term thereof waived, except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Required Lenders or by the Credit Parties and Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the prior consent of such Lender, (ii) reduce the principal amount of any Loan or Note or reduce the rate of Interest thereon, or reduce any fees payable hereunder, without the prior consent of each Lender directly affected thereby, (iii) postpone a Maturity Date or any Interest on any Loan, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment or postpone the scheduled date of expiration of any Commitment, without the prior consent of each Lender directly affected thereby, (iv) modify the definitions of “Borrowing Base Loan Amount” or “Imputed Loan Amount” herein without the consent of each Lender; (v) change any of the provisions of this Section 9.03 hereof or the definition of “Required Lenders” or “Majority Lenders” herein or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Agent hereunder without the consent of Agent, or (vi) other than as permitted hereunder, including Sections 2.20 and 8.06, release of any guaranties of the Obligations or the release of any material Collateral; provided, however, consent of the Required Lenders shall not be required for the release of the REIT from its obligations under the Limited Payment Guaranty so long as the conditions precedent set forth in Section 2.22 hereof relating to such release shall be satisfied in accordance with Section 2.22 hereof.
          (c) Notwithstanding the foregoing, Exhibit F attached hereto may be amended from time to time by Agent alone to reflect assignments of the Commitments made in accordance with this Agreement.
          SECTION 9.04. Expenses; Indemnity; Damage Waiver.
          (a) The Credit Parties shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates, in connection with the Transactions, the syndication of the credit facilities provided for herein (not to exceed $100,000), the preparation of this Agreement and the other Financing Documents and any amendments, modifications or waivers requested by any Credit Party of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including (a) the reasonable fees, charges and disbursements of counsel for Agent; (b) costs and expenses of lien and title searches and title insurance; (c) taxes, fees and other charges for recording and/or filing of the Mortgages and other Security Documents, including financing statements, continuations, and other actions to perfect, protect, and continue Agent’s Liens; (d) sums paid or incurred to pay any amount or take any action required of any Credit Party under the Financing Documents that any Credit Party fails to pay or take; (e) costs of appraisals, inspections, and verifications of the Collateral (including the out-of-pocket expenses incurred by Agent in evaluating whether a Property is a Borrowing Base Property), including reasonable travel, lodging, and meals for inspections of the Collateral and Borrowers’ operations by Agent (not to exceed $5,000 per year as long as no Event of Default shall exist); and (f) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment and costs and expenses of preserving and protecting the Collateral and (ii) all out-of-pocket expenses incurred by Agent or any Lender, including the fees, charges and disbursements of any counsel for Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.04, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
          (b) The Credit Parties shall, jointly and severally, indemnify Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any Financing Document or any agreement or instrument contemplated hereby or thereby, the performance by the Credit Parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby or any action taken by Agent or any Lender hereunder or thereunder other than actions or claims (or any loss, cost, liability, damage or expense in connection therewith) arising out of any dispute between Agent and one or more Lenders, or any Lender with one or more other Lenders, the subject of which is their obligations hereunder, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Losses related in any way to any Borrower or any of their Subsidiaries, (iv) the properties or assets of the Credit Parties, including the Borrowing Base Properties and any other Collateral or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claim, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Credit Parties fail to pay any amount required to be paid by it to Agent under Section 9.04(a) or (b) hereof, each Lender severally agrees to pay to Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and based upon the outstanding principal balance of the aggregate Credit Exposure) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent in its capacity as such.
          (d) To the extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Financing Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
          (e) All amounts due under this Section 9.04 shall be payable within five (5) days after demand therefor.
          SECTION 9.05. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) a Credit Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.05. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior consent of Agent (but without the consent of any Borrower), provided that no consent of Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment. Each Credit

Party agrees to provide assistance (at no material cost to any Credit Party or their Affiliates) as may be reasonably requested by any Lender in connection with any such Assignment.
               (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent) shall not be less than $10,000,000;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
     (C) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption; and
     (D) the assignee, if it shall not be a Lender, shall deliver to Agent an Administrative Questionnaire.
               (iii) Subject to acceptance and recording thereof pursuant to clause (iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.07, 2.13, 2.15 and 9.04 hereof). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 hereof shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.05(c) hereof.
               (iv) Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any Note subject to such assignment and any consent to such assignment required by Section 9.05(b)(i) hereof, Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.05(b)(v).
          (c) (i) Any Lender may, without the consent of any Borrower or Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrowers, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.03(b) hereof that affects such Participant. Subject to Section 9.05(c)(ii) hereof, each Credit Party agrees, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Sections 2.07, 2.13 and 2.15 hereof to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.05(b) hereof. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 hereof as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) hereof as though it were a Lender.
               (ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior consent.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Note issued to such Lender to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or the central reserve bank or similar authority of any other country, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.06. Survival. All covenants, agreements, representations and warranties made by each Credit Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued Interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.07, 2.13, 2.15 and 9.04 hereof and Article VIII hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof for a period of three (3) years thereafter.
          SECTION 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01 hereof, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of a Credit Party or any of its Subsidiaries against any of and all the obligations of such Credit Party or any of its Subsidiaries now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.10. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS

PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
          (b) Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Financing Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding which is no longer subject to appeal, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Financing Document shall affect any right that Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document against any Credit Party or any of their respective properties in the courts of any jurisdiction.
          (c) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of Section 9.10(b) hereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 9.13. Confidentiality. Each of Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, rating agencies, portfolio management servicers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on the terms and conditions set forth in this Section 9.13), (b) to the extent requested by any regulatory authority, governmental or quasi-governmental agency or their representatives, (c) to the extent required by applicable laws or regulations or by any court order, subpoena or other legal process or by any applicable stock exchange rules, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement, any other Financing Document or the enforcement of rights hereunder or thereunder, at law or in equity, (f) in connection with any litigation between or among any of Agent, the Lenders and the Credit Parties, (g) subject to an agreement containing provisions substantially the same as those of this Section 9.13, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (h) with respect to Information pertaining to any Credit Party, with the consent of Borrowers or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 9.13 by the applicable party seeking to use such information or (2) becomes available to Agent or any Lender on a nonconfidential basis from a source other than any Borrower. Notwithstanding the foregoing, each of Agent and the Lenders may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions and tax analysis) that have been provided to such Persons relating to the tax treatment and tax structure of the Transactions. For the purposes of this Section 9.13, “Information” means all information received from a Credit Party relating to any Borrower or its business, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party and information that is independently developed by Agent or any Lender. Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each party hereto acknowledges that certain Information obtained by it may be material and nonpublic and that, under applicable law, such party may be prohibited from trading in securities of the party to whom such material nonpublic information pertains based upon such material and nonpublic Information.
          SECTION 9.14. Interest Rate Limitation. Each Credit Party, Agent and Lenders intend at all times to comply with applicable laws of the State of New York and that this Section 9.14 shall control every other agreement herein or in the other Financing Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note, this Agreement or any other Financing Document, or contracted for, charged, taken, reserved or received with respect to the Loans, or if Agent’s or any Lender’s exercise of the option to accelerate the maturity of any Loan or any prepayment by Borrowers results in Borrowers having paid any interest in excess of that permitted by applicable law, then it is the Credit Party’s, Agent’s and Lender’s express intent that all excess amounts theretofore collected by Agent or any Lender shall be credited against the unpaid principal of the Loans (without any requirement to pay any Prepayment Fee in connection therewith) or, if all

Loans have been or would thereby be paid in full, refunded to Borrowers and the provisions of this Agreement and the other Financing Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, in each case, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance or detention of any Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of such Loan until payment in full so that the rate or amount of interest on account of such Loan does not exceed the maximum lawful rate from time to time in effect and applicable to such Loan for so long as such Loan is outstanding. Notwithstanding anything to the contrary contained herein or in any other Financing Document, it is not the intention of Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
          SECTION 9.15. Determinations and Consent of Agent. With respect to any matter for which Agent’s consent, approval or waiver is required hereunder or under the other Financing Documents, no such consent, approval or waiver by Agent hereunder or thereunder shall in any event be effective unless the same shall be in writing and signed by Agent, and then such consent, approval or waiver shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstance. Unless expressly provided to the contrary in any particular instance, any determination, election or judgment made or any consent, approval or waiver given by Agent pursuant to this Agreement or any other Financing Document shall be made or given, as the case may be, in Agent’s sole discretion made in good faith, whether or not the applicable provision of this Agreement or any other Financing Document expressly so provides. In making any such determination, election or judgment or in providing or deciding not to provide any such consent, approval or waiver, Agent shall be entitled to rely, to the extent Agent so elects, in whole or in part on the advice of counsel (including counsel for any Borrower or Guarantor), independent public accountants, engineers, architects, appraisers, insurance consultants and other experts selected by Agent.
          SECTION 9.16. No Joint Venture. No Credit Party is nor shall be deemed to be a joint venturer, partner, tenant in common or joint tenant with, or an agent of Agent or any Lender for any purpose.
          SECTION 9.17. Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement, in the Note, the Mortgages or in the other Financing Documents, the sole remedies of Agent and Lenders with respect to the payment of principal, Interest, Additional Interest and other amounts owed hereunder or under the Note or any other Financing Documents or for any claim based on this Agreement, the Note or any other Financing Document shall be solely against the Borrowing Base Properties, the other Mortgaged Property and the other Collateral, and no recourse shall be had for the payment of such amounts against any assets (other than the Borrowing Base Properties, the other Mortgaged Property and the other Collateral) of any Borrower or Guarantor; provided, however, that:

          (a) nothing contained in this Agreement (including the provisions of this Section 9.17), the Note or the other Financing Documents shall constitute a waiver of any of Borrowers’ obligations herein, under the Note or the other Financing Documents, or of any of any obligations of the Guarantor under the Financing Documents to which it is a party; and
          (b) nothing contained in this Agreement (including the provisions of this Section 9.17), the Note or the other Financing Documents shall constitute a limitation of liability of any Borrower, Guarantor or any of their respective assets with respect to the Recourse Liability Agreement, the Limited Payment Guaranty, the Environmental Indemnity or any other guaranty or indemnity agreement given by it in connection with the Loans.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

“BORROWERS”

HINES REIT 3100 MCKINNON STREET LP, a Delaware limited partnership

By:	Hines REIT 3100 MCKINNON STREET GP LLC, a Delaware limited liability company, its general partner

	By:	/s/

Name:
Title: Authorized Representative

HINES REIT 1900/2000 ALAMEDA DE LAS PULGAS LLC, a Delaware limited liability company

By:	/s/

Name:
Title: Authorized Representative

HINES REIT 321 NORTH CLARK STREET LLC, a Delaware limited liability company

By:	/s/

Name:
Title: Authorized Representative
[Signatures continue on following page]

“SPONSOR”

HINES REIT PROPERTIES, L.P., a Delaware limited partnership

By:	Hines Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

	By:	/s/

Name:
Title: Authorized Representative
[Signatures continue on following page]

“AGENT”

HSH NORDBANK AG, NEW YORK BRANCH

By:	/s/

Name:
Title: Authorized Representative

By:	/s/

Name:
Title: Authorized Representative

“LENDERS”

HSH NORDBANK AG, NEW YORK BRANCH

By:	/s/

Name:
Title: Authorized Representative

By:	/s/

Name:
Title: Authorized Representative